As filed with the Securities and Exchange Commission on December 29 , 2015

File No. 000-55524

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

Muzinich Capital, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	[●]
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

450 Park Avenue, New York, New York	10022
(Address of Principal Executive Offices)	(Zip Code)

(212) 888-3413

(Registrant’s telephone number, including area code)

with copies to:

Kurt Alfrey Muzinich & Co., Inc. 450 Park Avenue New York, NY 10022 (212) 888-3413	Stephen H. Bier, Esq. Richard Horowitz, Esq. Dechert LLP 1095 Avenue of the Americas New York, NY 10036 (212) 698-3889
Securities to be registered pursuant to Section 12(b) of the Act:

None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $[●] per share
(Title of class)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “small reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer ☐ Accelerated filer ☐                                                                                                Non-accelerated filer ☒
Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

Muzinich Capital, Inc. is filing this registration statement on Form 10 (the “Registration Statement”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on a voluntary basis to permit it to file an election to be regulated as a business development company (a “BDC”) under the Investment Company Act of 1940, as amended (the “Investment Company Act”), to provide current public information to the investment community and to comply with applicable requirements for the quotation or listing of its securities on a national securities exchange or other public trading market.  Unless indicated otherwise in this Registration Statement or the context requires otherwise, the “Company,” “we,” “us,” and “our” refer to Muzinich Capital, Inc., and “Muzinich” and our “investment adviser” refer to Muzinich & Co., Inc., our investment adviser.

Once this Registration Statement has been deemed effective, we will be subject to the requirements of Section 13(a) of the Exchange Act, including the rules and regulations promulgated thereunder, which will require us, among other things, to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

Shortly after the effectiveness of this Registration Statement, we will file an election to be regulated as a BDC under the Investment Company Act. Upon filing of such election, we will become subject to the Investment Company Act requirements applicable to BDCs.

FORWARD-LOOKING STATEMENTS

This Registration Statement contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “project,” “estimate,” “intend,” “continue” or “believe” or the negatives thereof or other variations thereon or comparable terminology. You should read statements that contain these words carefully because they discuss our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. We believe that it is important to communicate our future expectations to our investors. Our forward-looking statements include, but are not limited to, information in this Registration Statement regarding general domestic and global economic conditions, our future financing plans, our ability to operate as a BDC and the expected performance of, and the yield on, our portfolio companies. In particular, there are forward-looking statements under “Summary—The Company,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”  There may be events in the future, however, that we are not able to predict accurately or control. The factors listed under “Risk Factors,” as well as any cautionary language in this Registration Statement, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this Registration Statement could have a material adverse effect on our business, results of operation and financial position. Any forward-looking statement made by us in this Registration Statement speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

The following factors are among those that may cause actual results to differ materially from our forward-looking statements:

•	our future operating results;

•
changes in political, economic or industry conditions, the interest rate environment or conditions affecting the financial and capital markets, which could result in changes to the value of our assets;

•	our business prospects and the prospects of our prospective portfolio companies;

•	the impact of investments that we expect to make;

•	the impact of increased competition;

•	our contractual arrangements and relationships with third parties;

•	the dependence of our future success on the general economy and its impact on the industries in which we invest;

•	the ability of our prospective portfolio companies to achieve their objectives;

•	the relative and absolute performance of our investment adviser;

•	our expected financings and investments;

•	our ability to pay dividends or make distributions;

•	the adequacy of our cash resources and working capital;

•	the timing of cash flows, if any, from the operations of our prospective portfolio companies;

•	the impact of future acquisitions and divestitures;

•	the timing and manner in which we conduct an intial public offering (" IPO ") and/or listing, if at all;

•	the timing and manner in which we conduct any share repurchase offers; and

•	our regulatory structure and tax status as a BDC and a regulated investment company (a "RIC") .

Although we believe that the assumptions on which these forward-looking statements are based are reasonable, some of those assumptions are based on the work of third parties and any of those assumptions could prove to be inaccurate; as a result, the forward-looking statements based on those assumptions also could prove to be inaccurate. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this Registration Statement should not be regarded as a representation by us that our plans and objectives will be achieved. These risks and uncertainties include those described or identified in the section entitled “Item 1A. Risk Factors” and elsewhere in this Registration Statement. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this Registration Statement. We do not undertake any obligation to update or revise any forward-looking statements or any other information contained herein, except as required by applicable law.

The safe harbor provisions of Section 21E of the Exchange Act, which preclude civil liability for certain forward-looking statements, do not apply to the forward-looking statements in this Registration Statement because we are an investment company.

Item 1. Business

(a)	General Development of Business

We were formed on September 24, 2015 as a corporation under the laws of the State of Delaware. We expect to conduct private offerings (“Private Offerings ”) of our common stock to investors in reliance on exemptions from the registration requirements of the U.S. Securities Act of 1933, as amended (the “Securities Act”). The shares of common stock will be offered and sold during Private Offerings (i) in the United States under the exemption provided by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder, and other exemptions of similar import in the laws of the states and jurisdictions where the offering will be made, and (ii) outside of the United States in accordance with Regulation S of the Securities Act. Within the United States, shares of common stock are being offered solely to investors that are “accredited investors”  as defined in Rule 501(a) of Regulation D promulgated under the Securities Act who represent that (i) if a natural person (including participants in individual retirement accounts), they have (a) an individual net worth, or joint net worth with their spouse, in excess of $1 million excluding the value of such individual’s primary residence, or (b) an income (exclusive of any income attributable to their spouse) in excess of $200,000 in each of the two most recent years, or joint income with their spouse in excess of $300,000 in each of the two most recent years, and have a reasonable expectation of reaching the same income level in the current year; or (ii) if an entity, including a corporation, foundation, endowment, partnership, or limited liability company or trust, they have total assets in excess of $5 million and they were not formed for the specific purpose of acquiring the securities offered (or each equity owner meets the accredited investor requirements for an individual).

We expect to enter into separate subscription agreements with a number of investors providing for the private placement of the Company’s common stock pursuant to Private Offerings. At the closing of any Private Offering, each investor will make a capital commitment to purchase shares of our common stock pursuant to a subscription agreement entered into with the Company. Each investor’s minimum capital commitment is $1 million. Investors will be required to fund drawdowns to purchase shares of the Company’s common stock up to the amount of their respective capital commitments on an as-needed basis with a minimum of [●] business days’ prior notice to the investors. In addition to all legal remedies available to the Company, failure by an investor to purchase additional common stock when requested by the Company will (following a cure period of [ten] business days) result in that investor being subject to certain default provisions set forth in the subscription agreement. Defaulting investors may also forfeit their right to participate in purchasing additional shares on any future drawdown date or otherwise participate in any future investments in the Company.  All purchases will generally be made pro rata in accordance with the investors’ capital commitments, at a per-share price equal to the net asset value (“NAV”) per share of the Company’s common stock as of the close of the last quarter preceding the drawdown date.  Upon the earlier to occur of (i) an IPO of the Company’s common stock and (ii) the third anniversary of the Initial Closing (as defined below), which may be extended by our Board of Directors (“Board” or “Board of Directors”) for one year  (the “Commitment Period”), investors will be released from any further obligation to purchase additional shares, subject to certain exceptions contained in the subscription agreement and except to the extent necessary to (i) pay Company expenses, including management fees, any amounts that may become due under any borrowings or other financings or similar obligations and any other liabilities, contingent or otherwise, in each case to the extent they relate to the Commitment Period, (ii) complete investments in any transactions for which there are binding written agreements as of the end of the Commitment Period (including investments that are funded in phases), (iii) fund follow-on investments made in existing portfolio companies within [  ] years from the end of the Commitment Period that, in the aggregate, do not exceed [  ]% of total commitments, (iv) fund obligations under any Company guarantee or indemnity made during the Commitment Period and/or (v) fund any defaulted commitments.  Until such time, no investor who participated in a Private Offering will be permitted to sell, assign, transfer or otherwise dispose of its shares or capital commitment unless Muzinich provides its prior written consent and the transfer is otherwise made in accordance with applicable law. See “Item 1(c). Description of Business—Private Offerings.” We anticipate commencing investment activities contemporaneously with the closing of the first Private Offering, which is expected to occur in the first quarter of 2016 (the “Initial Closing”).

Beginning with the quarter ending [   ], 2016, until our IPO or listing, we expect that our Board will consider repurchase offers to allow you to tender your shares of common stock on a quarterly basis at a price per share we expect to reflect a recent NAV per share. Any such share repurchase offer will be at the discretion of our Board of Directors and subject to applicable law and that such repurchases do not give rise to adverse tax, ERISA or other regulatory consequences to us or our stockholders. Additionally, if we determine to make one or more repurchase offers, such offers are expected to include numerous restrictions that limit your ability to sell your shares of common stock pursuant to such offers. We expect to limit the number of shares of common stock repurchased pursuant to any share repurchase offer to 5% of our outstanding shares of common stock (with the exact amount to be set by our Board of Directors).  We will conduct our repurchase offers in accordance with Section 23(c) of the Investment Company Act and Rule 13e-4 under the Exchange Act.

Although we expect that our Board of Directors will consider repurchase offers on a quarterly basis beginning with the quarter ending [   ], 2016, our Board of Directors has complete and absolute discretion to determine whether we will engage in any share repurchases and, if so, the terms of such repurchases. Therefore, we may ultimately not engage in any share repurchases or may cease share repurchases at any time, and you may not be able to sell your shares of common stock at all. You should not assume or rely upon any expectation that we will offer to repurchase any of our shares of our common stock.

The repurchase price per share of future repurchase offers, if any, may be lower than the price per share that stockholders paid for their shares of our common stock. In addition, in the event that a stockholder chooses to participate in a quarterly repurchase offer, the stockholder may be required to provide us with notice of intent to participate prior to knowing what the NAV per share will be on the repurchase date. A stockholder seeking to sell shares of our common stock to us as part of our quarterly share repurchase offer may be required to do so without knowledge of what the repurchase price per share of our common stock will be on the repurchase date.

Shortly after the effectiveness of this Registration Statement, we intend to file with the Securities and Exchange Commission (“SEC”) an election to be treated as a BDC under the Investment Company Act. We also intend to elect to be treated for U.S. federal income tax purposes  as a RIC under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”). As a BDC and a RIC, we are required to comply with certain regulatory requirements. See “Item 1(c). Description of Business—Regulation as a

Public Business Development Company” and “Item 1(c). Description of Business—Certain U.S. Federal Income Tax Consequences.”

(b)	Financial Information about Industry Segments

Our operations comprise only a single reportable segment. See “Item 2. Financial Information.”

(c)	Description of Business

General

We are structured as an externally managed, non-diversified, closed-end management investment company.  Our investment objective is to generate current income and capital appreciation through investments in secured debt, including first lien, second lien and unitranche debt, unsecured debt, including mezzanine debt and, to a lesser extent, in private equity investments.  We invest primarily in U.S. middle-market companies that require capital for growth, acquisitions, recapitalizations, refinancings and leveraged buyouts.  Although we plan to target privately owned U.S. middle-market companies, we may opportunistically provide capital to publicly held U.S. middle-market companies.  We will seek to partner with strong management teams executing long-term growth strategies and have credit worthy businesses.  We may also from time to time invest in larger or smaller or non-U.S. companies.  In this Registration Statement, we generally use the term “middle-market” to refer to companies with earnings before interest expense, income tax expense, depreciation and amortization, or “EBITDA,”  generally between $5 million and $50 million annually.  We use the term “unitranche” to generally refer to debt instruments that combine characteristics of first lien senior secured loans as well as second lien and subordinated loans. Unitranche loans typically include covenants prohibiting or significantly restricting the ability of an issuer to grant liens that would create a security interest senior to the lien created in connection with the unitranche loan.  We use the term “mezzanine” to refer to a loan that ranks senior only to a borrower’s equity securities and ranks junior in right of payment to all of such borrower’s other indebtedness.  We expect to focus on primary origination investments through Muzinich’s network of relationships with financial intermediaries, including private equity investment firms, regional banks, lawyers and accountants, experienced senior management teams and other leading middle-market lenders.  We also expect to make investments through open-market secondary purchases.  We expect to invest across a number of different industries. We expect to build a portfolio of approximately 15 to 20 investments with no more than 10 % of our assets in any one investment or more than 20% of our assets in a single industry.  Our investments are typically expected to have maturities between 3 and 10 years and generally range in size between $5 and $ 25 million, though this investment size may grow if our capital base grows and shrink if our capital base shrinks.   Muzinich seeks to employ a highly disciplined and selective investment approach that has a strong focus on investments that are determined by Muzinich to have attractive credit qualities. We seek to avoid deeply cyclical businesses, start-ups or turn-around situations, as well as specialized industries such as real estate, regulated financial services, commodities and businesses with significant technology risk.  We may seek investment opportunities where we are the sole investor in an investment and may seek to control a company that has multiple investors.  If we are successful in achieving our investment objective, we believe that we will be able to provide our stockholders with consistent dividend distributions and attractive risk-adjusted total returns.

In addition to investments in U.S. middle-market companies, we may invest a portion of our capital in opportunistic investments, such as in foreign companies, large U.S. companies, stressed or distressed debt, structured products or private equity.  The proportion of these types of investments will change over time given our views on, among other things, the economic and credit environment in which we are operating, although these types of investments generally will not constitute more than 30% of our total assets.

The instruments in which we invest typically are not rated by any rating agency, but Muzinich believes that if such instruments were rated, they would be below investment grade (rated lower than “Baa3” by Moody’s Investors Service, Inc. (“Moody’s”) and lower than “BBB-” by Fitch Ratings, Inc. (“Fitch”) or Standard & Poor’s Rating Group, a division of The McGraw-Hill Companies, Inc. (“S&P”)), which is an indication of having predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal.  Bonds that are rated below investment grade are sometimes referred to as “high yield bonds,” “junk bonds” or “leveraged loans.”  We may invest without limit in debt or other securities of any rating, as well as debt or other securities that have not been rated by any nationally recognized statistical rating organization.

In the future, we may also securitize a portion of our investments in any or all of our assets. We expect that our primary use of funds will be to make investments in portfolio companies, distribute cash to holders of our common stock and pay our operating expenses, including debt service to the extent we borrow or issue senior securities to fund our investments.

We expect to co-invest on a concurrent basis with certain of our affiliates, unless doing so is impermissible under existing regulatory guidance, applicable regulations and our allocation procedures.  In certain circumstances, negotiated co-investments may be made only if we receive an order from the SEC permitting us to do so. We and our investment adviser have submitted an exemptive application to the SEC to permit greater flexibility to negotiate the terms of co-investments if our Board of Directors determines that it would be advantageous for us to co-invest with other accounts managed by our investment adviser or its affiliates in a manner consistent with our investment objective, positions, policies, strategies and restrictions as well as regulatory requirements and other pertinent limitations.  Any such order, if issued, would be subject to certain terms and conditions and there can be no assurance that any such order will be granted by the SEC.

Because we intend to be a BDC, and we intend to qualify as a RIC under the Code, our portfolio will be subject to diversification and other requirements. See “Item 1(c). Description of Business—Certain U.S. Federal Income Tax Consequences.”

To date, we have not incurred leverage. However, prior to the completion of the Initial Closing , we expect to become a party to one or more debt financing arrangements that will allow us to borrow money and lever our investment portfolio, subject to the limitations of the Investment Company Act, with the objective of increasing our yield.  In connection with these or other borrowings, our lenders may require us to pledge some or all of our assets.  In addition, the lenders may ask us to comply with certain positive or negative covenants that could have an adverse effect on our operations, which include, but are not limited to, (i) financial and operating covenants that may restrict our investment activities (including restrictions on industry concentrations), remedies on default and similar matters; (ii) requirements for us to pledge assets in connection with borrowings; (iii) limitations on our ability to finance additional loans and investments or incur additional debt; and (iv) restrictions on our ability to pay distributions to stockholders required to maintain our qualification as a regulated investment company under the Code . See “Item 1A. Risk Factors—Risks Relating to Our Business and Structure—We may borrow money and enter into transactions, which may magnify the potential for gain or loss and may increase the risk of investing in us.”

Our Investment Adviser

Muzinich, a Delaware corporation, serves as our investment adviser and has been registered as an investment adviser with the SEC since 1991.  Muzinich is an institutional asset manager with approximately 125 employees across an established network of 8 offices.  The firm employs 61 investment professionals specializing in corporate debt investing and credit oriented strategies.  Subject to the supervision of our Board of Directors, our investment adviser manages our day-to-day operations and provides us with investment advisory and management services and certain administrative services.

Muzinich’s private debt investment team is led by Eric Green and Mark O’Keeffe who will be jointly and primarily responsible for identifying attractive investment opportunities, conducting research and due diligence on prospective investments, structuring our investments and monitoring and servicing our investments.  We do not have any employees, but we do have officers and directors . Muzinich’s private debt investment team will also monitor our investments and asset dispositions.  We expect to benefit from the extensive and varied relevant experience of Muzinich’s private debt investment team, which includes expertise across the full spectrum of corporate credit, including high yield debt, corporate and investment grade debt, senior loans and middle-market loans.

Muzinich’s private debt investment team is comprised of approximately 20 professionals that focus solely on middle-market companies in both Europe and the United States .  Messrs. Green and O’Keeffe have over 60 years of combined professional experience, have managed private debt portfolios in excess of $1 billion and have completed over $5 billion in senior debt and mezzanine debt middle-market transactions. Muzinich’s private debt investment team will employ a disciplined investment process with clearly defined investment guidelines.  Muzinich will employ a time-tested, rigorous investment approach that emphasizes risk control and a strong focus on research through proprietary, fundamental analysis. See “Item 7. Certain Relationships and Related Transactions, and Director Independence.”

The Board of Directors

Our Board of Directors will have ultimate authority as to our investments, but we expect it will delegate authority to Muzinich to select and monitor our investments, subject to the supervision of the Board. Pursuant to our Certificate of Incorporation, (the “Certificate of Incorporation”), the Board initially consists of [five] members. A majority of the Board will at all times consist of directors who are not “interested persons” of the Company, of Muzinich or of any its respective affiliates, as defined in the Investment Company Act (the “Independent Directors”). Under our Certificate of Incorporation , our Board of Directors will be divided into three classes. At such time, each class of directors will generally hold office for a three-year term. However, the initial members of the three classes will have initial terms of one, two, and three years, respectively. As a result, only one class of directors will be up for election at each annual meeting . At each annual meeting of our stockholders following our adoption of a classified board, the successors to the class of directors whose terms expire at such meeting will be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

Investment Management Agreement; Administration Agreement

We will enter into an Investment Management Agreement with Muzinich, which we refer to as the “Investment Management Agreement,” under which Muzinich will:

•	determine the composition of our portfolio, the nature and timing of the changes to our portfolio and the manner of implementing such changes;

•	identify, evaluate and negotiate the structure of the investments we make (including performing due diligence on our prospective portfolio companies);

•	determine the assets we will originate, purchase, retain or sell;

•	closely monitor and administer the investments we make, including the exercise of any rights in our capacity as a lender; and

•	provide us with such other investment advice, research and related services as we may, from time to time, require.

Muzinich’s services under the Investment Management Agreement are not exclusive, and it is free to furnish similar or other services to others so long as its services to us are not impaired.

Under the terms of the Investment Management Agreement, we will pay Muzinich a base management fee (the “Management Fee”) and may also pay Muzinich incentive fees (an “Incentive Fee”).

Prior to a listing of our common stock, we will pay our investment adviser a Management Fee at an annual rate of [ 1.0 ]% of our average gross assets calculated based on our gross assets at the end of each of the two most recently completed calendar quarters (excluding cash or cash equivalents, but including assets purchased with borrowed amounts).

Muzinich has contractually entered into an “Expense Limitation and Reimbursement Agreement” with the Company for a [two-year] term beginning on the Initial Closing and ending on the [two year] anniversary thereof (the “Limitation Period”) to limit the amount of “Specified Expenses” (as described below) borne by the Company during the Limitation Period to an amount not to exceed [   ]% per quarter of the Fund’s gross assets (the “Expense Cap”).  “Specified Expenses” is defined to include all expenses incurred in the business of the Company (including our organizational and offering expenses), provided that the following expenses are excluded from the definition of Specified Expenses:  (i) the Management Fee and Incentive Fees; (ii) administration fees; (iii) financing fees and interest expense; (iv) transactional costs, including legal costs and brokerage commissions; (v) taxes; and (vi) extraordinary expenses.

To the extent that Specified Expenses for any quarter during the Limitation Period exceed the Expense Cap, Muzinich will waive and/or reimburse the Company for expenses to the extent necessary to eliminate such excess.  To the extent that Muzinich has previously paid or borne any of the Specified Expenses, it is permitted to receive reimbursement for such Specified Expenses for a period not to exceed three years from the date on which such expenses were paid or borne by Muzinich, even if such reimbursement occurs after the termination of the Limitation Period if and to the extent that (a) the Specified Expenses have fallen to a level below the Expense Cap and (b) the reimbursement amount does not raise the level of Specified Expenses in the quarter the reimbursement is being made to a level that exceeds the Expense Cap.  The Expense Limitation and Reimbursement Agreement will automatically expire upon the listing of our common stock.

Following the listing of our common stock,  Management Fee will be payable at an annual rate of [ 1.50 ]% of our average gross assets calculated based on our gross assets at the end of each  of the two most recently completed calendar quarters (excluding cash or cash equivalents, but including assets purchased with borrowed amounts).

The Management Fee will be payable quarterly in arrears. The Management Fee for any partial month or quarter will be appropriately prorated.

The Incentive Fee consists of two components, the income-based incentive fee (the “Incentive Fee on Income”) and the capital gains-based incentive fee (the “Incentive Fee on Capital Gains”).

Incentive Fee on Income

The first component of the Incentive Fee, which is the Incentive Fee on Income, is calculated quarterly in arrears based on our Pre-Incentive Fee Net Investment Income for the immediately preceding calendar quarter, subject to a catch-up feature and an Incentive Fee Cap, each described below. Prior to a listing of our common stock, the Incentive Fee on Income is payable annually; and following a listing of our common stock, the Incentive Fee on Income is payable quarterly.

For this purpose, “Pre-Incentive Fee Net Investment Income” means interest income, distribution income and any other income (including any other fees, such as commitment, origination, structuring, diligence and consulting fees or other fees that we receive from portfolio companies, but excluding fees for providing managerial assistance) accrued during the calendar quarter, minus our operating expenses for the quarter (including the Management Fee , expenses payable under the Administration Agreement and any interest expense and any distributions paid on any issued and outstanding preferred stock, but excluding the incentive fee). “Pre-Incentive Fee Net Investment Income” includes, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with PIK interest and zero coupon securities), accrued income that we have not yet received in cash. “Pre Incentive Fee Net Investment Income” does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation.

Prior to a listing of our common stock, the Incentive Fee on Income for each quarter payable to our Investment Adviser as follows:

(1)	No Incentive Fee on Income is payable in any calendar quarter in which our Pre-Incentive Fee Net Investment Income does not exceed the hurdle rate of [ 2.00 ]% ([ 8.00 ]% annualized);

(2)
100% of our Pre-Incentive Fee Net Investment Income with respect to that portion of such Pre-Incentive Fee Net Investment Income, if any, that exceeds the hurdle rate but is less than [ 2.25 ]% in any calendar quarter ([ 9.00 ]% annualized) is payable to Muzinich. We refer to this portion of our Incentive Fee on Income as the “catch-up.” The effect of the “catch-up” provision is that, if Pre-Incentive Fee Net Investment Income exceeds [ 2.25 ]% in any calendar quarter, Muzinich will receive [ 12.50 ]% of such Pre-Incentive Fee Net Investment Income as if the hurdle rate did not apply; and

(3)	[ 12.50 ]% of the portion of Pre-Incentive Fee Net Investment Income, if any, that exceeds [ 2.25 ]% in any calendar quarter ([ 9.00 ]% annualized) is payable to our Investment Adviser.

Following a listing of our common stock, the Incentive Fee on Income for each quarter payable to our Investment Adviser is as follows:

(1)	No Incentive Fee in any calendar quarter in which our Pre-Incentive Fee Net Investment Income does not exceed the hurdle rate of [1.75]% ([7.00]% annualized);

(2)
100% of our Pre-Incentive Fee Net Investment Income with respect to that portion of such Pre-Incentive Fee Net Investment Income, if any, that exceeds the hurdle rate but is less than [2.0125]% in any calendar quarter ([8.05]% annualized) is payable to Muzinich. We refer to this portion of our Incentive Fee on Income as the “catch-up.” The effect of the “catch-up” provision is that, if Pre-Incentive Fee Net Investment Income exceeds [2.0125]% in any calendar quarter, Muzinich will receive [15.00]% of such Pre-Incentive Fee Net Investment Income as if the hurdle rate did not apply; and

(3)	[15.00]% of the portion of Pre-Incentive Fee Net Investment Income, if any, that exceeds [2.0125]% in any calendar quarter ([8.05]% annualized) is payable to our Investment Adviser.

Any portion of the Incentive Fee on Income that is attributable to deferred interest (such as PIK interest or original issue discount) is payable to our Investment Adviser , together with any other interest accrued on the debt instrument from the date of deferral to the date of payment, only if and only to the extent we actually receive such interest in cash.  For purposes of determining the Incentive Fee on Income , any such accrual will be reversed if and to the extent such interest is reversed in connection with any write-off or similar treatment of the investment giving rise to any deferred interest accrual. Any reversal of such amounts would reduce net income for the quarter by the net amount of the reversal (after taking into account the reversal of incentive fees payable) and would result in a reduction, and possibly in an elimination of the Incentive Fee on Income for such quarter.

For purposes of calculating the quarterly Incentive Fee on Income, each quarter’s hurdle rate is considered separately.  Therefore, there will be no clawback of amounts previously earned, even if Pre-Incentive Fee Net Investment Income in subsequent quarters falls below the quarterly hurdle rate; and there will be no delay in payment even if Pre-Incentive Fee Net Investment Income in prior quarters was below the quarterly hurdle rate. Since the hurdle rate is fixed, as interest rates rise, it will be easier for Muzinich to surpass the hurdle rate and therefore receive an incentive fee based on Pre-Incentive Fee Net Investment Income.

Calculations of Incentive Fee on Income will be appropriately prorated for any period of less than three months and will be adjusted for any common stock issuances or repurchases during the applicable quarter .

Incentive Fee on Capital Gains

The Incentive Fee on Capital Gains applicable prior to and following a listing of our common stock will be determined and payable in arrears as of the end of each calendar year (or, upon termination of the Investment Management Agreement, as of the termination date ). Prior to a listing of our common stock, the Incentive Fee on Capital Gains will be payable to Muzinich in a calendar year only if our Pre-Incentive Fee Net Investment Income in that calendar year equals or exceeds the annual hurdle rate of 8.00%, as described above. The Incentive Fee on Capital Gains is calculated at the end of each applicable year by subtracting ( a ) the sum of our cumulative aggregate realized capital losses and aggregate unrealized capital depreciation from and after the Initial Closing from ( b ) our cumulative aggregate realized capital gains from and after the Initial Closing . If such amount is positive at the end of such year, then the Incentive Fee on Capital Gains for such year is equal to [ 12.50 ]% of such amount prior to a listing of our common stock and [15.0]% following a listing of our common stock , less the aggregate amount of Incentive Fee on Capital Gains paid in all prior years. If such amount is negative (or prior to a listing of our common stock, our Pre-Incentive Fee Net Investment Income in that calendar year does not exceed the annual hurdle rate of 8.00%) , then there is no Incentive Fee on Capital Gains for such year. Realized capital gains and losses include gains and losses on investments and foreign currencies, as well as gains and losses on the extinguishment of debt and other assets. The Incentive Fee on Capital Gains is also subject to the Incentive Fee Cap, as described below.

Cumulative aggregate realized capital gains are calculated as the sum of the amounts by which ( a ) the net sales price of each of our investments when sold is greater than ( b ) the accreted or amortized cost basis of such investment.

Cumulative aggregate realized capital losses are calculated as the sum of the amounts by which ( a ) the net sales price of each of our investments when sold is less than ( b ) the accreted or amortized cost basis of such investment (expressed as a negative number).

Aggregate unrealized capital depreciation is calculated as the sum of the amounts by which ( a ) the valuation of each of our investments as of the applicable Incentive Fee on Capital Gains calculation date is less than ( b ) the accreted or amortized cost basis of such investment (expressed as a negative number).

In addition, the Incentive Fee payable by us to our investment adviser may create an incentive for our investment adviser to make certain investments that are riskier or more speculative than those that might have been made in the absence of such a compensation arrangement and also to incur leverage. Our investment adviser receives the Incentive Fee based, in part, upon capital gains realized on our investments. Unlike the portion of the incentive fee that is based on income, there is no hurdle rate applicable to the portion of the incentive fee based on capital gains. As a result, our investment adviser may have an incentive to invest more in companies whose securities are likely to yield capital gains, as compared to income producing securities. Such a practice could result in our investing in more speculative securities than would otherwise be the case, which could result in higher investment losses, particularly during economic downturns.

Incentive Fee Cap

Notwithstanding the foregoing, we have structured the calculation of the Incentive Fee to include a fee limitation, which we refer to as the “Incentive Fee Cap.”  The Incentive Fee Cap in any quarter is equal to (i) [15.0]% of our Cumulative Pre-Incentive Fee Net Return during the Incentive Fee Look-back Period less (ii) cumulative Incentive Fees of any kind paid by us to Muzinich during the Incentive Fee Look-back Period.  To the extent the Incentive Fee Cap is zero or a negative value in any quarter, we will pay no Incentive Fee to Muzinich in that quarter.

Cumulative Pre-Incentive Fee Net Return refers to the sum of (a) Pre-Incentive Fee Net Investment Income for each period during the Incentive Fee Look-back Period and (b) cumulative aggregate realized capital gains, cumulative aggregate realized capital losses, cumulative aggregate unrealized capital depreciation and cumulative aggregate unrealized capital appreciation for each period during the Incentive Fee Look-back Period.

The Incentive Fee Look-back Period will consist of the current fiscal quarter and the 11 preceding fiscal quarters and will commence on the date of the Initial Closing. Prior to the third anniversary of the Initial Closing, the Incentive Fee Look-back Period will consist of fewer than 12 full fiscal quarters. The mechanics of the Incentive Fee Cap may therefore cause incentive fees that accrued during one fiscal quarter to be paid to Muzinich at any time during the 11 full fiscal quarters following such full fiscal quarter.

For example, at the end of our second full fiscal quarter of operations, the Incentive Fee Look-back Period will consist of two full fiscal quarters and our Cumulative Pre-Incentive Fee Net Return will equal the sum of (a) the Pre-Incentive Fee Net Investment Income during those two fiscal quarters and (b) cumulative aggregate realized capital gains, cumulative aggregate realized capital losses, cumulative aggregate unrealized capital depreciation and cumulative aggregate unrealized capital appreciation during those two fiscal quarters.

The following is a graphical representation of the calculation of the Incentive Fee:

Quarterly Incentive Fee Based on Net Investment Income (Prior to a Listing)
Pre-Incentive Fee Net Investment Income
(expressed as a percentage of the value of gross assets)

Percentage of pre-Incentive Fee Net Investment Income
allocated to income-related portion of Incentive Fee

EXAMPLES OF INCENTIVE FEE CALCULATION

Example 1—Incentive Fee on Income(1):
Assumptions

Hurdle rate (2) = 2.00%
Management fee (3) = 0.25%
Other expenses (legal, accounting, custodian, transfer agent, etc.)(4) = 0.05%

Alternative 1:
Additional Assumptions

Investment income (including interest, dividends, fees, etc.) = 1.25%
Pre-Incentive Fee Net Investment Income (investment income - (Management Fee + other expenses)) = 0.95%
Pre-Incentive Fee Net Investment Income does not exceed the hurdle rate, therefore there is no Incentive Fee.

Alternative 2:
Additional Assumptions

Investment income (including interest, dividends, fees, etc.) = 2.50%
Pre-Incentive Fee net investment income (investment income - (Management Fee + other expenses)) = 2.20%
Pre-Incentive Fee net investment income exceeds hurdle rate, therefore there is an Incentive Fee.

Incentive Fee	=100% × “Catch-Up” + the greater of 0% AND (12.50% × (pre-Incentive Fee net investment income - 2.25%)
=(100% × (2.20% - 2.00%)) + 0%
=100% × 0.20%
=0.20%

Alternative 3:
Additional Assumptions

Investment income (including interest, dividends, fees, etc.) = 3.00%
Pre-Incentive Fee net investment income (investment income - (Management Fee + other expenses)) = 2.70%
Pre-Incentive Fee net investment income exceeds hurdle rate, therefore there is an Incentive Fee.

Incentive Fee	=100% × “Catch-Up” + the greater of 0% AND (12.5% × (pre-Incentive Fee net investment income - 2.25%)
=(100% × (2.25% - 2.00%)) + (12.5% × (2.70% - 2.25%))
=0.25% + (12.5% × 0.45%)
=0.25% + 0.05625%
=0.30625%

(1) The hypothetical amount of pre-Incentive Fee Net Investment Income shown is based on a percentage of net assets. In addition, the example assumes that during the most recent four full calendar quarter period ending on or prior to the date the payment set forth in the example is to be made, the sum of (a) our aggregate distributions to our stockholders and (b) our change in net assets (defined as gross assets less indebtedness and before taking into account any Incentive Fees payable during the period) is at least 8% of our net assets (defined as gross assets less indebtedness) at the beginning of such period (as adjusted for any share issuances or repurchases).
(2) Represents a quarter of the 8.0% annualized hurdle rate.
(3) Represents a quarter of the 1.0% annualized Management Fee.
(4) Excludes offering expenses.

Example 2—Incentive Fee on Capital Gains:

Alternative 1:
Assumptions

For illustrative purposes, Net Asset Value is assumed to be $100.0 million as of the beginning of all four quarters and does not give effect to gains or losses in the preceding quarters.

Year 1:
$20 million investment made in Company A (“Investment A”), and $30 million investment made in Company B (“Investment B”); Annualized Pre-Incentive Fee Net Income exceeds 8.00% hurdle on Incentive Fee on Income

Year 2:	Investment A is sold for $50 million and fair value (“FV”) of Investment B determined to be $32 million; Annualized Pre-Incentive Fee Net Income exceeds 8.00% hurdle on Incentive Fee on Income
Year 3:	FV of Investment B determined to be $25 million; Annualized Pre-Incentive Fee Net Income exceeds 8.00% hurdle on Incentive Fee on Income
Year 4:	Investment B sold for $31 million; Annualized Pre-Incentive Fee Net Income exceeds 8.00% hurdle on Incentive Fee on Income

The capital gains portion of the Incentive Fee, if any, would be:

Year 1:	None (No sales transactions)
Year 2:	$3.75 million (12.5% multiplied by $30 million realized capital gains on sale of Investment A)
Year 3:
None; $3.125 million (12.5% multiplied by ($30 million realized cumulative capital gains less $5 million cumulative capital depreciation)) less $3.75 million (previous Incentive Fee on Capital Gains paid in Year 2)

Year 4:	$0.125 million; $3.875 million (12.5% multiplied by $31 million cumulative realized capital gains) less $3.75 million (Incentive Fee on Capital Gains paid in Year 2)

Alternative 2:
Assumptions

For illustrative purposes, Net Asset Value is assumed to be $100.0 million as of the beginning of all four quarters and does not give effect to gains or losses in the preceding quarters.

Year 1:
$20 million investment made in Company A (“Investment A”), and $30 million investment made in Company B (“Investment B”); Annualized Pre-Incentive Fee Net Income exceeds 8.00% hurdle on Incentive Fee on Income

Year 2:	Investment A is sold for $50 million and fair value (“FV”) of Investment B determined to be $32 million; Annualized Pre-Incentive Fee Net Income is 7.50%
Year 3:	FV of Investment B determined to be $25 million; Annualized Pre-Incentive Fee Net Income is 7.50%
Year 4:	Investment B sold for $31 million; Annualized Pre-Incentive Fee Net Income is 7.00%

The capital gains portion of the Incentive Fee, if any, would be:

Year 1:	None (No sales transactions)
Year 2:
$3.25 million (12.5% multiplied by $30 million realized capital gains on sale of Investment A, less $0.5 million foregone by our investment adviser to achieve 8.00% Pre-Incentive Fee Net Income Hurdle Rate)

Year 3:
None; $3.125 million (12.5% multiplied by ($30 million realized cumulative capital gains less $5 million cumulative capital depreciation)) less $3.25 million (previous Incentive Fee on Capital Gains paid in Year 2)

Year 4:
None; since first $1 million of any fees would be foregone by our investment adviser to achieve 8.00% Pre-Incentive Fee Net Income Hurdle.  Foregone fees are $0.625 million – calculated as $3.875 million (12.5% multiplied by $31 million cumulative realized capital gains) less $3.25 million (Incentive Fee on Capital Gains paid in Year 2).

Alternative 3:
Assumptions

For illustrative purposes, Net Asset Value is assumed to be $100.0 million as of the beginning of all four quarters and does not give effect to gains or losses in the preceding quarters.

Year 1:
$20 million investment made in Company A (“Investment A”), $30 million investment made in Company B (“Investment B”) and $25 million investment made in Company C (“Investment C”); Annualized Pre-Incentive Fee Net Income exceeds 8.00% hurdle on Incentive Fee on Income

Year 2:
Investment A sold for $50 million, FV of Investment B determined to be $25 million and FV of Investment C determined to be $25 million; Annualized Pre-Incentive Fee Net Income exceeds 8.00% hurdle on Incentive Fee on Income

Year 3:	FV of Investment B determined to be $27 million and Investment C sold for $30 million; Annualized Pre-Incentive Fee Net Income exceeds 8.00% hurdle on Incentive Fee on Income
Year 4:	FV of Investment B determined to be $35 million; Annualized Pre-Incentive Fee Net Income exceeds 8.00% hurdle on Incentive Fee on Income
Year 5:	Investment B sold for $20 million; Annualized Pre-Incentive Fee Net Income exceeds 8.00% hurdle on Incentive Fee on Income

The capital gains portion of the Incentive Fee, if any, would be:

Year 1:	None (No sales transactions)
Year 2:	$3.125 million (12.5% multiplied by $25 million ($30 million realized capital gains on Investment A less $5 million unrealized capital depreciation on Investment B))
Year 3:
$875,000 ($4 million (12.5% multiplied by $32 million ($35 million cumulative realized capital gains less $3 million unrealized capital depreciation)) less $3.125 million (Incentive Fee on Capital Gains paid in Year 2))

Year 4:	$0.375 million ($4.375 million (12.5% multiplied by $35 million cumulative realized capital gains) less $4 million (cumulative Incentive Fee on Capital Gains paid in Year 2 and Year 3))
Year 5:
None ($3.125 million (12.5% multiplied by $25 million (cumulative realized capital gains of $35 million less realized capital losses of $10 million)) less $4.375 million (cumulative Incentive Fee on Capital Gains paid in Year 2, Year 3 and Year 4))

Administration Agreement

We will also enter into an administration agreement (the “Administration Agreement”) with Muzinich, pursuant to which Muzinich will provide the administrative services necessary for us to operate and we will utilize Muzinich’s office facilities, equipment and recordkeeping services. Muzinich has also hired a sub-administrator to assist in the provision of administrative services. Administrative services will include [maintaining our financial records, preparing reports to our stockholders and reports filed with the SEC and managing the payment of our expenses and the performance of administrative and professional services rendered to us by others. We will reimburse the Administrator for all reasonable costs and expenses incurred by the Administrator in providing these services, facilities and personnel, as provided by the Administration Agreement. The sub-administrator will be paid its compensation for performing its sub-administrative services under the sub-administration agreement. See “Item 1(c). Description of Business—Capital Gains Incentive Fee —Fees and Expenses.” In addition, the Administrator is permitted to delegate its duties under the Administration Agreement to affiliates or third parties and we will reimburse the expenses of these parties incurred and paid by the Administrator on our behalf.]

[Both the Investment Management Agreement and the Administration Agreement have been approved by our Boar[Both the Investment Management Agreement and the Administration Agreement have been approved by our Board.]

The Investment Management Agreement will remain in full force and effect for two years initially, and will continue for periods of one year thereafter, but only so long as such continuance is specifically approved at least annually by (a) the vote of a majority of our Independent Directors and in accordance with the requirements of the Investment Company Act and (b) by a vote of a majority of our Board of Directors or of a majority of our outstanding voting securities. The Investment Management Agreement may, on 60 days’ written notice to the other party, be terminated in its entirety at any time without the payment of any penalty, by our Board of Directors, by vote of a majority of our outstanding voting stock, or by our investment adviser. The Investment Management Agreement shall automatically terminate in the event of its assignment. See “Item 1A. Risk Factors—Risks Relating to Our Business and Structure—We will be dependent upon management personnel of our investment adviser for our future success.”

Muzinich will not assume any responsibility to us other than to render the services described in, and on the terms of, the Investment Management Agreement and the Administration Agreement , and will not be responsible for any action of our Board in declining to follow the advice or recommendations of Muzinich. Under the terms of the Investment Management Agreement, Muzinich (and its members, managers, officers, employees, agents, controlling persons and any other person or entity affiliated with it) shall not be liable to the Company for any action taken or omitted to be taken by Muzinich in connection with the performance of any of its duties or obligations under the Investment Management Agreement or otherwise as an investment adviser of the Company (except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services). The Company shall, to the fullest extent permitted by law, provide indemnification and the right to the advancement of expenses, to each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he/she is or was a member, manager, officer, employee, agent, controlling person of Muzinich or any other person or entity affiliated with Muzinich, on the same general terms set forth in [   ] of Certificate of Incorporation.

United States federal and state securities laws may impose liability under certain circumstances on persons who act in good faith. Nothing in the Investment Management Agreement will constitute a waiver or limitation of any rights that the Company may have under any applicable federal or state securities laws.

Investment Decision Process

Muzinich will be responsible for managing our day-to-day business affairs, including implementing investment policies and strategic initiatives set by Muzinich’s private debt investment team and managing our portfolio and under the general oversight of the Investment Committee. The Investment Committee will be comprised of senior personnel of Muzinich and certain other persons appointed by Muzinich from time to time. The investment professionals of Muzinich and the Investment Committee will be supported by and have access to the investment professionals, analytical capabilities and support personnel of Muzinich and its affiliates.

Investment Committee

The purpose of our Investment Committee is to evaluate and approve all of our investments, subject to the supervision of our Board of Directors.  The Investment Committee process is intended to bring the diverse experience and perspectives of the committee’s members to the analysis and consideration of each investment.  The Investment Committee will seek to provide investment consistency and adherence to our core investment philosophy and policies. The Investment Committee will also determine appropriate investment sizing and suggest ongoing monitoring requirements.

In addition to reviewing investments, Investment Committee meetings will serve as a forum to discuss credit views and outlooks. Potential transactions and deal flow will be reviewed on a regular basis. Members of Muzinich’s private debt investment team will be encouraged to share information and views on credits with the Investment Committee early in their analysis. We believe this process will improve the quality of the analysis and assist the deal team members in working more efficiently.  The composition of our Investment Committee may change from time to time.

Each transaction will be presented to the Investment Committee in a formal written report. All of our new investments must be unanimously approved by the Investment Committee.

General Portfolio Composition and Investment Strategy

The purpose of our Investment Committee is to evaluate and approve all of our investments, subject to the supervision of our Board of Directors.  The Investment Committee process is intended to bring the diverse experience and perspectives of the committee’s members to the analysis and consideration of each investment.  The Investment Committee will seek to provide investment consistency and adherence to our core investment philosophy and policies. The Investment Committee will also determine appropriate investment sizing and suggest ongoing monitoring requirements.

As noted above, we expect to focus on primary origination investments through Muzinich’s network of relationships with financial intermediaries, including private equity investment firms, regional banks, lawyers and accountants, experienced senior management teams and other leading middle-market lenders.  We also expect to make investments through open-market secondary purchases.  We expect to invest across a number of different industries. We expect to build a portfolio of approximately 15 to 20 investments with no more than 10 % of our assets in any one investment or more than 20% of our assets in a single industry.  Our investments are typically expected to have maturities between 3 and 10 years and generally range in size between $5 and $ 25 million, though this investment size may grow if our capital base grows and shrink if our capital base shrinks.   Muzinich seeks to employ a highly disciplined and selective investment approach that has a strong focus on investments that are determined by Muzinich to have attractive credit qualities. We seek to avoid deeply cyclical businesses, start-ups or turn-around situations, as well as specialized industries such as real estate, regulated financial services, commodities and businesses with significant technology risk.  We may seek investment opportunities where we are the sole investor in an investment and may seek to control a company that has multiple investors.

Market Opportunity

Muzinich believes that current market conditions and certain regulatory changes have combined to create an attractive investment environment for us.  Specifically:

•
With an estimated 200,000 companies accounting for over a third of the United States’ Gross Domestic Product, or approximately $4.3 trillion, the U.S. middle-market is large and growing.  If the U.S. middle-market were considered a separate economy, it would represent the fourth largest economy in the world.  In addition, the U.S. middle-market is enjoying an estimated 7.2 % growth rate over the last 12 months through September 2015, compared to an approximate 4.7 % growth rate for companies in the S&P 500.

•
Loans to middle-market companies are typically illiquid and unrated.  Regulators, stakeholders in banks, including their shareholders, and lenders continue to exert pressure to contain the amount of illiquid, unrated assets held on bank balance sheets.  For example, in the first quarter of 2014, the U.S. Federal Reserve Board and the Office of the Comptroller of the Currency issued guidance to U.S. banks that established certain thresholds related to a bank’s leverage and debt beyond which the regulators will express concern.  Other examples of this include moves to codify the Basel III accords in the United States, which increase the regulatory capital charge for lower rated and unrated assets in most instances, and continued investor focus on the amount of illiquid assets whose fair value cannot be determined by using observable measures, or “Level 3 assets,” held on bank balance sheets.  As regulators have focused on the activities of regulated banks that present certain risks to the banking system, Muzinich believes that banks have reduced their lending to middle-market companies.

•
Consolidation of regional banks into money center banks has reduced the focus on middle-market lending.  Money center banks traditionally focus on lending and providing other services to large corporate clients to whom they can deploy larger amounts of capital more efficiently.  Muzinich believes that this has resulted in fewer bank lenders to the U.S. middle-market and the reduced availability of debt capital to the companies we target. Furthermore, the number of commercial banks in the United States has decreased from 8,255 in 2000 to 5,381 as of September 2015, an approximately 17% decline.

•
Loans to U.S. middle-market companies have exhibited lower default rates when compared to other loan classes and have historically presented low correlation to other major asset classes.  Loans to middle-market companies are not marked-to-market on a daily basis and lenders will often work with their borrowers to manage through financial difficulty.  Muzinich’s analysis has also shown that default rates in the middle-market are lower than the broadly syndicated market, while recoveries after default are higher.  In contrast to the broadly syndicated market, middle-market transactions are typically structured with lower leverage, stronger documentation and tighter covenants.

•
While public bond markets have been extremely robust in recent years, middle-market companies are rarely able to issue bonds in this market as the purchasers of public bonds are highly focused on liquidity.  For example, asset managers are a significant buyer of public bonds.  However, asset managers often have clients that expect to be able to liquidate their investment on very short notice.  Accordingly, the existence of an active secondary market for the bonds is an important consideration in the decision to purchase the bonds.  Typically, there is no active secondary market for the debt of U.S. middle-market companies.

•
There remains a high level of un-invested private equity. Private equity sponsors may face pressure to invest this equity over the next several years or be required to return it to their investors.   Assuming typical financing arrangements for buy-out transactions, this signals significant new loan demand over the next several years. Muzinich also believes that private equity funds and hedge funds have struggled since the 2008 financial crisis to garner investor interest for long-term capital commitments, which would allow the sponsors and managers the ability to purchase illiquid assets such as middle-market loans.  Private equity sponsors may also be facing increased pressure to show realizations.  As a result, Muzinich believes there is diminished market capacity for lending to U.S. middle-market companies and the amount of capital available to this sector is smaller than it was prior to the 2008 financial crisis.

•
The reduced availability of credit to middle-market companies typically results in an increased interest rate, or pricing, of loans for middle-market lenders.  In addition, recent loans to middle-market companies have often included meaningful upfront fees and prepayment protections, both of which should enhance the profitability of new loans to lenders.  The floating rate nature of pricing also provides some level of protection from potential increases in interest rates.

Competitive Advantages

Substantial Resources.  Muzinich is a global institutional asset manager that has expertise across the full spectrum of corporate credit, including high yield debt, corporate and investment grade debt, senior loans and middle-market loans.  Muzinich believes its investment teams are among the most experienced in the industry.  Muzinich’s investment teams employ a time-tested, disciplined investment process with clearly defined investment guidelines.  Muzinich believes it possesses a competitive advantage in sourcing attractive investment opportunities, pricing risk, and executing and monitoring transactions.

Muzinich’s private debt investment team is comprised of approximately 20 professionals that are dedicated to corporate credit analysis of middle-market companies with a rigorous emphasis on risk control.  Muzinich’s private debt investment team also possesses expertise in a broad set of activities, including bankruptcy and work-out expertise.

Diversified Origination Strategy.  Muzinich will focus on non-sponsored investment opportunities and expects to work directly with financial advisors and owners of middle-market companies.  Muzinich’s private debt investment team also has strong relationships with leading advisors and middle-market private equity sponsors, which generally affords the ability to view transactions early in the process and provide feedback before other capital providers.  Muzinich’s private debt investment team’s long-standing relationships with other middle-market capital providers positions us for consideration as a “like-minded” partner in club financing opportunities.  Munizich’s private debt investment team may also originate investment opportunities from sources that include private equity sponsors, middle-market agents and intermediaries, financial institutions, the restructuring community and “orphaned” public companies.  These different channels produce attractive investment opportunities at different points in time as market conditions, the economic cycle and regulation changes.

Provider of Flexible and Value Added Capital.  Muzinich’s private debt investment team has extensive experience investing in a wide variety of transaction structures with a range of terms and conditions.  These transactions may include secured debt, including first lien, second lien and unitranche structures, unsecured mezanine debt, and preferred and common equity.  While focusing on risk-adjusted returns, Muzinich expects to provide capital structures which best match the desire of management and the business plan.  In addition to the ability to provide creative capital structures, Muzinich can offer considerable business experience and advice to owners of middle-market companies.  Muzinich believes that the ability to be flexible and creative in structuring attractive solutions for particular borrowers provides it with the ability to opportunistically invest in the level of a borrower’s capital structure that Muzinich believes will offer more attractive risk-adjusted returns as well as enhance its origination capability because prospective borrowers value its ability to customize a solution.

Disciplined Investment Approach.  Muzinich will employ a credit oriented, direct origination, approach focused on current income and capital appreciation.  Muzinich believes that by constructing a diversified portfolio of middle-market loans, the impact of potential default can be reduced.  By applying a rigorous bottom-up evaluation of each company and each security or other instrument in our portfolio, Muzinich seeks to reduce the risk of default inherent in such loans, securities or other instruments.  Muzinich considers both company-specific quantitative and qualitative factors in making loans and selecting debt securities or other instruments in which to invest and integrates that research with its views on the broader economy.  Target businesses will typically exhibit some or all of the following characteristics: healthy industry dynamics; sustainable leading and defensible market position; diversified and differentiated product offering; diversified customer and supplier bases; predictable cash flow with a bias towards businesses with high free cash conversion; experienced, proven and invested management teams; and audited financial statements.  Muzinich believes that its rigorous underwriting standards focused on active portfolio management coupled with its considerable investment experience will enhance its ability to generate attractive risk-

adjusted returns while minimizing the effects of adverse credit events. Muzinich will employ a disciplined investment process based on proprietary, fundamental analysis with clearly defined investment guidelines.

Muzinich’s private debt investment team engages in extensive due diligence with an expectation of holding the investment to maturity, which commonly includes, among other things, a thorough review of historical and pro forma financial information; on-site visits and meetings with management and other stakeholders in the company; a review of loan documents and material contracts; third-party “quality of earnings” accounting due diligence; background checks on key managers; thorough analysis of a company’s business, industry, markets, products and services and competitors; sensitivity of management case projections; and various breakeven cash flow analyses.  Other factors that Muzinich takes into consideration include its overall economic outlook; the outlook for a company’s industry and a company’s competitive position therein; managerial strength and commitment to debt repayment; anticipated cash flow; debt maturity schedules; borrowing requirements; use of borrowing proceeds; asset coverage and earnings prospects; impacting legislation, regulation, or litigation; and the strength and depth of the protections afforded the lender through the documentation governing the loan issuance. A high value is placed on businesses with cash flows that are dependable and predictable, that have significant asset value and/or a strong enterprise value.  Muzinich seeks to partner with owners and management teams that value its ability to add value to their organizations.  Muzinich’s private debt investment team emphasizes contractual protections in its investments, including covenants, structure and other terms and conditions.

Competition

Our primary competitors provide financing to middle-market companies and include other BDCs, commercial and investment banks, commercial financing companies, collateralized loan obligations, private funds, including hedge funds, and, to the extent they provide an alternative form of financing, private equity funds. Some of our existing and potential competitors are substantially larger and have considerably greater financial, technical and marketing resources than we do. For example, some competitors may have a lower cost of funds and access to funding sources that are not available to us.

In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than  we can . Furthermore, many of our competitors are not subject to the regulatory restrictions that the Investment Company Act imposes on us as a BDC. We also expect to use the industry information of Muzinich’s investment professionals to which we have access to assess investment risks and determine appropriate pricing for our investments in portfolio companies. In addition, we believe that the relationships of the senior managers of our investment adviser enable us to learn about, and compete effectively for, financing opportunities with attractive middle-market companies in the industries in which we seek to invest.

Fees and Expenses

We anticipate that all investment professionals and staff of Muzinich, when and to the extent engaged in providing us investment advisory and management services, and the base compensation, bonus and benefits, and the routine overhead expenses, of such personnel allocable to such services, will be provided and paid for by Muzinich.

We will bear all other costs and expenses of our operations, administration and transactions, including, but not limited to, those relating to:

•	our initial organization costs and operating costs incurred prior to the commencement of our operations, subject to limitations included in the Investment Management Agreement;

•	calculating individual asset values and our price per share equal to the NAV (including the cost and expenses of any independent valuation firms);

•
following a listing of our common stock, out-of-pocket expenses, including travel expense, incurred by Muzinich, or payable to third parties, performing due diligence on prospective portfolio companies and, if necessary, enforcing our rights;

•	following a listing of our common stock, costs of the offerings of common shares and other securities, if any;

•	the Management Fee and any Incentive Fee;

•	certain costs and expenses relating to distributions paid on our shares;

•	administration fees payable under our Administration Agreement;

•	debt service and other costs of borrowings or other financing arrangements;

•	following a listing of our common stock, the allocated costs incurred by Muzinich in providing managerial assistance to those portfolio companies that request it;

•	amounts payable to third parties relating to, or associated with, making or holding investments;

•	transfer agent and custodial fees;

•	costs of hedging;

•	commissions and other compensation payable to brokers or dealers;

•	taxes;

•	Independent Director fees and expenses;

•
costs of preparing financial statements and maintaining books and records and filing reports or other documents with the SEC (or other regulatory bodies) and other reporting and compliance costs, including registration and listing fees, and the compensation of professionals responsible for the preparation of the foregoing ;

•
the costs of any reports, proxy statements or other notices to our stockholders (including printing and mailing costs), the costs of any stockholders’ meetings and the compensation of investor relations personnel responsible for the preparation of the foregoing and related matters;

•	our fidelity bond (as described more fully under “Item 1(c). Description of Business—Regulation as a Public Business Development Company,” below);

•	directors and officers/errors and omissions liability insurance, and any other insurance premiums;

•	indemnification payments;

•	direct costs and expenses of administration, including audit, accounting, consulting and legal costs; and

•	all other expenses reasonably incurred by us in connection with making investments and administering our business.

Our organizational and offering expenses are estimated to be approximately $375,000.   From time to time, Muzinich may pay amounts owed by us to third-party providers of goods or services. We will subsequently reimburse Muzinich for such amounts paid on our behalf. Other than with respect to our initial organization and operating costs, as described above, there is no contractual cap on the reasonable costs and expenses for which Muzinich will be reimbursed. Following a listing of our common stock only, we will reimburse Muzinich for the allocable portion of the compensation paid by Muzinich (or its affiliates) to the Company’s chief compliance officer and chief financial officer (based on the percentage of time such individuals devote, on an estimated basis, to the business and affairs of the Company). All of the expenses discussed above will ultimately be borne by our stockholders.

Capital Resources and Borrowings

We anticipate cash to be generated from the initial offering and other future offerings of securities (including an IPO), and cash flows from operations, including interest earned from the temporary investment of cash in cash equivalents, U.S. government securities and other high-quality debt investments that mature in one year or less. Additionally, we will be permitted, under specified conditions, to issue multiple classes of indebtedness and one class of stock senior to our common stock if our asset coverage, as defined in the Investment Company Act, is at least equal to 200% immediately after each such issuance (e.g., 200% asset coverage means that for every $100 of net assets, the Company may raise $100 from borrowing and issuing senior securities). Furthermore, while any indebtedness and senior securities remain outstanding, we must make provisions to prohibit any distribution to our stockholders or the repurchase of such securities or shares unless we meet the applicable asset coverage ratios at the time of the distribution or repurchase. In connection with borrowings, our lenders may require us to pledge assets, investor commitments to fund capital calls and/or the proceeds of those capital calls. In addition, the lenders may ask us to comply with positive or negative covenants that could have an effect on our operations.

Furthermore, we expect to borrow funds to make additional investments. This is known as “leverage” and may cause us to be more volatile than if we had not been leveraged. This is because leverage tends to exaggerate the effect of any increase or decrease in the value of our net assets. The use of leverage also involves significant risks. As a BDC subject to the leverage limitations of the Investment Company Act, with certain limited exceptions, we will only be allowed to borrow amounts such that our asset coverage, as defined in the Investment Company Act, equals at least 200% after such borrowing. Certain trading practices and transactions, which may include, among others, reverse repurchase agreements and the use of when-issued, delayed delivery or forward commitment transactions, may be considered to be borrowings or involve leverage and thus are also subject to Investment Company Act restrictions. In accordance with applicable SEC staff guidance and interpretations, when we engage in such transactions, instead of maintaining asset coverage of at least 200% as discussed above , we may segregate or earmark liquid assets, or enter into an offsetting position, in an amount at least equal to our exposure, on a mark-to-market basis, as calculated pursuant to requirements of the SEC. Short-term credits necessary for the settlement of securities transactions and arrangements with respect to securities lending will not be considered to be borrowings for these purposes. Practices and investments that may involve leverage but are not considered to be borrowings are not subject to the asset coverage requirement and we will not otherwise segregate or earmark liquid assets or enter in offsetting positions. The amount of leverage that we employ will depend on our investment adviser’s and our Board of Directors’ assessment of market conditions and other factors at the time of any proposed borrowing. Additionally, we intend to form a small business investment company (“SBIC”). We will be able to incur additional leverage if we are able to exclude the debt of the SBIC subsidiary from the leverage requirements otherwise applicable to BDCs. We have not yet applied to the SBA for approval and have not yet applied for related exemptive relief from the SEC and we can offer no assurances as to whether or when we will be able to form a SBIC subsidiary. There can be no assurance that we will use leverage or that our leveraging strategy will be successful during any period in which it is employed.

Distribution Reinvestment Plan

Any investor may elect to participate in our Distribution Reinvestment Plan by making a written election to participate in such plan on the investor’s subscription agreement at the time the investor subscribes for our common stock.

Subject to our Board of Directors’ discretion and applicable legal restrictions, we intend to authorize and declare and pay ordinary cash distributions on a quarterly basis. We have adopted an “opt-in” distribution reinvestment plan pursuant to which you may elect to have the full amount of your cash distributions reinvested in additional shares of our common stock. There will be no selling commissions or other sales charges to you if you elect to participate in the distribution reinvestment plan. We will pay the reinvestment agent’s fees under the plan.

Participation in the Distribution Reinvestment Plan will commence with the next distribution paid after receipt of an investor’s written election to participate in the plan and to all other calendar quarters thereafter, provided such election is received at least [15] business days prior to the last day of the calendar quarter .

Any purchases of our common stock pursuant to our distribution reinvestment plan are dependent on the continued registration of our securities or the availability of an exemption from registration in the recipient’s home state. Participants in our distribution reinvestment plan are free to elect or revoke reinstatement in the distribution plan within a reasonable time as specified in the plan. If you do not elect to participate in the plan you will automatically receive any distributions we declare in cash. For example, if our Board of Directors authorizes, and we declare, a cash distribution, then if you have “opted in” to our distribution reinvestment plan you will have your cash distributions reinvested in additional shares of common stock, rather than receiving the cash distributions.

The reinvestment purchase price will be the net asset value per share. Our common stock issued pursuant to our distribution reinvestment plan will have the same voting rights as our common stock offered in Private Offerings .

If you wish to receive your distribution in cash, no action will be required on your part to do so. If you are a registered stockholder, you may elect to have your entire distribution reinvested in shares of additional common stock by notifying [    ], the reinvestment agent and our transfer agent and registrar, in writing so that such notice is received by the reinvestment agent no later than [15 business days prior to the last day of the calendar quarter]. If you elect to reinvest your distributions in additional shares of common stock, the reinvestment agent will set up an account for shares you acquire through the plan and will hold such shares in non-certificated form. If your shares are held in a broker-controlled account, you may “opt-in” to our distribution reinvestment plan by notifying your broker or other financial intermediary of your election.

We intend to make our ordinary distributions in the form of cash out of assets legally available for distribution, unless stockholders elect to receive distributions in additional shares under our Distribution Reinvestment Plan. If you receive your ordinary cash distributions in the form of our shares, you generally will be subject to the same U.S. federal, state, and local tax consequences as you would have had you elected to receive such distributions in cash. In this case, you will be treated as having received a distribution in the amount of the fair market value of our shares. Any shares received in a distribution will have a holding period for tax purposes commencing on the day following the day on which such shares are credited to your account. See “Item 1(c). Description of Business—Certain U.S. Federal Income Tax Consequences .”

During each quarter, but in no event later than 30 days after the end of each calendar quarter, our transfer agent or another designated agent will mail and/or make electronically available to each participant in the distribution reinvestment plan, a statement of account describing, as to such participant, the distributions received during such quarter, the number of shares of common stock purchased during such quarter, and the per share purchase price for such shares. At least annually, we will include tax information for income earned on shares under the distribution reinvestment plan on a Form 1099-DIV that is mailed to stockholders subject to Internal Revenue Service (“IRS”) tax reporting. If your shares are held in a broker-controlled account, your broker will generate the distribution statement on Form 1099-DIV. We reserve the right to amend, suspend or terminate the distribution reinvestment plan. Any distributions reinvested through the issuance of shares through our distribution reinvestment plan will increase our gross assets on which the management fee and the incentive fee are determined and paid under the Investment Management Agreement.

The plan will be terminable by us upon notice in writing mailed to each shareholder of record at least 30 days prior to any record date for the payment of any distribution by us.

Employees

We do not currently have any employees, but we do have officers and directors. Our day-to-day operations are managed by our investment adviser. Our investment adviser has hired and expects to continue to hire professionals with skills applicable to our business plan, including experience in middle-market investing, leveraged finance and capital markets.

Private Offerings

We expect to conduct Private Offerings of our common stock to investors in reliance on exemptions from the registration requirements of the Securities Act. The shares of common stock will be offered and sold during Private Offerings (i) in the United States under the exemption provided by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder, and other exemptions of similar import in the laws of the states and jurisdictions where the offering will be made, and (ii) outside of the United States in accordance with Regulation S of the Securities Act. Within the United States, shares of common stock are being offered solely to investors that are “accredited investors” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act who represent that (i) if a natural person (including participants in individual retirement accounts), they have (a) an individual net worth, or joint net worth with their spouse, in excess of $1 million excluding the value of such individual’s primary residence, or (b) an income (exclusive of any income attributable to their spouse) in excess of $200,000 in each of the two most recent years, or joint income with their spouse in excess of $300,000 in each of the two most recent years, and have a reasonable expectation of reaching the same income level in the current year; or (ii) if an entity, including a corporation, foundation, endowment, partnership, or limited liability company or trust, they have total assets in excess of $5 million and they were not formed for the specific purpose of acquiring the securities offered (or each equity owner meets the accredited investor requirements for an individual).

We expect to enter into separate subscription agreements with a number of investors providing for the private placement of the Company’s common stock pursuant to Private Offerings. At the closing of any Private Offering, each investor will make a capital commitment to purchase shares of our common stock pursuant to a subscription agreement entered into with the Company. Each investor’s minimum capital commitment is $1 million. Investors will be required to fund drawdowns to purchase shares of the Company’s common stock up to the amount of their respective capital commitments on an as-needed basis with a minimum of [●] business days’ prior notice to the investors. In addition to all legal remedies available to the Company, failure by an investor to purchase additional common stock when requested by the Company will (following a cure period of [ten] business days) result in that investor being subject to certain default provisions set forth in the subscription agreement. Defaulting investors may also forfeit their right to participate in purchasing additional shares on any future drawdown date or otherwise participate in any future investments in the Company.

After the Initial Closing, we expect to enter into a limited number of additional closing that will occur from time to time as determined by us.  In the event that we enter subscription agreements with one or more investors after the initial drawdown, each such investor will be required to make purchases of shares of common stock (each, a “Catch-up Purchase”) on one or more dates to be determined by us. The aggregate purchase price of the Catch-up Purchases will be equal to an amount necessary to ensure that, upon payment of the aggregate purchase price, such investor will have contributed the same percentage of its capital commitment to us as all investors whose subscriptions were accepted at previous closings. Catch-up Purchases will be made at a per-share price as determined by our Board of Directors (including any committee thereof) as of the end of the most recent calendar quarter or such other date determined by our Board of Directors prior to the date of the applicable drawdown notice. The per-share price shall be at least equal to the NAV per share of our common stock in accordance with the limitations under Section 23 of the Investment Company Act.  Our Board of Directors may set the per-share price above the NAV per share based on a variety of factors, including without limitation the total amount of our organizational and other expenses.

All purchases will generally be made pro rata in accordance with the investors’ capital commitments, at a per-share price equal to the net asset value per share of the Company’s common stock as of the close of the last quarter preceding the drawdown date.   At the end of the Commitment Period, investors will be released from any further obligation to purchase additional shares, subject to certain exceptions contained in the subscription agreement and except to the extent necessary to (i) pay Company expenses, including management fees, any amounts that may become due under any borrowings or other financings or similar obligations and any other liabilities, contingent or otherwise, in each case to the extent they relate to the Commitment Period, (ii) complete investments in any transactions for which there are binding written agreements as of the end of the Commitment Period (including investments that are funded in phases), (iii) fund follow-on investments made in existing portfolio companies within [  ] years from the end of the Commitment Period that, in the aggregate, do not exceed [  ]% of total commitments, (iv) fund obligations under any Company guarantee or indemnity made during the Commitment Period and/or (v) fund any defaulted commitments.  Until such time, no investor who participated in a Private Offering will be permitted to sell, assign, transfer or otherwise dispose of its shares or capital commitment unless Muzinich provides its prior written consent and the transfer is otherwise made in accordance with applicable law.

Regulation as a Public Business Development Company

We intend to elect to be treated as a BDC under the Investment Company Act. As with other companies regulated by the Investment Company Act, a BDC must adhere to certain substantive regulatory requirements. The Investment Company Act contains prohibitions and restrictions relating to transactions between BDCs and their affiliates (including any investment advisers or sub-advisers), principal underwriters and affiliates of those affiliates or underwriters and requires that a majority of the directors be persons other than “interested persons,” as that term is defined in the Investment Company Act.

In addition, the Investment Company Act provides that we may not change the nature of our business so as to cease to be, or to withdraw our election as a BDC unless approved by a majority of our outstanding voting securities. A majority of the outstanding voting securities of a company is defined under the Investment Company Act as the lesser of: (i) 67% or more of the voting securities present at such meeting, if the holders of more than 50% of the outstanding voting securities of such company are present or represented by proxy or (ii) more than 50% of the outstanding voting securities of such company.

Any issuance of preferred stock must comply with the requirements of the Investment Company Act. The Investment Company Act requires, among other things, that (1) immediately after issuance and before any dividend or other distribution is made with respect to our common stock and before any purchase of common stock is made, such preferred stock together with all other senior securities must not exceed an amount equal to 50% of our total assets after deducting the amount of such dividend, distribution or purchase price, as the case may be, and (2) the holder of shares of preferred stock, if any are issued, must be entitled as a class to elect two directors at all times and to elect a majority of the directors if dividends on such preferred stock are in arrears by two full years or more.

Certain other matters under the Investment Company Act require a separate class vote of the holders of any issued and outstanding preferred stock. For example, holders of preferred stock would be entitled to vote separately as a class from the holders of common stock on a proposal involving a plan of reorganization adversely affecting such securities.

We may invest up to 100% of our assets in securities acquired directly from issuers in privately negotiated transactions. With respect to such securities, we may, for the purpose of public resale, be deemed a “principal underwriter” as that term is defined under the Securities Act. We may purchase or otherwise receive warrants which offer an opportunity (not a requirement) to purchase common stock of a portfolio company in connection with an acquisition financing or other investments. Similarly, we may acquire rights that obligate an issuer of acquired securities or their affiliates to repurchase the securities at certain times, under certain circumstances.

We do not intend to acquire securities issued by any investment company whereby our investment would exceed the limits imposed by the Investment Company Act. Under those limits, we generally cannot acquire more than (i) 3% of the total outstanding voting stock of any investment company, (ii) invest more than 5% of the value of our total assets in the securities of one investment company, or (iii) invest more than 10% of the value of our total assets in the securities of investment companies in general. These limitations do not apply where we (i) make investments through a subsidiary or (ii) acquire interests in a money market fund as long as we do not pay a sales charge or service fee in connection with the purchase. With respect to the portion of our portfolio invested in securities issued by investment companies, it should be noted that such investments might subject our stockholders to additional expenses.

None of our policies described above are fundamental and each such policy may be changed without stockholder approval, subject to any limitations imposed by the Investment Company Act.

Private funds that are excluded from the definition of “investment company” pursuant to either Section 3(c)(1) or 3(c)(7) of the Investment Company Act are also subject to certain of the limits under the Investment Company Act noted above. Specifically, such private funds may not acquire directly or through a controlled entity more than 3% of our total outstanding voting stock (measured at the time of the acquisition). As a result, such private funds would be required to hold a smaller position in our stock than if they were not subject to this restriction.

Qualifying Assets

Under the Investment Company Act, a BDC may not acquire any asset other than assets of the type listed in Section 55(a) of the Investment Company Act, which are referred to as “qualifying assets,” unless, at the time the acquisition is made, qualifying assets (not including certain assets specified in the Investment Company Act) represent at least 70% of the company’s total assets. The principal categories of qualifying assets relevant to our proposed business are the following:

(1)
Securities purchased in transactions not involving any public offering from the issuer of such securities, which issuer (subject to certain exceptions) is an eligible portfolio company, or from any person who is, or has been during the preceding thirteen months an affiliated person of an eligible portfolio company, or from any other person, subject to such rules and regulations as may be prescribed by the SEC. An eligible portfolio company is defined in the Investment Company Act as any issuer which:

(a)	is organized under the laws of, and has its principal place of business in, the United States;

(b)
is not an investment company (other than a small business investment company wholly owned by the BDC) or a company that would be an investment company but for certain exclusions under the Investment Company Act; and

(c)	satisfies any of the following:

●
does not have any class of securities listed on a national securities exchange or has a class of securities listed on a national securities exchange but has an aggregate market value of outstanding common equity of less than $250 million;

●	is controlled by a BDC or a group of companies including a BDC, and the BDC has an affiliated person who is a director of the eligible portfolio company; or

●	is a small and solvent company having total assets of not more than $4 million and capital and surplus of not less than $2 million.

(2)	Securities of any eligible portfolio company that we control.

(3)
Securities purchased in a private transaction from a U.S. issuer that is not an investment company or from an affiliated person of the issuer, or in transactions incident thereto, if the issuer is in bankruptcy and subject to reorganization or if the issuer, immediately prior to the purchase of its securities was unable to meet its obligations as they came due without material assistance other than conventional lending or financing arrangements.

(4)
Securities of an eligible portfolio company purchased from any person in a private transaction if there is no ready market for such securities and we already own at least 60% of the outstanding equity of the eligible portfolio company.

(5)
Securities received in exchange for or distributed on or with respect to securities described in (1) through (4) above, or pursuant to the exercise of options, warrants or rights relating to such securities.

(6)	Cash, cash equivalents, U.S. Government securities or high-quality debt securities maturing in one year or less from the time of investment.

Limitations on Leverage

As a BDC, the Company generally must have 200% asset coverage for its debt after incurring any new indebtedness, meaning that the total value of the Company’s assets must be at least twice the amount of the debt (e.g., 200% asset coverage means that for every $100 of net assets, the Company may raise $100 from borrowing and issuing senior securities). The amount of leverage that we will employ will depend on our investment adviser’s and our Board of Directors’ assessments of market conditions and other factors at the time of any proposed borrowing or issuance of senior securities.

Board of Directors’ assessments of market conditions and other factors at the time of any proposed borrowing or issuance of senior securities.

Managerial Assistance to Portfolio Companies

A BDC must be organized and have its principal place of business in the United States and must be operated for the purpose of making investments in the types of securities described in (1), (2) or (3) above under “Qualifying Assets.” However, in order to count portfolio securities as qualifying assets for the purpose of the 70% test, the BDC must also either control the issuer of the securities or offer to make available to the issuer of the securities (other than small and solvent companies described above) significant managerial assistance; except that, where the BDC purchases such securities in conjunction with one or more other persons acting together, one of the other persons in the group may make available such managerial assistance (as long as the BDC does not make available significant managerial assistance solely in this fashion). Making available significant managerial assistance means, among other things, any arrangement whereby the BDC, through its directors, officers or employees, offers to provide, and, if accepted, does so provide, significant guidance and counsel concerning the management, operations or business objectives and policies of a portfolio company. The offer to make available significant managerial assistance does not need to be accepted.

Ongoing Relationships with Portfolio Companies

We view active portfolio monitoring as a vital part of our investment process and are committed to a value-oriented philosophy implemented by our investment adviser. Muzinich manages our portfolio and seeks to minimize the risk of capital loss without foregoing the potential for capital appreciation. We have identified several criteria, discussed below, that Muzinich believes are important in identifying and investing in portfolio companies. Generally, we seek to use our experience and access to market information to identify investment candidates and to structure investments quickly and effectively.

Muzinich has a number of methods of evaluating and monitoring the performance and fair value of our investments. Munizich’s private debt investment team will assess the success of our portfolio companies in adhering to their business plans and in complying with their contractual covenants. Muzinich will regularly contact management of our portfolio companies and, if appropriate, the financial or strategic sponsor to discuss financial position, requirements and accomplishments. Muzinich will regularly attend and participate in the board meetings of our portfolio companies and will review monthly and quarterly financial statements and financial projections for our portfolio companies. As part of the monitoring process, Muzinich’s private debt investment team regularly assesses the risk profile of each of our investments and, on a quarterly basis, grades each investment on a risk scale of 1 to 5. Risk assessment is not standardized in our industry and Muzinich’s risk assessment may not be comparable to ones used by our competitors. Muzinich’s assessment is based on the following categories:

•
An investment is rated 1 if, in the opinion of Muzinich, it is performing as agreed and there are no concerns about the portfolio company’s performance or ability to meet covenant requirements. For these investments, Muzinich generally prepares monthly reports on loan performance and intensive quarterly asset reviews.

•
An investment is rated 2 if it is performing as agreed, but, in the opinion of Muzinich, there may be concerns about the company’s operating performance or trends in the industry. For these investments, in addition to monthly reports and quarterly asset reviews, Muzinich also researches any areas of concern with the objective of early intervention with the borrower.

•
An investment will be assigned a rating of 3 if it is paying as agreed but a risk of covenant violation is elevated. For these investments, in addition to monthly reports and quarterly asset reviews, Muzinich adds the company to its “watch list” and researches any areas of concern with the objective of early intervention with the borrower.

•
An investment will be assigned a rating of 4 if a material covenant has been violated, but the company is making its scheduled payments. For these investments, Muzinich prepares a bi-monthly asset review email and generally has monthly meetings with senior management. For investments where there have been material defaults, including bankruptcy filings, failures to achieve financial performance requirements or failure to maintain liquidity or loan-to-value requirements, Muzinich often will take immediate action to protect its position. These remedies may include negotiating for additional collateral, modifying loan terms or structure, or payment of amendment and waiver fees.

•
A rating of 5 indicates an investment is in default on its interest or principal payments. For these investments, Muzinich’s private debt investment team reviews the loans on a bi-monthly basis and, where possible, pursues workouts that seek an early resolution to avoid further deterioration. Muzinich retains legal counsel and takes actions to preserve our rights, which may include working with the borrower to have the default cured, to have the loan restructured or to have the loan repaid through a consensual workout.

Valuation

In accordance with the procedures adopted by our Board of Directors, the NAV per share of our outstanding shares of common stock is determined quarterly by dividing the value of total assets minus liabilities by the total number of shares outstanding.

As a BDC, we generally invest in illiquid securities including debt and equity investments of middle-market companies. Under procedures adopted by our Board of Directors, market quotations are generally used to assess the value of our investments for which market quotations are readily available. We obtain these market values from independent pricing services or at the bid prices obtained from at least two broker/dealers if available, or otherwise from a principal market maker or a primary market dealer. If the Board of Directors or its delegate has a bona fide reason to believe any such market quote does not reflect the fair value of an investment, it may independently value such investments by using the valuation procedure that it uses with respect to assets for which market quotations are not readily available.

We expect that there will not be readily available market values for most, if not all, of the investments which are or will be in our portfolio, and we will value such investments at fair value as determined in good faith by or under the direction of our Board of Directors using a documented valuation policy, described below, and a consistently applied valuation process. The factors that may be taken into account in pricing our investments at fair value include, as relevant, the nature and realizable value of any collateral, the portfolio company’s ability to make payments and its earnings and discounted cash flow, the markets in which the portfolio company does business, comparison to publicly traded securities and other relevant factors. When an external event such as a purchase transaction, public offering or subsequent equity sale occurs, we consider the pricing indicated by the external event to corroborate or revise our valuation. Under current auditing standards, the notes to our financial statements refer to the uncertainty with respect to the possible effect of such valuations, and any change in such valuations, on our financial statements.

[With respect to investments for which market quotations are not readily available, or for which market quotations are deemed not reflective of the fair value, the valuation procedures adopted by our Board of Directors contemplates a multi-step valuation process each quarter (or more frequently, as appropriate), as described below:

(1)	Our valuation process begins with each portfolio company or investment being initially valued by the investment professionals of our investment adviser responsible for the portfolio investment;

(2)	Preliminary valuation conclusions are then documented and discussed with the management of our investment adviser;

(3)
Our Board of Directors also engages independent valuation firms to conduct independent appraisals of our investments for which market quotations are not readily available or are readily available but deemed not reflective of the fair value of an investment. The independent valuation firms review management’s preliminary valuations in light of its own independent assessment and also in light of any market quotations obtained from an independent pricing service, broker, dealer or market maker.  At least a portion of our portfolio will be reviewed on a quarterly basis by third-party valuation firms and our entire portfolio will be reviewed at least annually by third-party valuation firms;

(4)
The Audit Committee of our Board of Directors reviews the preliminary valuations of the investment adviser and that of the independent valuation firms and responds and supplements the valuation recommendations of the independent valuation firms to reflect any comments; and

(5)
Our Board of Directors discusses the valuations and determines the fair value of each of our investments in good faith, based on the input of our investment adviser, the independent valuation firms and the Audit Committee.]

Fair value, as defined under Topic 820 of the Financial Accounting Standards Board’s Accounting Standards Codification, as amended (“ASC 820”), is the price that we would receive upon selling an investment or pay to transfer a liability in an orderly transaction to a market participant in the principal or most advantageous market for the investment or liability. ASC Topic 820 emphasizes that valuation techniques maximize the use of observable market inputs and minimize the use of unobservable inputs. Inputs refer broadly to the assumptions that market participants would use in pricing an asset or liability, including assumptions about risk. Inputs may be observable or unobservable. Observable inputs reflect the assumptions market participants would use in pricing an asset or liability based on market data obtained from sources independent of our investment adviser. Unobservable inputs reflect the assumptions market participants would use in pricing an asset or liability based on the best information available to us at the reporting period date.

Temporary Investments

As a BDC, pending investment in other types of “qualifying assets,” as described above, our investments may consist of cash, cash items, U.S. Government securities or high-quality debt securities maturing in one year or less from the time of investment, which we refer to, collectively, as temporary investments, so that 70% of our assets are qualifying assets. Typically, we will invest in U.S. Treasury bills or in repurchase agreements, provided that such agreements are fully collateralized by cash or securities issued by the U.S. Government or its agencies. A repurchase agreement involves the purchase by an investor, such as us, of a specified security and the simultaneous agreement by the seller to repurchase it at an agreed-upon future date and at a price which is greater than the purchase price by an amount that reflects an agreed-upon interest rate. There is no percentage restriction on the proportion of our assets that may be invested in such repurchase agreements. However, if more than 25% of our total assets constitute repurchase agreements from a single counterparty on the last day of each calendar quarter, we would generally not meet the asset diversification requirements in order to qualify as a RIC for U.S. federal income tax purposes. Thus, we do not intend to enter into repurchase agreements with a single counterparty in excess of this limit. Our investment adviser will monitor the creditworthiness of the counterparties with which we enter into repurchase agreement transactions.

Indebtedness and Senior Securities

As a BDC, we are permitted, under specified conditions, to issue multiple classes of indebtedness and one class of shares of stock senior to our common stock if our asset coverage, as defined under the Investment Company Act, is at least equal to 200% immediately after each such issuance (e.g., 200% asset coverage means that for every $100 of net assets, the Company may raise $100 from borrowing and issuing senior securities). In addition, except in limited circumstances, while any indebtedness and senior securities remain outstanding, except in limited circumstances, we must make provisions to prohibit any distribution to our stockholders or the repurchase of such securities or stock unless we meet the applicable asset coverage ratios at the time of the distribution or repurchase. We may also borrow amounts up to 5% of the value of our total assets for temporary or emergency purposes without regard to asset coverage. For a discussion of the risks associated with leverage, see “Item 1A. Risk Factors – Risks Relating to Our Business and Structure – We may borrow money and enter into transactions, which magnify the potential for gain or loss and may increase the risk of investing in us.”

Code of Ethics

We have adopted a code of ethics pursuant to Rule 17j-1 under the Investment Company Act and we have also approved our  investment adviser’s code of ethics that it adopted in accordance with Rule 17j-1 and Rule 204A-1 under the Advisers Act. These codes of ethics establish, among other things, procedures for personal investments and restrict certain personal securities transactions, including transactions in securities that are held by us. Personnel subject to each code may invest in securities for their personal investment accounts, so long as such investments are made in accordance with the code’s requirements.

Compliance Policies and Procedures

We and our investment adviser are each required to adopt and implement written policies and procedures reasonably designed to prevent violation of the Federal securities laws, review these policies and procedures annually for their adequacy and the effectiveness of their implementation, and designate a chief compliance officer to be responsible for administering the policies and procedures.

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) imposes a wide variety of regulatory requirements on publicly-held companies and their insiders. As a BDC, we are required to have filed a registration statement under the Exchange Act.  For example:

•	pursuant to Rule 13a-14 of the Exchange Act, our chief executive officer and chief financial officer will have to certify the accuracy of the financial statements contained in our periodic reports;

•	pursuant to Item 307 of Regulation S-K, our periodic reports will have to disclose our conclusions about the effectiveness of our disclosure controls and procedures;

•
pursuant to Rule 13a-15 of the Exchange Act, subject to certain assumptions, our management will in the future be required to prepare an annual report regarding its assessment of our internal control over financial reporting and, depending on our accelerated filer status, this report may be required to be audited by our independent registered public accounting firm; and

•
pursuant to Item 308 of Regulation S-K and Rule 13a-15 of the Exchange Act, our periodic reports must disclose whether there were significant changes in our internal controls over financial reporting or in other factors that could significantly affect these controls subsequent to the date of their evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

The Sarbanes-Oxley Act will require us to review our current policies and procedures to determine whether we comply with the Sarbanes-Oxley Act and the regulations promulgated thereunder. We will continue to monitor our compliance with all regulations that are adopted under the Sarbanes-Oxley Act and will take actions necessary to ensure that we are in compliance therewith.

Proxy Voting Policies and Procedures

From time to time companies in which Muzinich invests may submit certain matters to a vote of its security holders. The right to vote is usually exercised through a document called a proxy where the security holder enters its vote.

Muzinich has adopted Proxy Voting Policies and Procedures pursuant to Rule 206(4)-6 of the Advisers Act designed to ensure that proxies are voted prudently and solely in the best interest of its clients. According to Munizich’s policy, Muzinich will generally vote in accordance with management’s recommendations in order to support the ability of management to run its business in a responsible and cost-effective manner while staying focused on maximizing stockholder value. In the event that a conflict of interest exists between management’s recommendation and Muzinich or its clients, Muzinich will vote in the manner which in its judgment and sole discretion is in the best interest of its clients.

Our investment adviser has adopted policies and procedures designed to prevent conflicts of interest from influencing its proxy voting decisions that our investment adviser makes on behalf of a client account and to help assure that such decisions are made in accordance with our investment adviser’s fiduciary obligations to its clients.

Voting decisions with respect to fixed income securities and the securities of privately held issuers generally will be made by our investment adviser based on its assessment of the particular transactions or other matters at issue.

Privacy Principles

As a registered investment adviser, Muzinich has adopted policies and procedures to protect the “nonpublic personal information” (“NPI”) of investors. Muzinich takes seriously its responsibility to maintain the confidentiality of client information. In the course of investment advisory activities,  Muzinich gains access to non-public information about its clients, potential clients and investors. Such information may include personal financial and account information, information relating to services performed for or transactions entered into on behalf of clients, advice provided by Muzinich to clients, and data or analyses derived from such non-public personal information (including NPI, referred to as “Confidential Client Information”).

Muzinich does not share Confidential Client Information with any third parties, except in the following circumstances:

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As necessary to provide the service that the client requested or authorized, or to maintain and service the client’s account. Muzinich will require that any financial intermediary, agent or sub-contractor utilized by Muzinich (such as brokers or fund administrators) comply with substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by Muzinich only for the performance of the specific service requested by Muzinich.

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As required by regulatory authorities or law enforcement officials who have jurisdiction over Muzinich, or as otherwise required by any applicable law. In the event Muzinich is compelled to disclose Confidential Client Information, Muzinich, if permitted by law, may provide prompt notice to the clients affected, so that the clients may have the opportunity to seek a protective order or other appropriate remedy. If no protective order or other appropriate remedy is obtained, Muzinich shall disclose only such information, and only in such detail, to the extent legally required.

•	To the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.

Muzinich restricts access to Confidential Client Information to those employees who need to know such information to provide services to clients.

Any Muzinich employee in possession of Confidential Client Information is required to keep such information in Muzinich’s offices at all times unless he or she shall have received prior approval from the CCO. Any Confidential Client Information removed from Muzinich’s offices must be kept in a secure compartment or receptacle at all times when not in use. All printed copies of Confidential Client Information will be shredded or otherwise destroyed when no longer required to be retained in accordance with Muzinich’s document retention and recordkeeping policies. All electronic or computer files containing any Confidential Client Information shall be firewall protected from access by unauthorized persons. Any conversations involving Confidential Client Information, if appropriate at all, must be conducted by Muzinich employees in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

Reporting Obligations

We will furnish our stockholders with annual reports containing audited financial statements, quarterly reports, and such other periodic reports as we determine to be appropriate or as may be required by law. We are filing this Registration Statement with the SEC voluntarily with the intention of establishing the Company as a reporting company under the Exchange Act. Upon the effectiveness of this Registration Statement, we will be required to comply with all periodic reporting, proxy solicitation and other applicable requirements under the Exchange Act.

Because we do not currently maintain a corporate website, we do not intend to make available on a website our annual reports on Form 10-K, quarterly reports on Form 10-Q and our current reports on Form 8-K. We do intend, however, to provide electronic or paper copies of our filings free of charge upon request.

Stockholders and the public may also read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, NW, Washington, DC 20549. The public may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website (www.sec.gov) that contains such information.

Certain U.S. Federal Income Tax Consequences

The following discussion is a general summary of certain material U.S. federal income tax considerations applicable to us and an investment in shares of our common stock. The discussion is based upon the Code, the regulations of the U.S. Department of Treasury promulgated thereunder, which we refer to as the “Treasury regulations”, the legislative history of the Code, current administrative interpretations and practices of the IRS (including administrative interpretations and practices of the IRS expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers that requested and received those rulings) and judicial decisions, each as of the date of this Registration Statement and all of which are subject to change or differing interpretations, possibly retroactively, which could affect the continuing validity of this discussion. We have not sought, and will not seek, any ruling from the IRS regarding any matter discussed in this summary, and this summary is not binding on the IRS. Accordingly, there can be no assurance that the IRS will not assert, and a court will not sustain, a position contrary to any of the tax consequences discussed below.

You should note that this summary does not purport to be a complete description of all the tax aspects affecting us or the beneficial owners of shares of our common stock, which we refer to as “stockholders.” For example, this summary does not describe all of the U.S. federal income tax consequences that may be relevant to certain types of stockholders subject to special treatment under the U.S. federal income tax laws, including stockholders subject to the alternative minimum tax, tax-exempt organizations, insurance companies, partnerships or other pass-through entities and their owners, Non-U.S. stockholders (as defined below) engaged in a trade or business in the United States or entitled to claim the benefits of an applicable income tax treaty, persons who have ceased to be U.S. citizens or to be taxed as residents of the United States, U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar, persons holding our common stock in connection with a hedging, straddle, conversion or other integrated transaction, dealers in securities, traders in securities that elect to use a market-to-market method of accounting for securities holdings, pension plans and trusts, and financial institutions. This summary assumes that our stockholders hold shares of our common stock as capital assets for U.S. federal income tax purposes (generally, assets held for investment). This summary does not discuss any aspects of U.S. estate or gift taxation, U.S. state or local taxation or non-U.S. taxation. It does not discuss the special treatment under U.S. federal income tax laws that could result if we invest in tax-exempt securities or certain other investment assets.

For purposes of this discussion, a “U.S. stockholder” is a beneficial owner of shares of our common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

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a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof, including, for this purpose, the District of Columbia;

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a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (as defined in the Code) have the authority to control all substantive decisions of the trust, or (ii) the trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes; or

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source.

For purposes of this discussion, a “Non-U.S. stockholder” is a beneficial owner of shares of our common stock that is not a U.S. stockholder or a partnership (or an entity or arrangement treated as a partnership) for U.S. federal income tax purposes.

If a partnership, or other entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds shares of our common stock, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. A stockholder that is a partnership holding shares of our common stock, and each partner in such a partnership, should consult his, her or its own tax adviser with respect to the tax consequences of the purchase, ownership and disposition of shares of our common stock.

Tax matters are very complicated and the tax consequences to each stockholder of the ownership and disposition of shares of our common stock will depend on the facts of his, her or its particular situation. You should consult your own tax adviser regarding the specific tax consequences of the ownership and disposition of shares of our common stock to you, including tax reporting requirements, the applicability of U.S. federal, state and local tax laws and non-U.S. tax laws, eligibility for the benefits of any applicable income tax treaty and the effect of any possible changes in the tax laws.

Election to be Taxed as a RIC

We intend to elect to be treated, and intend to qualify annually, as a RIC under Subchapter M of the Code. As a RIC, we generally will not pay corporate-level U.S. federal income taxes on any income or gains that we timely distribute as dividends to our stockholders. Rather, dividends we distribute generally will be taxable to our stockholders, and any net operating losses, foreign tax credits and other of our tax attributes generally will not pass through to our stockholders, subject to special rules for certain items such as net capital gains and qualified dividend income we recognize. See “— Taxation of U.S. Stockholders” and “— Taxation of Non-U.S. Stockholders” below.

To qualify as a RIC, we must, among other things, meet certain source-of-income and asset diversification requirements (as described below). In addition, to qualify as a RIC, we must timely distribute to our stockholders at least 90% of our investment company taxable income (determined without regard to the dividends paid deduction), which is generally our net ordinary income plus the excess of realized net short-term capital gains over realized net long-term capital losses, if any, for each taxable year (the “Annual Distribution Requirement”).

Taxation as a RIC

If we qualify as a RIC and satisfy the Annual Distribution Requirement, then we will not be subject to U.S. federal income tax on the portion of our investment company taxable income and net capital gain (generally, net long-term capital gain in excess of net short-term capital loss) that we timely distribute (or are deemed to timely distribute) to our stockholders. We will be subject to U.S. federal income tax at the regular corporate rates on any income or capital gain not distributed (or deemed distributed) to our stockholders.

We generally will be subject to a 4% nondeductible U.S. federal excise tax on certain undistributed income unless we distribute in a timely manner an amount at least equal to the sum of (1) 98% of our net ordinary income (taking into account certain deferrals and elections) for each calendar year, (2) 98.2% of our capital gains in excess of capital losses (adjusted for certain ordinary losses) for the one-year period ending October 31 in that calendar year and (3) any net ordinary income and capital gains in excess of capital losses recognized, but not distributed, in preceding calendar years (the “Excise Tax Avoidance Requirement”). We will not be subject to the U.S. federal excise tax on amounts on which we are required to pay U.S. federal income tax (such as retained net capital gains). Depending upon the level of taxable income earned in a taxable year, we may choose to carry forward taxable income for distribution in the following taxable year and pay the applicable U.S. federal excise tax.

In order to qualify as a RIC for U.S. federal income tax purposes, we must, among other things:

•	qualify and have in effect an election to be treated as a BDC under the Investment Company Act at all times during each taxable year;

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derive in each taxable year at least 90% of our gross income from dividends, interest, payments with respect to loans of certain securities, gains from the sale of stock or other securities, net income derived from an interest in a “qualified publicly traded partnership” (as defined in the Code), or other income derived with respect to our business of investing in such stock or securities (the “90% Income Test”); and

•	diversify our holdings so that at the end of each quarter of the taxable year:

o
at least 50% of the value of our assets consists of cash, cash equivalents, U.S. government securities, securities of other RICs, and other securities if such other securities of any one issuer do not represent more than 5% of the value of our assets or more than 10% of the outstanding voting securities of the issuer; and

o
no more than 25% of the value of our assets is invested in (a) the securities, other than U.S. government securities or securities of other RICs, of one issuer or of two or more issuers that are controlled, as determined under applicable Code rules, by us and that are engaged in the same or similar or related trades or businesses or (b) the securities of one or more qualified publicly traded partnerships (the “Diversification Tests”).

For U.S. federal income tax purposes, we will include in our taxable income certain amounts that we have not yet received in cash. For example, if we hold debt instruments that are treated under applicable U.S. federal income tax rules as having original issue discount (such as debt instruments with PIK interest or, in certain cases, that have increasing interest rates or are issued with warrants), we must include in our taxable income in each taxable year a portion of the original issue discount that accrues over the life of the obligation, regardless of whether we receive cash representing such income in the same taxable year. We may also have to include in our taxable income other amounts that we have not yet received in cash, such as accruals on a contingent payment debt instrument or deferred loan origination fees that are paid after origination of the loan or are paid in non-cash compensation such as warrants or stock. Because such original issue discount or other amounts accrued will be included in our investment company taxable income for the taxable year of accrual, we may be required to make distributions to our stockholders in order to satisfy the Annual Distribution Requirement and/or the Excise Tax Avoidance Requirement, even though we will have not received any corresponding cash payments. Accordingly, to enable us to make distributions to our stockholders that will be sufficient to enable us to satisfy the Annual Distribution Requirement, we may need to sell some of our assets at times and/or at prices that we would not consider advantageous, we may need to raise additional equity or debt capital or we may need to forego new investment opportunities or otherwise take actions that are disadvantageous to our business (or be unable to take actions that are advantageous to our business). If we are unable to obtain cash from other sources to enable us to satisfy the Annual Distribution Requirement, we may fail to qualify for the U.S. federal income tax benefits allowable to RICs and, thus, become subject to a corporate-level U.S. federal income tax (and any applicable state and local taxes).

Because we expect to use debt financing, we may be prevented by financial covenants contained in our debt financing agreements from making distributions to our stockholders in certain circumstances. In addition, under the Investment Company Act, we are generally not permitted to make distributions to our stockholders while our debt obligations and other senior securities are outstanding unless certain “asset coverage” tests are met. See “Item 1(c). Description of Business—Regulation as a Public Business Development Company — Indebtedness and Senior Securities.” Limits on our distributions to our stockholders may prevent us from satisfying the Annual Distribution Requirement and, therefore, may jeopardize our qualification for taxation as a RIC, or subject us to the 4% U.S. federal excise tax.

Although we do not presently expect to do so, we may borrow funds and sell assets in order to make distributions to our stockholders that are sufficient for us to satisfy the Annual Distribution Requirement. However, our ability to dispose of assets may be limited by (1) the illiquid nature of our portfolio and/or (2) other requirements relating to our status as a RIC, including the Diversification Tests. If we dispose of assets in order to meet the Annual Distribution Requirement or the Excise Tax Avoidance Requirement, we may make such dispositions at times that, from an investment standpoint, are not advantageous. Alternatively, although we currently do not intend to do so, to satisfy the Annual Distribution Requirement, we may declare a taxable dividend payable in our stock or cash at the election of each stockholder. In such case, for U.S. federal income tax purposes, the amount of the dividend paid in our common stock will generally be equal to the amount of cash that could have been received instead of our stock. See “Taxation of Stockholders” below for a discussion of the tax consequences to stockholders upon receipt of such dividends.

A RIC is limited in its ability to deduct expenses in excess of its investment company taxable income. If our expenses in a given taxable year exceed our investment company taxable income, we would incur a net operating loss for that taxable year. However, a RIC is not permitted to carry forward net operating losses to subsequent taxable years and such net operating losses do not pass through to its stockholders. In addition, expenses can be used only to offset investment company taxable income, not net capital gain. A RIC may not use any net capital losses (that is, realized capital losses in excess of realized capital gains) to offset the RIC’s investment company taxable income, but may carry forward such losses, and use them to offset future capital gains, indefinitely. As a result of these limits on the deductibility of expenses and net capital losses, we may for tax purposes have aggregate taxable income for several taxable years that we are required to distribute and that is taxable to our stockholders even if such income is greater than the aggregate net income we actually earned during those taxable years. In addition, if future capital gains are offset by carried forward capital losses, such future capital gains are not subject to any corporate-level U.S. federal income tax, regardless of whether they are distributed to our stockholders. Accordingly, we do not expect to distribute any such offsetting capital gains.

Distributions we make to our stockholders may be made from our cash assets or by liquidation of our investments, if necessary. We may recognize gains or losses from such liquidations. In the event we recognize net capital gains from such transactions, you may receive a larger capital gain distribution than you would have received in the absence of such transactions.

Failure to Qualify as a RIC

If we failed to satisfy the 90% Income Test for any taxable year or the Diversification Tests for any quarter of a taxable year, we might nevertheless continue to qualify as a RIC for such taxable year if certain relief provisions of the Code applied (which might, among other things, require us to pay certain corporate-level U.S. federal taxes or to dispose of certain assets). If we failed to qualify for treatment as a RIC and such relief provisions did not apply to us, we would be subject to U.S. federal income tax on all of our taxable income at regular corporate U.S. federal income tax rates (and we also would be subject to any applicable state and local taxes), regardless of whether we make any distributions to our stockholders. We would not be able to deduct distributions to our stockholders, nor would distributions to our stockholders be required to be made for U.S. federal income tax purposes. Any distributions we make generally would be taxable to our U.S. stockholders as ordinary dividend income and, subject to certain limitations under the Code, would be eligible for the 20% maximum rate applicable to individuals and other non-corporate U.S. stockholders, to the extent of our current or accumulated earnings and profits. Subject to certain limitations under the Code, U.S. stockholders that are corporations for U.S. federal income tax purposes would be eligible for the dividends-received deduction. Distributions in excess of our current and accumulated earnings and profits would be treated first as a return of capital to the extent of the stockholder’s adjusted tax basis, and any remaining distributions would be treated as a capital gain.

Subject to a limited exception applicable to RICs that qualified as such under Subchapter M of the Code for at least one taxable year prior to disqualification and that requalify as a RIC no later than the second taxable year following the non-qualifying taxable year, we could be subject to U.S. federal income tax on any unrealized net built-in gains in the assets held by us during the period in which we failed to qualify as a RIC that are recognized during the 10-year period after our requalification as a RIC, unless we made a special election to pay corporate-level U.S. federal income tax on such net built-in gains at the time of our requalification as a RIC. We may decide to be taxed as a regular corporation even if we would otherwise qualify as a RIC if we determine that treatment as a corporation for a particular taxable year would be in our best interests.

Our Investments — General

Certain of our investment practices may be subject to special and complex U.S. federal income tax provisions that may, among other things, (1) treat dividends that would otherwise constitute qualified dividend income as non-qualified dividend income, (2) disallow, suspend or otherwise limit the allowance of certain losses or deductions, (3) convert lower-taxed long-term capital gain into higher-taxed short-term capital gain or ordinary income, (4) convert an ordinary loss or a deduction into a capital loss (the deductibility of which is more limited), (5) cause us to recognize income or gain without receipt of a corresponding cash payment, (6) adversely affect the time as to when a purchase or sale of stock or securities is deemed to occur, (7) adversely alter the characterization of certain complex financial transactions and (8) produce income that will not be qualifying income for purposes of the 90% Income Test. We intend to monitor our transactions and may make certain tax elections to mitigate the potential adverse effect of these provisions, but there can be no assurance that we will be eligible for any such tax elections or that any adverse effects of these provisions will be mitigated.

Gain or loss recognized by us from warrants or other securities acquired by us, as well as any loss attributable to the lapse of such warrants, generally will be treated as capital gain or loss. Such gain or loss generally will be long-term or short-term depending on how long we held a particular warrant or security.

A portfolio company in which we invest may face financial difficulties that require us to work-out, modify or otherwise restructure our investment in the portfolio company. Any such transaction could, depending upon the specific terms of the transaction, result in unusable capital losses and future non-cash income. Any such transaction could also result in our receiving assets that give rise to non-qualifying income for purposes of the 90% Income Test or otherwise would not count toward satisfying the Diversification Requirements.

We may invest a portion of our net assets in below investment grade instruments. Investments in these types of instruments may present special tax issues for us. U.S. federal income tax rules are not entirely clear about issues such as when we may cease to accrue interest, original issue discount or market discount, when and to what extent deductions may be taken for bad debts or worthless instruments, how payments received on obligations in default should be allocated between principal and income and whether exchanges of debt obligations in a bankruptcy or workout context are taxable. We will address these and other issues to the extent necessary in order to seek to ensure that we distribute sufficient income to avoid any material U.S. federal income or excise tax.

Our investment in non-U.S. securities may be subject to non-U.S. income, withholding and other taxes. In that case, our yield on those securities would be decreased. Stockholders generally will not be entitled to claim a U.S. foreign tax credit or deduction with respect to non-U.S. taxes paid by us.

If we acquire shares in a “passive foreign investment company” (a “PFIC”), we may be subject to U.S. federal income tax on a portion of any “excess distribution” received on, or any gain from the disposition of, such shares even if we distribute such income as a taxable dividend to our stockholders. Additional charges in the nature of interest generally will be imposed on us in respect of deferred taxes arising from any such excess distribution or gain. If we invest in the shares of a PFIC and elect to treat the PFIC as a “qualified electing fund” under the Code (a “QEF”), in lieu of the foregoing requirements, we will be required to include in income each taxable year our proportionate share of the ordinary earnings and net capital gain of the QEF, even if such income is not distributed by the QEF. Alternatively, we may be able to elect to mark-to-market our shares in a PFIC at the end of each taxable year (as well as certain other dates prescribed in the Code); in this case, we will recognize as ordinary income any increase in the value of such shares, and as ordinary loss any decrease in such value to the extent that any such decrease does not exceed prior increases in such value included in our income. Our ability to make either election will depend on factors beyond our control, and are subject to restrictions which may limit the availability of the benefit of these elections. Under either election, we may be required to recognize in a taxable year income in excess of any distributions we receive from PFICs and any proceeds from dispositions of PFIC stock during that year, and such income will nevertheless be subject to the Annual Distribution Requirement and will be taken into account for purposes of determining whether we satisfy the Excise Tax Avoidance Requirement. See “— Taxation as a RIC” above.

Under Section 988 of the Code, gains or losses attributable to fluctuations in exchange rates between the time we accrue income, expenses or other liabilities denominated in a foreign currency and the time we actually collect such income or pay such expenses or liabilities are generally treated as ordinary income or loss. Similarly, gains or losses on foreign currency-denominated forward, futures and option contracts, as well as certain financial instruments, and the disposition of debt obligations denominated in a foreign currency, to the extent attributable to fluctuations in exchange rates between the acquisition and disposition dates, are also treated as ordinary income or loss.

Some of the income that we might otherwise earn, such as fees for providing managerial assistance, certain fees earned with respect to our investments, income recognized in a work-out or restructuring of a portfolio investment, or income recognized from an equity investment in an operating partnership, may not satisfy the 90% Income Test.  To manage the risk that such income might disqualify us as a RIC for failure to satisfy the 90% Income Test, one or more subsidiary entities treated as U.S. corporations for U.S. federal income tax purposes may be employed to earn such income and (if applicable) hold the related asset.  Such subsidiary entities will be required to pay U.S. federal income tax on their earnings, which ultimately will reduce the yield to our stockholders on such fees and income.

The remainder of this discussion assumes that we qualify as a RIC for each taxable year.

Taxation of U.S. Stockholders

The following discussion only applies to U.S. stockholders. Prospective stockholders that are not U.S. stockholders should refer to “— Taxation of Non-U.S. Stockholders” below.

Distributions

Distributions by us (including distributions where stockholders can elect to receive cash or stock) generally are taxable to U.S. stockholders as ordinary income or capital gains. Distributions of our investment company taxable income will be taxable as ordinary income to U.S. stockholders to the extent of our current or accumulated earnings and profits, whether paid in cash or stock. To the extent that such distributions paid by us to non-corporate U.S. stockholders (including individuals) are attributable to dividends from U.S. corporations and certain qualified foreign corporations, such distributions (“Qualifying Dividends”) may be eligible for a reduced maximum U.S. federal income tax rate of 20%. In this regard, it is anticipated that our distributions generally will not be attributable to dividends received by us and, therefore, generally will not qualify for the 20% maximum rate applicable to Qualifying Dividends. Distributions of our net capital gain (which is generally our realized net long-term capital gains in excess of realized net short-term capital losses) properly designated by us as “capital gain dividends” will be taxable to U.S. stockholders as long-term capital gains (currently taxable at a maximum U.S. federal income tax rate of 20% in the case of non-corporate U.S. stockholders (including individuals)), regardless of the U.S. stockholder’s holding period for his, her or its common stock and regardless of whether paid in cash or stock. Distributions in excess of our earnings and profits first will reduce a U.S. stockholder’s adjusted tax basis in such stockholder’s common stock and, after the adjusted tax basis is reduced to zero, will constitute capital gains to such U.S. stockholder.

We may decide to retain some or all of our net capital gain for reinvestment, but designate the retained net capital gain as a “deemed distribution”. In that case, among other consequences, (i) we will pay tax on the retained amount, (ii) each U.S. stockholder will be required to include his, her or its share of the deemed distribution in income as if it had been actually distributed to the U.S. stockholder, and (iii) the U.S. stockholder will be entitled to claim a credit equal to his, her or its allocable share of the tax paid thereon by us. Because we expect to pay tax on any retained net capital gains at the regular corporate U.S. federal income tax rate, and because that rate is in excess of the maximum U.S. federal income tax rate currently payable by individuals (and other non-corporate U.S. stockholders) on long-term capital gains, the amount of tax that individuals (and other non-corporate U.S. stockholders) will be treated as having paid will exceed the tax they owe on the capital gain distribution. Such excess generally may be claimed as a credit against the U.S. stockholder’s other federal income tax obligations or may be refunded to the extent it exceeds the U.S. stockholder’s U.S. federal income tax liability. The amount of the deemed distribution net of such tax will be added to the U.S. stockholder’s tax basis for his, her or its common stock. In order to utilize the deemed distribution approach, we must provide written notice to our stockholders prior to the expiration of 60 days after the close of the relevant taxable year. We cannot treat any of our investment company taxable income as a “deemed distribution”.

For purposes of determining (1) whether the Annual Distribution Requirement is satisfied for any taxable year and (2) the amount of capital gain dividends paid for that year, under certain circumstances, we may elect to treat a dividend that is paid during the following taxable year as if it had been paid during the taxable year in question. If we make such an election, U.S. stockholders will still be treated as receiving the dividend in the taxable year in which the distribution is made. However, any dividend declared by us in October, November or December of any calendar year, payable to stockholders of record on a specified date in such a month and actually paid during January of the following calendar year, will be treated as if it had been received by our U.S. stockholders on December 31 of the calendar year in which the dividend was declared.

Although we currently do not intend to do so, we have the ability to declare a large portion of a dividend in shares of our stock. As long as a portion of such dividend is paid in cash and certain requirements are met, the entire distribution will generally be treated as a dividend for U.S. federal income tax purposes.  For U.S. federal income tax purposes, the amount of the dividend paid in our common stock will generally be equal to the amount of cash that could have been received instead of our stock. This may result in our U.S. stockholders having to pay tax on such dividends, even if no cash is received.

We will be treated as a “publicly offered regulated investment company” (within the meaning of Section 67 of the Code) if either (i) shares of our common stock and our preferred stock collectively are held by at least 500 persons at all times during a taxable year, (ii) shares of our common stock are treated as regularly traded on an established securities market or (iii) shares of our common stock are continuously offered pursuant to a public offering (within the meaning of section 4 of the Securities Act.  We cannot assure you that we will be treated as a publicly offered regulated investment company for all taxable years. If we are not treated as a publicly offered regulated investment company for any calendar year, for purposes of computing the taxable income of U.S. stockholders that are individuals, trusts or estates, (i) our earnings will be computed without taking into account such U.S. stockholders’ allocable shares of the management and incentive fees paid to our investment adviser and certain of our other expenses, (ii) each such U.S. stockholder will be treated as having received or accrued a dividend from us in the amount of such U.S. stockholder’s allocable share of these fees and expenses for the calendar year, (iii) each such U.S. stockholder will be treated as having paid or incurred such U.S. stockholder’s allocable share of these fees and expenses for the calendar year, and (iv) each such U.S. stockholder’s allocable share of these fees and expenses will be treated as miscellaneous itemized deductions by such U.S. stockholder.  Miscellaneous itemized deductions generally are deductible by a U.S. stockholder that is an individual, trust or estate only to the extent that the aggregate of such U.S. stockholder’s miscellaneous itemized deductions exceeds 2% of such U.S. stockholder’s adjusted gross income for U.S. federal income tax purposes, are not deductible for purposes of the alternative minimum tax and are subject to the overall limitation on itemized deductions under Section 68 of the Code.

Our U.S. stockholders will receive, as promptly as possible after the end of each calendar year, a notice reporting the amounts includible in such U.S. stockholder’s taxable income for such calendar year as ordinary income and as long-term capital gain. In addition, the U.S. federal tax status of each calendar year’s distributions from us generally will be reported to the IRS (including the amount of any dividends that are Qualifying Dividends eligible for the 20% maximum rate). Dividends paid by us generally will not be eligible for the dividends-received deduction or the preferential tax rate applicable to Qualifying Dividends because our income generally will not consist of dividends. Distributions may also be subject to additional state, local and non-U.S. taxes depending on a U.S. stockholder’s particular situation.

Alternative Minimum Tax

As a RIC, we will be subject to alternative minimum tax, also referred to as “AMT”, but any items that are treated differently for AMT purposes must be apportioned between us and our U.S. stockholders, and this may affect the U.S. stockholders’ AMT liabilities. Although Treasury regulations explaining the precise method of apportionment have not yet been issued, such items will generally be apportioned in the same proportion that dividends paid to each U.S. stockholder bear to our taxable income (determined without regard to the dividends paid deduction), unless a different method for a particular item is warranted under the circumstances.

Dispositions

A U.S. stockholder generally will recognize taxable gain or loss if the U.S. stockholder sells or otherwise disposes of his, her or its shares of our common stock. The amount of gain or loss will be measured by the difference between such stockholder’s adjusted tax basis in the common stock sold and the amount of the proceeds received in exchange. Any gain or loss arising from such sale or disposition generally will be treated as long-term capital gain or loss if the U.S. stockholder has held his, her or its shares for more than one year; otherwise, any such gain or loss will be classified as short-term capital gain or loss. However, any capital loss arising from the sale or disposition of shares of our common stock held for six months or less will be treated as long-term capital loss to the extent of the amount of capital gain dividends received, or undistributed capital gain deemed received, with respect to such shares. In addition, all or a portion of any loss recognized upon a disposition of shares of our common stock may be disallowed if other shares of our common stock are purchased (whether through reinvestment of distributions or otherwise) within 30 days before or after the disposition.

In general, non-corporate U.S. stockholders (including individuals) currently are subject to a maximum U.S. federal income tax rate of 20% on their net capital gain (i.e., the excess of realized net long-term capital gains over realized net short-term capital losses), including any long-term capital gain derived from an investment in shares of our common stock. Such rate is lower than the maximum rate on ordinary income currently payable by individuals. Corporate U.S. stockholders currently are subject to U.S. federal income tax on net capital gain at the maximum 35% rate also applied to ordinary income. Non-corporate U.S. stockholders (including individuals) with net capital losses for a taxable year (i.e., capital losses in excess of capital gains) generally may deduct up to $3,000 of such losses against their ordinary income each taxable year; any net capital losses of a non-corporate U.S. stockholder (including an individual) in excess of $3,000 generally may be carried forward and used in subsequent taxable years as provided in the Code. Corporate U.S. stockholders generally may not deduct any net capital losses for a taxable year, but may carry back such losses for three taxable years or carry forward such losses for five taxable years.

The Code requires reporting of adjusted cost basis information for covered securities, which generally include shares of a RIC, to the IRS and to taxpayers.  U.S. stockholders holding our shares through financial intermediaries should contact their financial intermediaries with respect to reporting of cost basis and available elections for their accounts.

Medicare Tax on Net Investment Income

An additional 3.8% Medicare tax is imposed on certain net investment income (including ordinary dividends and capital gain distributions received from us and net gains from redemptions or other taxable dispositions of our shares) of U.S. individuals, estates and trusts to the extent that such person’s “modified adjusted gross income” (in the case of an individual) or “adjusted gross income” (in the case of an estate or trust) exceeds certain threshold amounts.

Tax Shelter Reporting Regulations

Under applicable Treasury regulations, if a U.S. stockholder recognizes a loss with respect to our common stock of $2 million or more for a non-corporate U.S. stockholder or $10 million or more for a corporate U.S. stockholder in any single taxable year (or a greater loss over a combination of years), the U.S. stockholder must file with the IRS a disclosure statement on Form 8886. Direct U.S. stockholders of portfolio securities are in many cases excepted from this reporting requirement, but under current guidance, U.S. stockholders of a RIC are not excepted. Future guidance may extend the current exception from this reporting requirement to U.S. stockholders of most or all RICs. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Significant monetary penalties apply to a failure to comply with this reporting requirement. States may also have a similar reporting requirement. U.S. stockholders should consult their own tax advisers to determine the applicability of these Treasury regulations in light of their individual circumstances.

Backup Withholding

The relevant withholding agent may be required to withhold U.S. federal income tax (“backup withholding”), at a current rate of 28%, from any taxable distribution to a U.S. stockholder (other than a corporation, a financial institution, or a stockholder that otherwise qualifies for an exemption) (1) that fails to provide a correct taxpayer identification number or a certificate that such stockholder is exempt from backup withholding or (2) with respect to whom the IRS notifies the withholding agent that such stockholder has failed to properly report certain interest and dividend income to the IRS and to respond to notices to that effect. An individual’s taxpayer identification number is his or her social security number. Backup withholding is not an additional tax, and any amount withheld under the backup withholding rules is allowed as a credit against the U.S. stockholder’s U.S. federal income tax liability, provided that proper information is timely provided to the IRS.

Taxation of Non-U.S. Stockholders

The following discussion applies only to Non-U.S. stockholders. Whether an investment in shares of our common stock is appropriate for a Non-U.S. stockholder will depend upon that stockholder’s particular circumstances. An investment in shares of our common stock by a Non-U.S. stockholder may have adverse tax consequences to such Non-U.S. stockholder. Non-U.S. stockholders should consult their own tax advisers before investing in our common stock.

Distributions; Dispositions

Subject to the discussion below, distributions of our investment company taxable income to a Non-U.S. stockholder that are not effectively connected with the Non-U.S. stockholder’s conduct of a trade or business within the United States will be subject to withholding of U.S. federal income tax at a 30% rate (or lower rate provided by an applicable income tax treaty) to the extent of our current or accumulated earnings and profits.

For taxable years of RICs beginning before January 1, 2015, certain properly designated dividends were generally exempt from withholding of U.S. federal income tax where they were paid in respect of a RIC’s (i) “qualified net interest income” (generally, its U.S.-source interest income, other than certain contingent interest and interest from obligations of a corporation or partnership in which the RIC or the non-U.S. stockholder are at least a 10% shareholder, reduced by expenses that are allocable to such income) or (ii) “qualified short-term capital gains” (generally, the excess of the RIC’s net short-term capital gain over our long-term capital loss for such taxable year), and certain other requirements were satisfied.  This provision expired on December 31, 2014 and, as a result, this exemption from withholding of U.S. federal income tax does not apply for any taxable year beginning on or after January 1, 2015.  No assurance can be given that this provision will be reinstated and, if this provision is reinstated, the form or effective date of any such reinstatement.

In addition, even if this provision is reinstated, no assurance can be given as to whether any of our distributions will be eligible for this exemption from withholding of U.S. federal income tax or, if eligible, will be designated as such by us.  In the case of common stock held through an intermediary, the intermediary may have withheld U.S. federal income tax even if the RIC designated the payment as a dividend derived from qualified net interest income or qualified short-term capital gain.  Also, because our common stock will be subject to significant transfer restrictions, and an investment in our common stock will generally be illiquid, non-U.S. stockholders whose distributions on our common stock are subject to withholding of U.S. federal income tax may not be able to transfer their shares of our common stock easily or quickly or at all.

Distributions of our investment company taxable income to a Non-U.S. stockholder that are effectively connected with the Non-U.S. stockholder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment of the Non-U.S. stockholder), generally will not be subject to withholding of U.S. federal income tax if the Non-U.S. stockholder complies with applicable certification and disclosure requirements, although the distributions (to the extent of our current or accumulated earnings and profits) will be subject to U.S. federal income tax on a net basis at the rates and in the manner applicable to U.S. stockholders generally.

Actual or deemed distributions of our net capital gains to a Non-U.S. stockholder, and gains realized by a Non-U.S. stockholder upon the sale of our common stock, will not be subject to U.S. federal income tax or any withholding of such tax, unless (a) the distributions or gains, as the case may be, are effectively connected with the Non-U.S. stockholder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment of the Non-U.S. stockholder), in which case the distributions or gains will be subject to U.S. federal income tax on a net basis at the rates and in the manner applicable to U.S. stockholders generally or (b) the Non-U.S. stockholder is an individual who has been present in the United States for 183 days or more during the taxable year and satisfies certain other conditions, in which case, except as otherwise provided by an applicable income tax treaty, the distributions or gains, which may be offset by certain U.S.-source capital losses, generally will be subject to a flat 30% U.S. federal income tax, even though the Non-U.S. stockholder is not considered a resident alien under the Code.

If we distribute our net capital gains in the form of deemed rather than actual distributions, a Non-U.S. stockholder will be entitled to a U.S. federal income tax credit or tax refund equal to the stockholder’s allocable share of the tax we pay on the capital gains deemed to have been distributed. In order to obtain the refund, the Non-U.S. stockholder must obtain a U.S. taxpayer identification number and file a U.S. federal income tax return, even if the Non-U.S. stockholder would not otherwise be required to obtain a U.S. taxpayer identification number or file a U.S. federal income tax return.

For a corporate Non-U.S. stockholder, both distributions (actual or deemed) and gains realized upon the sale of our common stock that are effectively connected with the Non-U.S. stockholder’s conduct of a trade or business within the United States may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or at a lower rate if provided for by an applicable income tax treaty).

Although we currently do not intend to do so, we have the ability to declare a large portion of a dividend in shares of our stock. As long as a portion of such dividend is paid in cash and certain requirements are met, the entire distribution will generally be treated as a dividend for U.S. federal income tax purposes. As a result, our non-U.S. stockholders will be taxed on the amount of the distribution in the same manner as a cash dividend (including the application of the withholding tax rules discussed above), even though most of the dividend was paid in shares of our stock. In such a circumstance, all or substantially all of the cash that would otherwise be distributed to a Non-U.S. stockholder may be withheld or shares of our stock may be withheld and sold to fund the applicable withholding).

Backup Withholding

A Non-U.S. stockholder who is a non-resident alien individual, and who is otherwise subject to withholding of U.S. federal income tax, will be subject to information reporting and may be subject to backup withholding of U.S. federal income tax on taxable distributions unless the Non-U.S. stockholder provides the applicable withholding agent with a U.S. nonresident withholding tax certification (e.g., an IRS Form W-8BEN, IRS Form W-BEN-E or an acceptable substitute form) or otherwise establishes an exemption from backup withholding.

Non-U.S. stockholders should consult their own tax advisers with respect to the U.S. federal income and withholding tax consequences, and state, local and non-U.S. tax consequences, of an investment in shares of our common stock.

Withholding and Information Reporting on Foreign Financial Accounts

Under the Code and recently issued Treasury regulations, the applicable withholding agent generally will be required to withhold 30% of the dividends on our common stock paid and, effective January 1, 2019, the gross proceeds from a sale of our common stock and certain capital gain dividends paid to (i) a non-U.S. financial institution (whether such financial institution is the beneficial owner or an intermediary) unless such non-U.S. financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements or (ii) a non-financial non-U.S. entity (whether such entity is the beneficial owner or an intermediary) unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity meets certain other specified requirements. If payment of this withholding tax is made, Non-U.S. stockholders that are otherwise eligible for an exemption from, or a reduction in, withholding of U.S. federal income taxes with respect to such dividends or proceeds will be required to seek a credit or refund from the IRS to obtain the benefit of such exemption or reduction. We will not pay any additional amounts in respect to any amounts withheld.

Item 1A. Risk Factors

An investment in our common stock involves certain risks relating to our structure and investment objective. The risks set forth below are not the only risks we face, and we may face other risks that we have not yet identified, which we do not currently deem material or which are not yet predictable. If any of the following risks occur, our business, financial condition and results of operations could be materially and adversely affected. In such case, our net asset value and the price of our common stock could decline significantly, and you may lose all or part of your investment.

Risks Relating to Our Business and Structure

We are a new company and have no operating history.

We were formed in September 2015. As a result of a lack of operating history, we are subject to all of the business risks and uncertainties associated with any new business, including the risk that we will not achieve our investment objective and that the value of your investment could decline substantially or your investment could become worthless.  The results of any other funds or accounts managed by our investment adviser, which have or have had an investment program which is similar to, or different from, our investment program may not be indicative of the results that we may achieve.  We have and expect to have a different investment portfolio and expect to employ different investment strategies and techniques from such other funds and accounts.  Accordingly, our results may differ from and are independent of the results obtained by such other funds and accounts.

We anticipate, based on the amount of proceeds raised in the initial or subsequent offerings, that it could take some time to invest substantially all of the capital we expect to raise due to market conditions generally and the time necessary to identify, evaluate, structure, negotiate and close suitable investments in private middle-market companies.  During the start-up period, we may invest proceeds from time to time in temporary investments, such as cash, cash equivalents, U.S. government securities and other high-quality debt investments that mature in one year or less from the time of investment to comply with the RIC diversification requirements.  These investments are expected to earn yields substantially lower than the interest, dividend or other income that we seek to receive from suitable portfolio investments. We may not be able to pay any significant dividends during this period, and any such dividends may be substantially lower than the dividends we expect to pay when our portfolio is fully invested.  We will pay a management fee to our investment adviser throughout this interim period irrespective of our performance. If the management fee and our other expenses exceed the return on the temporary investments, our equity capital will be eroded.

We are a non-diversified investment company within the meaning of the Investment Company Act, and therefore we are not limited with respect to the proportion of our assets that may be invested in securities of a single issuer.

We are classified as a non-diversified investment company within the meaning of the Investment Company Act, which means that we are not limited by the Investment Company Act with respect to the proportion of our assets that we may invest in securities of a single issuer. To the extent that we assume large positions in the securities of a small number of issuers, our net asset value may fluctuate to a greater extent than that of a diversified investment company as a result of changes in the financial condition or the market’s assessment of the issuer. We may also be more susceptible to any single economic or regulatory occurrence than a diversified investment company. Beyond our asset diversification requirements as a RIC under the Code, we do not have fixed guidelines for diversification, and our investments could be concentrated in relatively few portfolio companies.

Our investment adviser and its management have no prior experience managing a BDC.

Although our investment adviser and its investment team are experienced in managing portfolios of assets in which we expect to invest, they have no prior experience managing a portfolio that takes the form of a BDC, and the investment philosophy and techniques used by our investment adviser to manage a BDC may differ from those previously employed by our investment adviser and its investment team in identifying and managing past investments. Accordingly, we can offer no assurance that we will replicate the historical performance of other clients or other entities or companies that Muzinich’s investment team or Muzinich advised in the past, and we caution you that our investment returns could be substantially lower than the returns achieved by other clients of the investment adviser.

Under the Investment Company Act, BDCs are generally required to invest at least 70% of their total assets primarily in securities of qualifying U.S. private or thinly-traded public companies, cash, cash equivalents, U.S. government securities and other high-quality debt investments that mature in one year or less from the time of investment. Muzinich and its investment team have limited experience in managing this type of portfolio, which may hinder their respective abilities to take advantage of attractive investment opportunities and, as a result, achieve our investment objective.

We are subjected to constraints that may significantly reduce our operating flexibility. If we fail to maintain our status as a BDC, we might be regulated as a closed-end investment company, which would subject us to additional regulatory restrictions.

The Investment Company Act imposes numerous constraints on the operations of BDCs. For example, as noted above, BDCs generally are required to invest at least 70% of their total assets primarily in securities of qualifying assets. Any failure to comply with the requirements imposed on BDCs by the Investment Company Act could cause the SEC to bring an enforcement action against us and/or expose us to claims of private litigants.

Munizich believes that most of our portfolio company investments will constitute qualifying assets. However, we may be precluded from investing in what Muzinich believes are attractive investments if such investments are not qualifying assets for purposes of the Investment Company Act. If we do not invest a sufficient portion of our assets in qualifying assets, we will be prohibited from making any additional investment that is not a qualifying asset and may not be able to take advantage of attractive investment opportunities. Similarly, these rules could prevent us from making follow-on investments in existing portfolio companies, which could result in the dilution of our position.

In addition, if we fail to maintain our status as a BDC, we might be regulated as a closed-end investment company that is required to register under the Investment Company Act, which would subject us to additional regulatory restrictions and significantly decrease our operating flexibility.

These constraints, along with the U.S. federal income tax requirements discussed below, may hinder our investment adviser’s ability to take advantage of attractive investment opportunities and to achieve our investment objective.

We will be subject to corporate-level U.S. federal income tax on all of our income if we are unable to qualify as a RIC under Subchapter M of the Code, which would have a material adverse effect on our financial performance.

Although we intend to elect to be treated, and intend to qualify annually, as a RIC under Subchapter M of the Code, we cannot assure you that we will be able to qualify for and maintain RIC status. To obtain and maintain RIC status and be relieved of U.S. federal income taxes on income and gains distributed to our stockholders, we must meet the Annual Distribution Requirement, 90% Income Test and Diversification Tests described below.

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The Annual Distribution Requirement will be satisfied if we distribute to our stockholders on an annual basis at least 90% of our investment company taxable income, for each taxable year. Because we expect to use debt financing, we expect to be subject to an asset coverage ratio requirement under the Investment Company Act, and we expect to be subject to certain financial covenants contained in our credit agreements and other debt financing agreements. This asset coverage ratio requirement and these financial covenants could, under certain circumstances, restrict us from making distributions to our stockholders that are necessary for us to satisfy the distribution requirement. If we are unable to obtain cash from other sources, and thus are unable to make sufficient distributions to our stockholders, we could fail to qualify for RIC tax treatment and thus become subject to corporate-level U.S. federal income tax (and any applicable U.S. state and local taxes).

•	The 90% Income Test will be satisfied if at least 90% of our gross income for each taxable year is derived from dividends, interest, gains from the sale of stock or securities or similar sources.

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The Asset Diversification Tests will be satisfied if, at the end of each quarter of our taxable year, at least 50% of the value of our assets consist of cash, cash equivalents, U.S. government securities, securities of other RICs, and other acceptable securities, and no more than 25% of the value of our assets is invested in the securities (other than U.S. government securities or securities of other RICs) of one issuer, or of two or more issuers that are controlled, as determined under applicable Code rules, by us and that are engaged in the same or similar or related trades or businesses or of certain “qualified publicly traded partnerships”. Failure to meet these requirements may result in our having to dispose of certain investments quickly in order to prevent the loss of our RIC status. Because most of our investments will be in private companies, and therefore will be relatively illiquid, any such dispositions could be made at disadvantageous prices and could result in substantial losses.

If we fail to qualify for or maintain our RIC tax status for any reason, and we do not qualify for certain relief provisions under the Code, we would be subject to corporate-level U.S. federal income tax (and any applicable U.S. state and local taxes). In this event, the resulting taxes could substantially reduce our net assets, the amount of our income available for distribution and the amount of our distributions to our stockholders, which would have a material adverse effect on our financial performance. For additional discussion regarding the tax implications of a RIC, see “Item 1(c). Description of Business—Certain U.S. Federal Income Tax Consequences.”

We will be dependent upon management personnel of our investment adviser for our future success.

We depend on the experience, diligence, skill and network of business contacts of Muzinich and its investment team. Munizich’s investment team, together with other investment professionals that our investment adviser currently retains or may retain in the future, will identify, evaluate, negotiate, structure, close, monitor and manage our investments. Our future success may significantly depend on the continued service and coordination of Muzinich’s senior investment professionals. If Muzinich was to lose the services of these individuals, its ability to service us could be adversely affected and could have a material adverse effect on our business, financial condition or results of operations. In addition, we cannot assure you that our investment adviser will remain our investment adviser or that we will continue to have access to our investment adviser or its investment professionals.

Additionally, our ability to achieve our investment objective will depend on our investment adviser’s ability to identify, invest in and monitor companies that meet our investment criteria. To accomplish this on a cost-effective basis, our investment adviser must provide competent, attentive and efficient services to us. Our officers and the investment professionals of our investment adviser have substantial responsibilities in connection with their roles at our investment adviser and with other clients of our investment adviser, as well as responsibilities under the Investment Management Agreement. We may also be called upon to provide significant managerial assistance to certain of our portfolio companies. These demands on their time, which will increase as the number of investments grow, could be substantial and may slow the rate of investment. Therefore, in order to grow, our investment adviser may need to hire, train, supervise, manage and retain new employees. However, we cannot assure you that they will be able to do so effectively. Any failure to manage our future growth effectively could have a material adverse effect on our business, financial condition and results of operations.

Our investment adviser, its officers, investment professionals and employees may have certain conflicts of interest.

Our investment adviser, its officers, investment professionals and employees serve or may serve as investment advisers, officers, directors or principals of entities or private funds that operate in the same or a related line of business as us and/or of private funds managed by our investment adviser or its affiliates. Accordingly, these individuals may have obligations to investors in those entities or private funds, the fulfillment of which might not be in our best interests or the best interests of our stockholders. Although the investment adviser and these individuals will devote as much as time to the management of our investments as they deem appropriate to perform their duties in accordance with the Investment Management Agreement and in accordance with reasonable commercial standards, the investment professionals of the investment adviser may have conflicts in allocating their time and services among us and those entities or private funds. Our investment adviser and its affiliates are not restricted from forming additional funds, from entering into investment advisory relationships or from engaging in certain other business activities, even though such activities may involve substantial time and resources of our investment adviser and its professional staff. These activities may be viewed as creating a conflict of interest. In addition, we note that any affiliated investment vehicle currently formed or formed in the future and managed by the investment adviser or its affiliates may have overlapping investment objectives with our own and, accordingly, may invest in asset classes similar to those targeted by us. As a result, our investment adviser and/or its affiliates may face conflicts in allocating investment opportunities between us and such other entities. Although our investment adviser and its affiliates will endeavor to allocate investment opportunities in a fair and equitable manner and consistent with applicable allocation procedures, it is possible that, in the future, we may not be given the opportunity to participate in investments made by other clients or entities managed by our investment adviser or its affiliates. In any such case, if our investment adviser forms other affiliates in the future, we may co-invest on a concurrent basis with such other affiliates, subject to compliance with applicable regulations and regulatory guidance, as well as applicable allocation procedures. In certain circumstances, negotiated co-investments may be made only if we receive an order from the SEC permitting us to do so. There can be no assurance when any such order would be obtained or that one will be obtained at all. Stockholders should note the matters discussed in “Item 7. Certain Relationships and Related Transactions, and Director Independence – Potential Conflicts of Interest” and “Item 1A. Risk Factors—Risks Relating to Our Business and Structure—Our ability to enter into transactions with our affiliates will be restricted.”

Our ability to grow depends on our ability to raise additional capital.

We will need to periodically access the capital markets to raise cash to fund new investments. We may be unable to raise substantial capital, which could result in us being unable to structure our investment portfolio as anticipated. The returns achieved on these investments may also be reduced as a result of allocating our expenses over a smaller asset base.

We expect to use debt financing and issue additional securities to fund our growth, if any. Unfavorable economic or general market conditions may increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us. An inability to successfully access the capital markets could limit our ability to grow our business and fully execute our business strategy and could decrease our earnings, if any. In addition, difficulty raising capital on favorable terms may arise due to circumstances that are beyond our control, such as a protracted disruption in the credit markets, a severe decline in the value of the U.S. dollar, a general economic downtown or any potential operational problem that affects us or our third-party service providers, and could have a material adverse effect on our business, financial condition and results of operations.

In addition, with certain limited exceptions, we will only be allowed to borrow amounts or issue debt securities or preferred stock, which we refer to collectively as “senior securities,” such that our asset coverage, as defined under the Investment Company Act, equals at least 200% immediately after such borrowing   (e.g., 200% asset coverage means that for every $100 of net assets, the Company may raise $100 from borrowing and issuing senior securities) (except in connection with certain trading practices and investments), which, in certain circumstances, may restrict our ability to borrow or issue debt securities or preferred stock. The amount of leverage that we will employ will depend on our investment adviser’s and our Board of Directors’ assessments of market conditions and other factors at the time of any proposed borrowing or issuance of senior securities.

Furthermore, additional equity capital may be difficult to raise because, subject to some limited exceptions, as a BDC, we are generally not able to issue additional shares of our common stock at a price per share less than NAV without first obtaining approval for such issuance from our stockholders and our Independent Directors. We cannot assure you that we will be able to obtain lines of credit, issue additional securities or otherwise raise additional capital at all or on terms acceptable to us.

We may borrow money and enter into transactions, which may magnify the potential for gain or loss and may increase the risk of investing in us.

We may borrow from and issue senior debt securities to banks, insurance companies and other lenders or investors as part of our investment strategy. Holders of these senior securities will have fixed-dollar claims on our assets that are superior to the claims of our common stockholders. If the value of our assets decreases, leveraging would cause NAV to decline more sharply than it otherwise would have if we did not employ leverage. Similarly, any decrease in our income would cause net income to decline more sharply than it would have had we not borrowed. Such a decline could negatively affect our ability to make common stock dividend payments. Our ability to service any debt that we incur will depend largely on our financial performance and will be subject to prevailing economic conditions and competitive pressures. Moreover, the management fee will be payable based on our gross assets, including those assets acquired through the use of leverage but excluding cash and cash equivalents. Additionally, we intend to form a SBIC. We will be able to incur additional leverage if we are able to exclude the debt of the SBIC subsidiary from the leverage requirements otherwise applicable to BDCs. We have not yet applied to the Small Business Administration (“SBA”) for approval and have not yet applied for related exemptive relief from the SEC and we can offer no assurances as to whether or when we will be able to form a SBIC subsidiary. There can be no assurance that we will use leverage or that our leveraging strategy will be successful during any period in which it is employed.

Furthermore, any credit agreement or other debt financing agreement into which we may enter may impose financial and operating covenants that restrict our investment activities, our ability to call capital, remedies on default and similar matters. In connection with borrowings, our lenders may also require us to pledge assets.

Lastly, we may be unable to obtain our desired leverage, which would, in turn, affect your return on investment.

We operate in a highly competitive market for investment opportunities.

The activity of identifying and completing the types of investment opportunities targeted by our investment adviser is highly competitive and involves a significant degree of uncertainty. A number of entities compete with us to make the types of investments that we make in middle-market companies. We compete with other BDCs, commercial and investment banks, commercial financing companies, collateralized loan obligations (“CLOs”), private funds, including hedge funds and, to the extent they provide an alternative form of financing, private equity funds. Many of our competitors are more experienced, substantially larger and have considerably greater financial, technical and marketing resources than we do. Some competitors may have a lower cost of funds and access to funding sources that are not available to us. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than us. Furthermore, certain of our competitors are not subject to the regulatory restrictions that the Investment Company Act imposes on us as a BDC and that the Code will impose on us as a RIC. We cannot assure you that the competitive pressures we face will not have a material adverse effect on our business, financial condition and results of operations. Also, as a result of this competition, we may not be able to secure attractive investment opportunities from time to time. Moreover, it is possible that competition for appropriate investment opportunities may increase, thus further reducing the number of opportunities available to us.

We may lose investment opportunities if we do not match our competitors’ pricing, terms and structure. If we match our competitors’ pricing, terms and structure, we may experience decreased net interest income and increased risk of credit loss. As a result of operating in such a competitive environment, we may make investments that are on less favorable terms than what we may have originally anticipated, which may impact our return on these investments.

We do not seek to compete primarily based on the interest rates we offer and Muzinich believes that some of our competitors may make loans with interest rates that are comparable to or lower than the rates we offer. Rather, we compete with our competitors based on our reputation in the market, existing investment platform, the seasoned investment professionals of our investment adviser, our experience and focus on middle-market companies, disciplined investment philosophy, extensive industry focus and relationships and flexible transaction structuring.

Even if the value of your investment declines, the management fee and, in certain circumstances, the incentive fee will still be payable.

Even if the value of your investment declines, the management fee and, in certain circumstances, the incentive fee will still be payable. The management fee is calculated as a percentage of average gross assets calculated based on our gross assets at the end of each of the two most recently completed calendar quarters (excluding cash or cash equivalents, but including assets purchased with borrowed amounts). Accordingly, the management fee is payable regardless of whether the value of our gross assets and/or your investment has decreased. Moreover, one component of the incentive fee is calculated annually based upon our realized capital gains, computed net of realized capital losses and unrealized capital depreciation on a cumulative basis. As a result, we may owe and pay our investment adviser an incentive fee for a particular calendar year as a result of realized capital gains on certain investments, and then later incur significant realized capital losses and unrealized capital depreciation on the remaining investments in our portfolio during subsequent years.

In addition, the incentive fee payable by us to our investment adviser may create an incentive for our investment adviser to incur leverage or to make certain investments that are riskier or more speculative than those that might have been made in the absence of such a compensation arrangement. Our investment adviser receives the incentive fee based, in part, upon capital gains realized on our investments. Unlike the portion of the incentive fee that is based on income, there is no hurdle rate applicable to the portion of the incentive fee based on capital gains. As a result, our investment adviser may have an incentive to invest more in companies whose securities are likely to yield capital gains, as compared to income producing securities. Such a practice could result in our investing in more speculative securities than would otherwise be the case, which could result in higher investment losses, particularly during economic downturns.

Certain investors will be limited in their ability to make significant investments in us.

Private funds that are excluded from the definition of “investment company” either pursuant to Section 3(c)(1) or 3(c)(7) of the Investment Company Act are restricted from acquiring directly or through a controlled entity more than 3% of our total outstanding voting stock (measured at the time of the acquisition). As a result, certain investors may be precluded from acquiring additional shares, at a time that they might desire to do so.

Non-U.S. stockholders may invest in us indirectly through non-U.S. entities for regulatory or tax purposes.  These entities may become controlling stockholders of us and may exert influence over our management and affairs and control over votes requiring stockholder approval.

Upon the Initial Closing , we expect non-U.S. stockholders that indirectly invest in us through non-U.S. entities to own a significant portion of our common stock. Therefore, these entities may be able to exert influence over our management and policies and may have significant voting influence on votes requiring stockholder approval. This concentration of ownership may also have the effect of delaying, preventing or deterring a change of control of us, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of us and might ultimately affect the market price of our common stock, should a market for our common stock develop.

We may determine to fund a portion of our investments in the future with preferred stock, which would increase our risk profile and magnify the potential for gain or loss.

Preferred stock, which is a form of leverage, has the same risks to our common stockholders as borrowings because the dividends on any preferred stock we issue must be cumulative. Payment of such dividends and repayment of the liquidation preference of such preferred stock must take preference over any dividends or other payments to our common stockholders, and preferred stockholders are not subject to any of our expenses or losses and are not entitled to participate in any income or appreciation in excess of their stated preference.

Our Board of Directors may change our investment objective, operating policies and strategies without prior notice or stockholder approval.

Our Board of Directors has the authority to modify or waive certain of our operating policies and strategies without prior notice (except as provided by the Investment Company Act) and without stockholder approval. However, absent stockholder approval, we may not change the nature of our business so as to cease to be, or withdraw our election as, a BDC. We cannot predict the effect any changes to our current operating policies and strategies would have on our business, operating results and value of our stock. Nevertheless, the effects may adversely affect our business and impact our ability to make distributions.

Our investment adviser can resign on 120 days’ notice. We may not be able to find a suitable replacement within that time, which could adversely affect our financial condition, business and results of operations.

Our investment adviser has the right, under the Investment Management Agreement, to resign at any time upon not less than 120 days’ written notice, regardless of whether we have found a replacement. If our investment adviser resigns, we may not be able to find a new external investment adviser or hire internal management with similar expertise and ability to provide the same or equivalent services on acceptable terms within 120 days, or at all. If we are unable to do so quickly, our operations are likely to experience a disruption, our financial condition, business and results of operations as well as our ability to pay distributions (including dividends on our preferred stock, if any) are likely to be adversely affected, and the market price of our common stock may decline.

Our investment adviser may act in a riskier manner on our behalf than it would when acting for its own account because its responsibilities and liability to us are limited under the Investment Management Agreement.

Our investment adviser has not assumed any responsibility to us other than to render the services described in the Investment Management Agreement, and it will not be responsible for any action of our Board of Directors in declining to follow our investment adviser’s advice or recommendations. Pursuant to the Investment Management Agreement, our investment adviser and its respective directors, stockholders, officers, employees or controlling persons will not be liable to us for their acts under the Investment Management Agreement, [absent willful misfeasance, bad faith or gross negligence in the performance of their duties, or by reason of their reckless disregard of their obligations and duties under the Investment Management Agreement]. These protections may lead our investment adviser to act in a riskier manner when acting on our behalf than it would when acting for its own account. See “Item 1A. Risk Factors—Risks Related to Our Portfolio Company Investments— Even if the value of your investment declines, the management fee and, in certain circumstances, the incentive fee will still be payable.”

Our ability to enter into transactions with our affiliates will be restricted.

As a BDC, we are prohibited under the Investment Company Act from knowingly participating in certain transactions with our affiliates without, among other things, the prior approval of a majority of our Independent Directors who have no financial interest in the transaction, or in some cases, the prior approval of the SEC. For example, any person that owns, directly or indirectly, 5% or more of our outstanding voting securities is deemed our affiliate for purposes of the Investment Company Act and, if this is the only reason such person is our affiliate, we are generally prohibited from buying any asset from or selling any asset (other than our capital stock) to such affiliate, absent the prior approval of such directors. The Investment Company Act also prohibits “joint” transactions with an affiliate, which could include joint investments in the same portfolio company, without approval of our Independent Directors or in some cases the prior approval of the SEC. Moreover, except in certain limited circumstances, we are prohibited from buying any asset from or selling any asset to a holder of more than 25% of our voting securities, absent prior approval of the SEC. The analysis of whether a particular transaction constitutes a joint transaction requires a review of the relevant facts and circumstances then existing.

We expect to co-invest on a concurrent basis with certain of our affiliates, unless doing so is impermissible under existing regulatory guidance, applicable regulations and our allocation procedures.  If Muzinich decides not to proceed with an investment on our behalf, then the diligence expenses and related costs will be allocated between us and the other applicable affiliates.  In certain circumstances, negotiated co-investments may be made only if we receive an order from the SEC permitting us to do so. We and our investment adviser have submitted an exemptive application to the SEC to permit greater flexibility to negotiate the terms of co-investments if our Board of Directors determines that it would be advantageous for us to co-invest with other accounts managed by our investment adviser or its affiliates in a manner consistent with our investment objective, positions, policies, strategies and restrictions as well as regulatory requirements and other pertinent limitations.  Any such order, if issued, would be subject to certain terms and conditions and there can be no assurance that any such order will be granted by the SEC.

We will be exposed to risks associated with changes in interest rates.

The value of our investments may change in response to changes in interest rates. Our debt investments may be based on floating rates, such as LIBOR, EURIBOR, the Federal Funds Rate or the Prime Rate. General interest rate fluctuations may have a substantial negative impact on our investments, the value of our common stock and our rate of return on invested capital. A reduction in the interest rates on new investments relative to interest rates on current investments could also have an adverse impact on our net interest income. An increase in interest rates could decrease the value of any investments we hold which earn fixed interest rates, including subordinated loans, senior and junior secured and unsecured debt securities and loans and high yield bonds, and also could increase our interest expense, thereby decreasing our net income. Also, an increase in interest rates available to investors could make investment in our common stock less attractive if we are not able to increase our dividend rate, which could reduce the value of our common stock. The historically low interest rate environment increases the risk associated rising interest rates, including the potential for periods of volatility. We may face a heightened level of interest rate risk, since the U.S. Federal Reserve Board has begun tapering its quantitative easing program and may begin to raise rates. The longer the duration of a fixed income security, the more its value typically falls in response to an increase in interest rates.

Because we intend to borrow money, and may issue preferred stock to finance investments, our net investment income will depend, in part, upon the difference between the rate at which we borrow funds or pay dividends on preferred stock and the rate that our investments yield. As a result, we can offer no assurance that a significant change in market interest rates will not have a material adverse effect on our net investment income. In periods of rising interest rates, our cost of funds would increase except to the extent we have issued fixed rate debt or preferred stock, which could reduce our net investment income.

You should also be aware that a change in the general level of interest rates can be expected to lead to a change in the interest rate we receive on many of our debt investments. Accordingly, a change in the interest rate could make it easier for us to meet or exceed the performance threshold and may result in a substantial increase in the amount of incentive fees payable to our investment adviser with respect to pre-incentive fee net investment income.

We may form one or more CLOs, which may subject us to certain structured financing risks.

To finance investments, we may securitize certain of our investments, including through the formation of one or more CLOs, while retaining all or most of the exposure to the performance of these investments. This would involve contributing a pool of assets to a special purpose entity, and selling debt interests in such entity on a non-recourse or limited-recourse basis to purchasers and retaining a debt and/or equity interest in the special purpose entity. Any interest in any such CLO held by us will be considered a “non-qualifying asset” for purposes of Section 55 of the Investment Company Act.

If we create a CLO, we will depend in part on distributions from the CLO’s assets out of its earnings and cash flows to enable us to make distributions to our stockholders. The ability of a CLO to make distributions or pay dividends will be subject to various limitations, including the terms and covenants of the debt it issues. For example, tests based on interest coverage or other financial ratios or other criteria may restrict the CLO’s ability to pay us as holder of a CLO’s debt and/or equity interests. There is no assurance any such performance tests will be satisfied. Also, a CLO may take actions that delay distributions in order to preserve ratings and to keep the cost of present and future financings lower or the CLO may be obligated to retain cash or other assets to satisfy over-collateralization requirements commonly provided for holders of the CLO’s debt. As a result, there may be a lag, which could be significant, between the repayment or other realization on a loan or other assets in, and the distribution of cash out of, a CLO, or cash flow may be completely restricted for the life of the CLO. If we do not receive cash flow from any such CLO that is necessary to satisfy the annual distribution requirement for maintaining our RIC status, and we are unable to obtain cash from other sources necessary to satisfy this requirement, we could fail to maintain our qualification as a RIC, which would have a material adverse effect on our financial performance.

In addition, a decline in the credit quality of loans in a CLO due to poor operating results of the relevant borrower, declines in the value of loan collateral or increases in defaults, among other things, may force a CLO to sell certain assets at a loss, reducing their earnings and, in turn, cash potentially available for distribution to us for distribution to our stockholders.

To the extent that any losses are incurred by the CLO in respect of any collateral, such losses will be borne first by us as owner of equity interests. Finally, any equity interests that we retain in a CLO will not be secured by the assets of the CLO and we will rank behind all creditors of the CLO.

Certain provisions of our Certificate of Incorporation and bylaws, the Delaware General Corporation Law (“DGCL”) as well as other aspects of our structure could deter takeover attempts and have an adverse impact on the price of our common stock.

Our Certificate of Incorporation and bylaws as well as the DGCL contain certain provisions that may have the effect of discouraging a third-party from making an acquisition proposal for us.

In addition, we will have, at any point in time in which our common stock is registered under Section 12(b) or Section 12(g) of the Exchange Act, provisions comparable to those of Section 203 of the DGCL (other than with respect to Muzinich and its affiliates and certain of its or their respective direct or indirect transferees and any group as to which such persons are a party). These provisions generally will prohibit us from engaging in mergers, business combinations and certain other types of transactions with “interested stockholders” (generally defined as persons or entities that beneficially own 15% or more of our voting stock), other than the exempt parties as described above, for a period of three years following the date the person became an interested stockholder unless, prior to such stockholder becoming an interested stockholder, our Board of Directors has approved the “business combination” that would otherwise be restricted or the transaction that resulted in the interested stockholder becoming an interested stockholder or the subsequent transaction with the interested stockholder has been approved by our Board of Directors and 66 2/3% of our outstanding voting stock (other than voting stock owned by the interested stockholder). Such provisions may discourage third parties from trying to acquire control of us and increase the difficulty of consummating such an offer.

These anti-takeover provisions may inhibit a change of control in circumstances that could give the holders of our common stock the opportunity to realize a premium over the market price for the common stock. In addition, certain aspects of our structure may have the effect of discouraging a third party from making an acquisition proposal for us.

Changes in laws or regulations governing our operations or the operations of our portfolio companies, changes in the interpretation thereof or newly enacted laws or regulations, and any failure by us or our portfolio companies to comply with these laws or regulations, could require changes to certain of our or our portfolio companies’ business practices, negatively impact our or our portfolio companies’ operations, cash flows or financial condition of us or our portfolio companies, impose additional costs on us or our portfolio companies or otherwise adversely affect our business or the business of our portfolio companies.

We and our portfolio companies are subject to regulation by laws and regulations at the local, state, federal and, in some cases, foreign levels. These laws and regulations, as well as their interpretation, are likely to change from time to time, and new laws and regulations may be enacted. Accordingly, any change in these laws or regulations, changes in their interpretation, or newly enacted laws or regulations and any failure by us or our portfolio companies to comply with these laws or regulations, could require changes to certain of our or our portfolio companies’ business practices, negatively impact our or our portfolio companies’ operations, cash flows or financial condition, impose additional costs on us or our portfolio companies or otherwise adversely affect our business or the business of our portfolio companies. In addition to the legal, tax and regulatory changes that are expected to occur, there may be unanticipated changes. The legal, tax and regulatory environment for BDCs, investment advisers, and the instruments that they utilize (including, without limitation, derivative instruments) is continuously evolving.

There is significant uncertainty regarding recently enacted legislation, including the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and the regulations that have recently been adopted and future regulations that will need to be adopted pursuant to such legislation. The Dodd-Frank Act seeks to regulate markets, market participants and financial securities or other instruments that previously have been unregulated and substantially alters the regulation of many other markets, market participants and financial securities or other instruments. Because many provisions of the Dodd-Frank Act require rulemaking by the applicable regulators before becoming fully effective and the Dodd-Frank Act mandates multiple agency reports and studies (which could result in additional legislative or regulatory action), it is difficult to predict the impact of the Dodd-Frank Act on us, and the markets in which we trade and invest. The Dodd-Frank Act could result in certain investment strategies in which we engage or may have otherwise engaged becoming non-viable, more costly or non-economic to implement. While the full impact of the Dodd-Frank Act on us and our portfolio companies may not be known for an extended period of time, the Dodd-Frank Act, including current rules and regulations and future rules implementing its provisions and the interpretation of those rules, along with other legislative and regulatory proposals directed at the financial services industry or affecting taxation that are proposed or pending in the U.S. Congress, may negatively impact the operations, cash flows or financial condition of us and our portfolio companies, impose additional costs on us and our portfolio companies, intensify the regulatory supervision of us and our portfolio companies or otherwise adversely affect our business or the business of our portfolio companies.

Capital markets recently experienced a period of disruption and instability for an extended period of time. These market conditions materially and adversely affected debt and equity capital markets and may have a negative impact on our business and operations.

The U.S. capital markets recently experienced, and could experience again, a period of disruption for an extended period of time characterized by the lack of liquidity in the debt capital markets, significant write-offs in the financial services sector, the re-pricing of credit risk in the broadly syndicated credit market and the failure of major financial institutions. Despite actions of the U.S. federal government and various foreign governments, these events contributed to worsening general economic conditions that materially and adversely impacted the broader financial and credit markets and reduced the availability of debt and equity capital for the market as a whole and financial services firms in particular. While market conditions have improved from the beginning of the disruption, there have been recent periods of volatility and there can be no assurance that adverse market conditions will not repeat themselves or worsen in the future. If these adverse and volatile market conditions continue, we and other companies in the financial services sector may have to access, if available, alternative markets for debt and equity capital in order to grow.

Moreover, the re-appearance of market conditions similar to those experienced from 2007 through 2009 for any substantial length of time could make it difficult for us to borrow money or for us to extend the maturity of or refinance any indebtedness we may have under similar terms and any failure to do so could have a material adverse effect on our business.

European financial markets have recently experienced volatility and have been adversely affected by concerns about rising government debt levels, credit rating downgrades and possible default on or restructuring of government debt. These events have affected the value and exchange rate of the Euro. Investing in Euro-denominated (or other European currency-denominated) securities also entails the risk of being exposed to a currency that may not fully reflect the strengths and weaknesses of the disparate European economies. The governments of several member countries of the European Union have experienced large public budget deficits, which have adversely affected the sovereign debt issued by those countries and may ultimately lead to declines in the value of the Euro. It is possible that EU member countries that have already adopted the Euro could abandon the Euro and return to a national currency and/or that the Euro will cease to exist as a single currency in its current form. The effects of such an abandonment or a country’s forced expulsion from the Euro on that country, the rest of the European Union, and global markets are impossible to predict, but are likely to be negative. The exit of any country out of the Euro would likely have an extremely destabilizing effect on all Eurozone countries and their economies and a negative effect on the global economy as a whole. In addition, under these circumstances, it may be difficult to value investments denominated in Euros or in a replacement currency.

Given the extreme volatility and dislocation in the capital markets over the past several years, many BDCs have faced, and may in the future face, a challenging environment in which to raise or access capital. While most of our investments are not publicly traded, applicable accounting standards require us to assume as part of our valuation process that our investments are sold in a principal market to market participants (even if we plan on holding an investment through its maturity). As a result, volatility in the capital markets may adversely affect our investment valuations. Further, the illiquidity of our investments may make it difficult for us to sell such investments to access capital if required. As a result, we could realize significantly less than the value at which we have recorded our investments if we were required to sell them for liquidity purposes. An inability to raise or access capital could have a material adverse impact on our business, financial condition or results of operations.

Commodity Futures Trading Commission rulemaking may have a negative impact on us and our investment adviser.

The Commodity Futures Trading Commission (the “CFTC”) and the SEC have issued final rules establishing that certain swap transactions will be subject to CFTC regulation. Muzinich is registered with the CFTC as a commodity pool operator (“CPO”).  However, Muzinich intends to operate us as if Muzinich was relying on the no-action relief from the CPO registration requirement under CFTC Letter No. 12-40, dated December 4, 2012, for an operator of a BDC that (1)  has elected to be treated as a BDC under section 54 of the Investment Company Act with the SEC and continues to be regulated by the SEC as a BDC, (2) will not be, and has not been, marketing participations to the public as or in a commodity pool or otherwise as or in a vehicle for trading in the commodity futures, commodity options or swaps markets, and either (3) (a) uses commodity futures, commodity options contracts or swaps, solely for bona fide hedging purposes within the meaning and intent of sections 1.3(z)(1) and 151.5 of the Regulations of the CFTC (the “CFTC Regulations”), the aggregate initial margin and premiums required to establish such positions do not exceed 5% of the liquidation value of the BDC’s portfolio, after taking into account unrealized profits and unrealized losses on any such positions it has entered into, provided that in the case of an option that is in-the-money at the time of purchase, the in-the-money amount, as defined in CFTC Regulation section 190.01(x), may be excluded in computing such 5% or (b) the aggregate net notional value of commodity futures, commodity options or swaps positions not used solely for bona fide hedging purposes within the meaning and intent of CFTC Regulation section 1.3(z)(1) and 151.5, determined at the time the most recent position was established, does not exceed 100% of the liquidation value of the BDC’s portfolio, after taking into account unrealized profits and unrealized losses on any such positions into which it has entered.  Our use of derivatives may also be limited by the requirements of the Code, for qualification as a RIC for U.S. federal income tax purposes.  In the event that Muzinich is required to register as a CPO, our disclosure and operations would need to comply with all applicable CFTC regulations. Compliance with these additional registration and regulatory requirements would increase operational expenses. Other potentially adverse regulatory initiatives could also develop.

We are susceptible to cyber security risks that may result in financial losses or violations of privacy law.

We and our service providers are susceptible to cyber security risks that include, among other things, theft, unauthorized monitoring, release, misuse, loss, destruction or corruption of confidential and highly restricted data; denial of service attacks; unauthorized access to relevant systems, compromises to networks or devices that we and our service providers use to service our operations; or operational disruption or failures in the physical infrastructure or operating systems that support us and our service providers. Cyber attacks against or security breakdowns of us or our service providers may adversely impact us and stockholders, potentially resulting in, among other things, financial losses; the inability to process transactions; violations of applicable privacy and other laws; regulatory fines, penalties, reputational damage, reimbursement or other compensation costs; and/or additional compliance costs. We may incur additional costs for cyber security risk management and remediation purposes. In addition, cyber security risks may also impact the portfolio companies in which we invest, which may cause our investment to lose value. There can be no assurance that we or our service providers will not suffer losses relating to cyber attacks or other information security breaches in the future.

Risks Related to Our Portfolio Company Investments

Our investments are very risky and highly speculative.

We will invest primarily in secured debt, including first lien, second lien and unitranche debt, unsecured debt, including mezzanine debt and, to a lesser extent, in equities issued by middle-market companies.

Secured Debt. When we make a secured debt investment, we generally take a security interest in the available assets of the portfolio company, including the equity interests of any subsidiaries, which we expect to help mitigate the risk that we will not be repaid. However, there is a risk that the collateral securing our debt investment may decrease in value over time, may be difficult to sell in a timely manner, may be difficult to appraise, and may fluctuate in value based upon the success of the business and market conditions, including as a result of the inability of the portfolio company to raise additional capital. In some circumstances, our lien could be subordinated to claims of other creditors, such as trade creditors. In addition, deterioration in a portfolio company’s financial condition and prospects, including its inability to raise additional capital, may be accompanied by deterioration in the value of the collateral for the debt investment. Additionally, unitranche debt is similar to second lien and subordinated notes in that they typically permit borrowers to incur indebtedness evidenced by such debt that represents a larger percentage of the borrower’s total capitalization than would a senior secured first lien loan and are priced at interest rates that more closely approximate the average of the pricing available to second lien debt instruments and first lien debt instruments. Unitranche debt typically pays a higher rate of interest than traditional senior debt instruments, but also poses greater risk associated with a lesser amount of asset coverage. Consequently, the fact that our debt is secured does not guarantee that we will receive principal and interest payments according to the debt investment’s terms, or at all, or that we will be able to collect on the loan, in full or at all, should we be forced to enforce our remedies.

Unsecured Debt, Including Mezzanine Debt. Our unsecured debt investments, including mezzanine debt investments, generally will be subordinated to senior debt that will rank senior to our investment in the event of an insolvency. Mezzanine debt may be issued with or without registration rights. This may result in an above average amount of risk and loss of principal.

Equity Investments. When we invest in secured debt or unsecured debt, including mezzanine debt, we may acquire equity securities from the company in which we make the investment. In addition, we may invest in the equity securities of portfolio companies independent of any debt investment. Our goal is ultimately to dispose of such equity interests and realize gains upon our disposition of such interests. However, the equity interests we hold may not appreciate in value and, in fact, may decline in value. The value of equity securities may fall due to general market and economic conditions, perceptions regarding the markets in which the issuers of the equity securities participate, or factors relating to the specific issuers. Accordingly, we may not be able to realize gains from our equity interests, and any gains that we do realize on the disposition of any equity interests may not be sufficient to offset any other losses we experience.

Investing in middle-market companies involves a number of significant risks.

Investing in middle-market companies involves a number of significant risks, including:

•
such companies may have limited financial resources, shorter operating histories, narrower product lines, smaller market shares than larger companies and tend to be more vulnerable to competitors’ actions and market conditions, as well as general economic downturns;

•
such companies may be unable to meet their obligations under their debt securities that we hold, which may be accompanied by a deterioration in the value of any collateral and a reduction in the likelihood of us realizing any guarantees we may have obtained in connection with our investment;

•
such companies are more likely to depend on the management talents and efforts of a small group of persons; therefore, the death, disability, resignation or termination of one or more of these persons could have a material adverse impact on our portfolio company and, in turn, on us;

•
such companies generally have less predictable operating results, may from time to time be parties to litigation, may be engaged in rapidly changing businesses with products subject to a substantial risk of obsolescence, and may require substantial additional capital to support their operations, finance expansion or maintain their competitive position; and

•	such companies may have difficulty accessing the capital markets to meet future capital needs, which may limit their ability to grow or to repay their outstanding indebtedness upon maturity.

We will incur credit risk when we loan money or commit to loan money to a portfolio company.

We will be exposed to credit risk, which is the risk that the value of our investments may change in response to the credit ratings of our portfolio securities or other instruments. The quality of our portfolio will have a significant impact on our earnings. Credit risk is a component part of our valuation of our secured floating rate loans and other investments we may purchase. Generally, investment risk and price volatility increase as a security or instrument’s credit rating declines. Increased delinquencies and default rates would impact our results of operations. Deterioration in the credit quality of our portfolio could have a material adverse effect on our business, financial condition and results of operations. High yield bonds, loans and other types of high yield debt securities or other instruments have greater credit risk than higher quality debt securities or other instruments because the companies that issue them are not as financially strong as companies with investment grade ratings and may be highly leveraged.

The value of our portfolio securities may not have a readily available market price and, in such a case, we will value these securities at fair value as determined in good faith under procedures adopted by our Board of Directors, which valuation is inherently subjective and may not reflect what we may actually realize for the sale of the investment.

The majority of our investments are expected to be in debt instruments that do not have readily ascertainable market prices. The fair value of assets that are not publicly traded or whose market prices are not readily available will be determined in good faith under procedures adopted by our Board of Directors. Our Board of Directors is expected to utilize the services of independent third-party valuation firms in periodically verifying the fair value of any securities. Investment professionals from our investment adviser will prepare portfolio company valuations using sources and/or proprietary models depending on the availability of information on our assets and the type of asset being valued, all in accordance with our valuation policy. The participation of our investment adviser in our valuation process could result in a conflict of interest, since the management fee is based in part on our gross assets and also because our investment adviser is receiving a performance-based incentive fee.

Because fair valuations, and particularly fair valuations of private securities and private companies, are inherently uncertain, the value of our investments may fluctuate over short periods of time and are often based to a large extent on estimates, comparisons and qualitative evaluations of private information. Therefore, it could make it more difficult for investors to value accurately our investments and could lead to undervaluation or overvaluation of our common stock. In addition, the valuation of these types of securities may result in substantial write-downs and earnings volatility.

Our NAV as of a particular date may be materially greater than or less than the value that would be realized if our assets were to be liquidated as of such date. For example, if we were required to sell a certain asset or all or a substantial portion of its assets on a particular date, the actual price that we would realize upon the disposition of such asset or assets could be materially less than the value of such asset or assets as reflected in our NAV. Volatile market conditions could also cause reduced liquidity in the market for certain assets, which could result in liquidation values that are materially less than the values of such assets as reflected in our NAV.

The lack of liquidity in our investments may adversely affect our business.

Various restrictions render our investments relatively illiquid, which may adversely affect our business. As we generally make investments in private companies, substantially all of these investments are subject to legal and other restrictions on resale or are otherwise less liquid than publicly traded securities. The illiquidity of our investments may make it difficult for us to sell such investments if the need arises. Therefore, if we are required to or desire to liquidate all or a portion of our portfolio quickly, we could realize significantly less than the value at which we have recorded our investments.

Our portfolio may be focused in a limited number of portfolio companies, which will subject us to a risk of significant loss if any of these companies default on their obligations under any of their debt instruments or if there is a downturn in a particular industry.

We are classified as a non-diversified investment company within the meaning of the Investment Company Act, which means that we are not limited by the Investment Company Act with respect to the proportion of our assets that we may invest in securities of a single issuer, excluding limitations on investments in other investment companies. The risks of investing in us may be intensified because we may invest in a limited number of portfolio companies. To the extent that we assume large positions in the securities of a small number of issuers or industries, our NAV may fluctuate to a greater extent than that of a diversified investment company as a result of changes in the financial condition or the market’s assessment of the issuer or industry. We may also be more susceptible to any single economic or regulatory occurrence than a diversified investment company. In addition, the aggregate returns we realize may be significantly adversely affected if a small number of investments perform poorly or if we need to write down the value of any one investment. Additionally, a downturn in any particular industry in which we are invested could significantly affect our aggregate returns.

Loan prepayments may affect our ability to invest and reinvest available funds in appropriate investments.

Loans may be prepayable, in whole or in part, at any time at the option of the obligor thereof at par plus accrued unpaid interest and prepayment premiums or breakage fees, if any. Prepayments on loans may be caused by a variety of factors and are difficult to predict. Consequently, there exists a risk that loans purchased at a price greater than par may experience a capital loss as a result of such a prepayment. In addition, principal proceeds and prepayment premiums or breakage fees, if any, received upon any prepayment are subject to reinvestment risk, and if market spreads have decreased, the interest proceeds that we will earn from reinvestment may be less.

When we are a debt or minority equity investor in a portfolio company, we are often not in a position to exert influence on the entity.

We offer to make available managerial assistance to our portfolio companies. However, when we make debt or minority equity investments, we are often subject to the risk that a portfolio company may make business decisions with which we disagree and the other equity holders and management of such company may take risks or otherwise act in ways that do not serve our interests. As a result, a portfolio company may make decisions that could decrease the value of our investment.

Our failure to make follow-on investments in our portfolio companies could impair the value of our portfolio.

Following an initial investment in a portfolio company, we may make additional investments in that portfolio company as “follow-on” investments, in order to:

•	increase or maintain in whole or in part our equity ownership percentage;

•	exercise warrants, options or convertible securities that were acquired in the original or subsequent financing; or

•	attempt to preserve or enhance the value of our investment.

We will have the discretion to make follow-on investments, subject to potential contractual limitations or the availability of capital resources. The failure to make follow-on investments may, in some circumstances, jeopardize the continued viability of a portfolio company and our initial investment, or may result in a missed opportunity for us to increase our participation in a successful operation. Even if we have sufficient capital to make a desired follow-on investment, we may elect not to make a follow-on investment because we may not want to increase our concentration of risk, because we prefer other opportunities, or because we are inhibited by compliance with BDC requirements or compliance with other requirements to maintain our status as a RIC.

Economic recessions or downturns could impair our portfolio companies and harm our operating results.

Our portfolio companies may be more susceptible to economic downturns or recessions than more established companies and may be unable to repay our loans during these periods. Therefore, during these periods our non-performing assets may increase and the value of our portfolio may decrease if we are required to write down the values of our investments. Adverse economic conditions may also decrease the value of collateral securing some of our loans and the value of our equity investments. Economic slowdowns or recessions could lead to financial losses in our portfolio and a decrease in revenues, net income and assets. Unfavorable economic conditions also could increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us. These events could prevent us from increasing investments and harm our operating results.

A portfolio company’s failure to satisfy financial or operating covenants imposed by us or other lenders could lead to defaults and, potentially, accelerate the time when loans are due and foreclosure on its assets representing collateral for its obligations, which could trigger cross defaults under other agreements and jeopardize our portfolio company’s ability to meet its obligations under the debt that we hold and the value of any equity securities we own. We may incur additional expenses to the extent necessary to seek recovery upon default or to negotiate new terms with a defaulting portfolio company.

Our debt investments may be risky and we could lose all or part of our investment.

The debt in which we invest is typically not initially rated by any rating agency, but we believe that if such investments were rated, they would be below investment grade (rated lower than “Baa3” by Moody’s, lower than “BBB-” by Fitch or by S&P). Such investments are generally referred to as “junk bonds,” “high yield” or “leveraged loans." Securities in these lower rating categories (or unrated securities but deemed to be of comparable quality) are subject to greater risk of loss of principal and interest than higher-rated securities and are generally considered to be speculative with respect to the issuer’s ability to pay interest and repay principal. They are also generally considered to be subject to greater risk than securities with higher ratings in the case of deterioration of general economic conditions. High yield securities are generally more volatile and may or may not be subordinated to certain other outstanding securities and obligations of the issuer, which may be secured by substantially all of the issuer’s assets. High yield securities may also not be protected by financial covenants or limitations on additional indebtedness. We also may invest in assets other than first and second lien and mezzanine debt investments, including high-yield securities, U.S. government securities, structured securities and certain direct equity investments. These investments entail additional risks that could adversely affect our investment returns.

By originating loans to companies that are experiencing significant financial or business difficulties, we may be exposed to distressed lending risks.

As part of our lending activities, we may originate loans to companies that are experiencing significant financial or business difficulties, including companies involved in bankruptcy or other reorganization and liquidation proceedings. Although the terms of such financing may result in significant financial returns to us, they involve a substantial degree of risk. The level of analytical sophistication, both financial and legal, necessary for successful financing to companies experiencing significant business and financial difficulties is unusually high. There is no assurance that we will correctly evaluate the value of the assets collateralizing our loans or the prospects for a successful reorganization or similar action. During an economic downturn or a period of rising interest rates, such companies may experience stress that would adversely affect their ability to service their principal and interest payment obligations, to meet their projected business goals or to obtain additional financing. In any reorganization or liquidation proceeding relating to a company that we fund, we may lose all or part of the amounts advanced to the borrower or may be required to accept collateral with a value less than the amount of the loan advanced by us to the borrower.

We may be exposed to special risks associated with bankruptcy cases.

Many of the events within a bankruptcy case are adversarial and often beyond the control of the creditors. While creditors generally are afforded an opportunity to object to significant actions, there can be no assurance that a bankruptcy court would not approve actions that may be contrary to our interests. A bankruptcy filing of a portfolio company may adversely and permanently affect the market position and operations of the company. Furthermore, there are instances where creditors can lose their ranking and priority if they are considered to have taken over management of a borrower.

The reorganization of a company can involve substantial legal, professional and administrative costs to a lender and the borrower; it is subject to unpredictable and lengthy delays; and during the process a company’s competitive position may erode, key management may depart and a company may not be able to invest its capital adequately. In some cases, the debtor company may not be able to reorganize and may be required to liquidate assets. The debt of companies in a financial reorganization will, in most cases, not pay current interest, may not accrue interest during reorganization and may be adversely affected by an erosion of the issuer’s fundamental value.

We may participate on committees formed by creditors to negotiate with debtors with respect to restructuring issues. There can be no assurance that our participation would yield favorable results, and such participation may subject us to additional duties, and trading restrictions. We may also receive illiquid securities in connection with a workout or bankruptcy proceeding.

In addition, lenders can be subject to lender liability claims for actions taken by them where they become too involved in the borrower’s business or exercise control over the borrower. For example, we could become subject to a lender’s liability claim, if, among other things, the borrower requests significant managerial assistance from us and we provide such assistance as contemplated by the Investment Company Act.

We will have broad discretion over the use of proceeds of the funds we raise from investors and will use proceeds in part to satisfy operating expenses.

There can be no assurance that we will be able to locate a sufficient number of suitable investment opportunities to allow us to successfully deploy capital that we raise from investors in a timeframe that will permit investors to earn above-market returns. To the extent we are unable to invest substantially all of the capital we raise within our contemplated timeframe, our investment income, and in turn our results of operations, will likely be materially adversely affected. See “Item 1A. Risk Factor—Risks Relating to Our Business and Structure—We are a new company and have no operating history.”

We will have significant flexibility in applying the proceeds of the funds we raise from investors and may use the net proceeds in ways with which stockholders may not agree, or for purposes other than those contemplated at the time of the capital raising. [We will also pay operating expenses, and may pay other expenses such as due diligence expenses of potential new investments, from net proceeds.]  Our ability to achieve our investment objective may be limited to the extent that net proceeds of the funds we raise from investors, pending full investment by us in portfolio companies, are used to pay operating expenses.

Declines in market prices and liquidity in the corporate debt markets can result in significant net unrealized depreciation of our portfolio.

As a BDC, we are required to carry our investments at market value or, if no market value is ascertainable, at fair value as determined in good faith under procedures adopted by our Board of Directors. We may take into account the following types of factors, if relevant, in determining the fair value of our investments: the enterprise value of a portfolio company (the entire value of the portfolio company to a market participant, including the sum of the values of debt and equity securities used to capitalize the enterprise at a point in time), the nature and realizable value of any collateral, the portfolio company’s ability to make payments and its earnings and discounted cash flow, the markets in which the portfolio company does business, a comparison of the portfolio company’s securities to similar publicly traded securities, and other relevant factors. When an external event such as a purchase transaction, public offering or subsequent equity sale occurs, we use the pricing indicated by the external event to corroborate or revise our valuation. While most of our investments are not publicly traded, applicable accounting standards require us to assume as part of our valuation process that our investments are sold in a principal market to market participants (even if we plan on holding an investment through its maturity). As a result, volatility in the capital markets can also adversely affect our investment valuations. Decreases in the market values or fair values of our investments are recorded as unrealized depreciation. The effect of all of these factors on our portfolio can reduce our NAV by increasing net unrealized depreciation in our portfolio. Depending on market conditions, we could incur substantial realized losses and may suffer unrealized losses, which could have a material adverse impact on our business, financial condition and results of operations.

Our portfolio companies may incur debt or issue equity securities that rank equally with, or senior to, our investments in such companies.

Our portfolio companies may have, or may be permitted to incur, other debt, or issue other equity securities, that rank equally with, or senior to, our investments. By their terms, such instruments may provide that the holders are entitled to receive payment of dividends, interest or principal on or before the dates on which we are entitled to receive payments in respect of our investments. These debt instruments would usually prohibit the portfolio companies from paying interest on or repaying our investments in the event and during the continuance of a default under such debt. Also, in the event of insolvency, liquidation, dissolution, reorganization or bankruptcy of a portfolio company, holders of securities ranking senior to our investment in that portfolio company typically are entitled to receive payment in full before we receive any distribution in respect of our investment. After repaying such holders, the portfolio company may not have any remaining assets to use for repaying its obligation to us. In the case of securities ranking equally with our investments, we would have to share on an equal basis any distributions with other security holders in the event of an insolvency, liquidation, dissolution, reorganization or bankruptcy of the relevant portfolio company.

The rights we may have with respect to the collateral securing any junior priority loans we make to our portfolio companies may also be limited pursuant to the terms of one or more intercreditor agreements that we enter into with the holders of senior debt. Under such an intercreditor agreement, at any time that senior obligations are outstanding, we may forfeit certain rights with respect to the collateral to the holders of the senior obligations. These rights may include the right to commence enforcement proceedings against the collateral, the right to control the conduct of such enforcement proceedings, the right to approve amendments to collateral documents, the right to release liens on the collateral and the right to waive past defaults under collateral documents. We may not have the ability to control or direct such actions, even if our rights as junior lenders are adversely affected.

Our portfolio companies may be highly leveraged.

Borrowings by our portfolio companies are not subject to the limitations on borrowings set forth in the Investment Company Act. Accordingly, some of our portfolio companies may be highly leveraged, which may have adverse consequences to these companies and to us as an investor. These companies may be subject to restrictive financial and operating covenants and the leverage may impair these companies’ ability to finance their future operations and capital needs. As a result, these companies’ flexibility to respond to changing business and economic conditions and to take advantage of business opportunities may be limited. Further, a leveraged company’s income and net assets will tend to increase or decrease at a greater rate than if borrowed money were not used.

Our investments in non-U.S. companies may involve significant risks in addition to the risks inherent in U.S. investments.

Our investment strategy contemplates investments in securities of non-U.S. companies, including companies located in emerging market countries, to the extent permissible under the Investment Company Act. Our non-U.S. investments are not considered eligible investments or qualifying assets, as defined under Section 55(a) of the Investment Company Act and therefore are limited with all other non-qualifying assets to no more than 30% of our assets. Investing in non-U.S. companies may expose us to additional risks not typically associated with investing in U.S. companies. The legal remedies for investors may be more limited than the remedies available in the United States. These risks include changes in exchange control regulations, political and social instability, expropriation, imposition of non-U.S. taxes (potentially at confiscatory levels), less liquid markets, less available information than is generally the case in the United States, higher transaction costs, less government supervision of exchanges, brokers and issuers, less developed bankruptcy laws, difficulty in enforcing contractual obligations, lack of uniform accounting and auditing standards and greater price volatility. There can be no assurance that collateral located in a non-U.S. jurisdiction securing a loan could be readily liquidated or would satisfy the borrower’s obligation in the event of non-payment of scheduled interest or principal payments. The risks of investing in emerging market countries are greater than risks associated with investments in foreign developed companies.

From time to time, certain of the companies in which we expect to invest may operate in, or have dealings with, countries subject to sanctions or embargoes imposed by the U.S. Government and the United Nations and/or countries identified by the U.S. Government as state sponsors of terrorism. A company may suffer damage to its reputation if it is identified as such a company and, as an investor in such companies, we will be indirectly subject to those risks. Economic sanctions could, among other things, effectively restrict or eliminate our ability to purchase or sell securities or groups of securities for a substantial period of time, and may make our investments in such securities harder to value.

Our investments that are denominated in a non-U.S. currency will be subject to the risk that the value of a particular currency will change in relation to the U.S. dollar. Among the factors that may affect currency values are trade balances, the effects of the monetary policies of the United States, foreign governments, central banks or supranational entities, the level of short-term interest rates, differences in relative values of similar assets in different currencies, the imposition of currency controls, long-term opportunities for investment and capital appreciation and political developments. The economies of certain emerging market countries can be significantly affected by currency devaluations. We may, but are not required to, employ hedging techniques to attempt to minimize these risks, but we cannot assure you that such strategies will be effective or without risk to us.

We may invest in instruments with a deferred interest feature.

We may invest in instruments with a deferred interest feature (such as original issue discount, debt instruments with PIK interest or zero coupon securities). The risks presented by investments in PIK securities may include, but are not limited to, that (i) higher interest rates on PIK securities reflect the payment deferral and increased credit risk associated with such instruments and that such investments generally represent a significantly higher credit risk than coupon loans; (ii) even if accounting conditions were met, the borrower could still default when our actual collection is supposed to occur at the maturity of the obligation;(iii) such securities may have unreliable valuations because their continuing accruals require continuing judgments about the collectability of the deferred payments and the value of any associated collateral; and (iv) PIK interest has the effect of generating investment income and increasing the Incentive Fees payable at a compounding rate. In addition, the deferral of PIK interest also reduces the loan-to-value ratio at a compounding rate.

We may expose ourselves to risks if we engage in hedging transactions.

We may enter into hedging transactions, which may expose us to risks associated with such transactions. Such hedging may utilize instruments such as forward contracts, currency options, credit default, interest rate and currency swaps, as well as options thereon, caps, collars and floors to seek to hedge against fluctuations in the relative values of our portfolio positions from changes in currency exchange rates and market interest rates. Credit default swaps carry specific risks including, but not limited to, high levels of leverage, the possibility that premiums are paid for credit default swaps which expire worthless, wide bid/offer spreads and documentation risks. The use of hedging instruments may also entail counterparty risk and may involve commissions or other transaction costs.

Hedging against a decline in the values of our portfolio positions does not eliminate the possibility of fluctuations in the values of such positions or prevent losses if the values of such positions decline. However, such hedging can establish other positions designed to gain from those same developments, thereby offsetting the decline in the value of such portfolio positions. Such hedging transactions may also limit the opportunity for gain if the values of the underlying portfolio positions should increase. Moreover, it may not be possible to hedge against an exchange rate or interest rate fluctuation that is so generally anticipated that we are not able to enter into a hedging transaction at an acceptable price.

Currency hedging involves risks, including counterparty risk, illiquidity and, to the extent the view as to certain market movements is incorrect, the risk that the use of hedging could result in losses greater than if they had not been used. In addition, in certain countries in which we may invest, currency hedging opportunities may not be available. The use of currency transactions can result in us incurring losses because of the imposition of exchange controls, suspension of settlements or the inability of us to deliver or receive a specified currency.

The success of any hedging transactions we may enter into will depend on our ability to correctly predict movements in currencies and interest rates. Therefore, while we may enter into such transactions to seek to reduce currency exchange rate and interest rate risks, unanticipated changes in currency exchange rates or interest rates may result in poorer overall investment performance than if we had not engaged in any such hedging transactions. In addition, the degree of correlation between price movements of the instruments used in a hedging strategy and price movements in the portfolio positions being hedged may vary. Moreover, for a variety of reasons, we may not seek to (or be able to) establish a perfect correlation between such hedging instruments and the portfolio holdings being hedged. Any such imperfect correlation may prevent us from achieving the intended hedge and expose us to risk of loss. In addition, it may not be possible to hedge fully or perfectly against currency fluctuations affecting the value of securities denominated in non-U.S. currencies because the value of those securities is likely to fluctuate as a result of factors not related to currency fluctuations.  See also “Item 1A. Risk Factor—Risks Relating to Our Business and Structure — We will be exposed to risks associated with changes in interest rates.”

Risks Relating to this Offering and Our Common Stock

Investing in our common stock involves a high degree of risk.

The investments we make in accordance with our investment objective may result in a higher amount of risk than alternative investment options and volatility or loss of principal. As a result, there is a risk that you may lose all or a portion of your money by investing in us. Our investments in portfolio companies may be highly speculative and aggressive, and therefore, an investment in our common stock may not be suitable for someone with lower risk tolerance.

We may experience fluctuations in our quarterly results.

We could experience fluctuations in our quarterly operating results due to a number of factors, including interest rates payable on debt investments we make, default rates on such investments, the level of our expenses, variations in and the timing of the recognition of realized and unrealized gains or losses, the degree to which we encounter competition in certain markets and general economic conditions. As a result of these factors, results for any period should not be relied upon as being indicative of performance in future periods.

Investors in offerings after the initial offering could receive fewer shares of common stock than anticipated.

The purchase price per share of our common stock in any closing after the Initial Closing is expected to be determined to ensure that such price is equal to our NAV per share. As a result, in the event of an increase in our NAV per share, the purchase price for shares purchased in any closing after the Initial Closing may be higher than the previously disclosed NAV per share, and therefore an investor may receive a smaller number of shares than if it had purchased shares in a prior offering.

Our common stock will be subject to significant transfer restrictions, and an investment in our common stock generally will be illiquid.

Each investor in our common stock must be prepared to bear the economic risk of an investment in our common stock for an indefinite period. Shares of our common stock are subject to the restrictions on transfer described herein and as set forth in our Certificate of Incorporation. In addition, an investment in our common stock is not freely transferable under the securities laws.  Further, purchasers of shares of our common stock prior to our IPO and listing (including purchasers in this offering) will not be permitted to transfer their shares without our prior written consent until a date to be established by us, which may be up to [   ] days after the consummation of our IPO and listing. If an IPO and listing does not occur, our common stockholders will be prohibited from transferring their shares without our prior written consent.

We have no obligation to conduct an IPO and listing and can offer no assurances as to whether or when we may conduct an IPO and listing. Further, pre-IPO stockholders are not expected to be able to sell their common stock until some time after an IPO and a listing. Even if we consummate an IPO, we can offer no assurances as to the price our shares of common stock will be offered in our IPO, and they could be sold below the price of this offering.

Shares of our common stock have not been registered under the Securities Act and, therefore, under the securities laws, cannot be sold unless such shares are subsequently registered under the Securities Act or an exemption from such registration is available. Shares of our common stock are illiquid assets for which there is not a secondary market and there is no guarantee that a secondary market will develop in the future. An investment in our common stock is therefore suitable only for certain sophisticated investors that can bear the risks associated with the illiquidity of their common stock.

If we have not consummated a listing within eight years following the Initial Closing, our Board of Directors (to the extent consistent with its fiduciary duties and subject to any necessary stockholder approvals and applicable requirements of the Investment Company Act) is expected to use its best efforts to wind down and/or liquidate and dissolve us.

If we have not consummated a listing within eight years following the Initial Closing , our Board of Directors (to the extent consistent with its fiduciary duties and subject to any necessary stockholder approvals and applicable requirements of the Investment Company Act) is expected to use its best efforts to wind down and/or liquidate and dissolve us. To the extent our Board determines to pursue a liquidation or dissolution, no assurances can be provided as to what price they will be able to obtain from selling or liquidating our investments and we could end up being liquidated below our then NAV per share or at a price per share below what stockholders paid for shares of our common stock. Our portfolio composition may change in connection with a liquidation or dissolution, which may cause our returns to decrease. For example, we may invest our assets in lower yielding securities or hold the proceeds in cash or cash equivalents, which may adversely affect our performance.  The liquidation process could also be extended by our Board of Directors depending on market conditions at that time.  In addition, we expect that we would incur certain costs associated with a liquidation or dissolution. Accordingly, to the extent our Board of Directors determines to proceed with our liquidation or dissolution, it could result in a loss for our common stockholders.

In the event of any liquidation, dissolution or winding up of our affairs, our common stockholders would receive any remaining net assets only after payment or provision or payment of our debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Beginning [one year] before such date, we may begin liquidating all or a portion of our portfolio. During the wind-down period we may deviate from our investment strategy of investing in secured debt, including first lien, second lien and unitranche debt, unsecured debt, including mezzanine debt and, to a lesser extent, in private equity investments. It is expected that stockholders will receive cash in any liquidating distribution. However, if on the date of termination and dissolution, we own instruments for which no market exists or instruments are trading at depressed prices, such instruments may be placed in a liquidating trust. Stockholders generally will realize capital gain or loss in an amount equal to the difference between the amount of cash or other property received (including any property deemed received by reason of its being placed in a liquidated trust) and the stockholder’s adjusted tax basis in our common stock for U.S. federal income tax purposes

We will incur significant costs as a result of being a public company.

Public companies incur legal, accounting and other expenses, including costs associated with the periodic reporting requirements applicable to a company whose securities are registered under the Exchange Act, as well as additional corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and other rules implemented by the SEC. Accordingly, once our common stock becomes registered under the Exchange Act, we will incur significant additional costs.

You will have limited opportunities to sell your common stock and, to the extent you are able to sell your common stock, you may not be able to recover the amount of your investment in our common stock.

Beginning with the quarter ending [   ], 2016, until our IPO or listing, we expect that our Board will consider repurchase offers to allow you to tender your shares of common stock on a quarterly basis at a price per share we expect to reflect a recent NAV per share. Any such share repurchase offer will be at the discretion of our Board of Directors and subject to applicable law and that such repurchases do not give rise to adverse tax, ERISA or other regulatory consequences to us or our stockholders. Additionally, if we determine to make one or more repurchase offers, such offers are expected to include numerous restrictions that limit your ability to sell your shares of common stock pursuant to such offers. We expect to limit the number of shares of common stock repurchased pursuant to any share repurchase offer to 5% of our outstanding shares of common stock (with the exact amount to be set by our Board of Directors).   We will conduct our repurchase offers in accordance with Section 23(c) of the Investment Company Act and Rule 13e-4 under the Exchange Act.

Although we expect that our Board of Directors will consider repurchase offers on a quarterly basis beginning with the quarter ending  [   ], 2016, our Board of Directors has complete and absolute discretion to determine whether we will engage in any share repurchases and, if so, the terms of such repurchases. Therefore, we may ultimately not engage in any share repurchases or may cease share repurchases at any time, and you may not be able to sell your shares of common stock at all. You should not assume or rely upon any expectation that we will offer to repurchase any of our shares of our common stock.

The repurchase price per share of future repurchase offers, if any, may be lower than the price per share that stockholders paid for their shares of our common stock. In addition, in the event that a stockholder chooses to participate in a quarterly repurchase offer, the stockholder may be required to provide us with notice of intent to participate prior to knowing what the NAV per share will be on the repurchase date. A stockholder seeking to sell shares of our common stock to us as part of our quarterly share repurchase offer may be required to do so without knowledge of what the repurchase price per share of our common stock will be on the repurchase date.

We may not be able to pay you distributions on our common stock, our distributions to you may not grow over time and a portion of our distributions to you may be a return of capital for U.S. federal income tax purposes.

We intend to pay quarterly distributions to our stockholders out of assets legally available for distribution. We cannot assure you that we will achieve investment results that will allow us to make a specified level of cash distributions or year-to-year increases in cash distributions. If we are unable to satisfy the asset coverage test applicable to us as a BDC, or if we violate certain covenants under our credit agreements and other debt financing agreements, our ability to pay distributions to our stockholders could be limited. All distributions will be paid at the discretion of our Board of Directors and will depend on our earnings, financial condition, maintenance of our RIC status, compliance with applicable BDC regulations, compliance with covenants under our credit agreements and other debt financing agreements, and such other factors as our Board of Directors may deem relevant from time to time. The distributions we pay to our stockholders in a year may exceed our taxable income for that year and, accordingly, a portion of such distributions may constitute a return of capital for U.S. federal income tax purposes.

We may have difficulty paying our required distributions if we recognize taxable income before or without receiving cash representing such income.

For U.S. federal income tax purposes, we will include in our taxable income certain amounts that we have not yet received in cash, such as original issue discount or accruals on a contingent payment debt instrument, which may occur if we receive warrants in connection with the origination of a loan or possibly in other circumstances or contracted PIK interest, which generally represents contractual interest added to the loan balance and due at the end of the loan term. Such original issue discount and PIK interest will be included in our taxable income before we receive any corresponding cash payments. We also may be required to include in our taxable income certain other amounts that we will not receive in cash.

Because in certain cases we may recognize taxable income before or without receiving cash representing such income, we may have difficulty making distributions to our stockholders that will be sufficient to enable us to meet the Annual Distribution Requirement necessary for us to be subject to tax as a RIC. Accordingly, we may need to sell some of our assets at times and/or at prices that we would not consider advantageous, we may need to raise additional equity or debt capital, or we may need to forego new investment opportunities or otherwise take actions that are disadvantageous to our business (or be unable to take actions that are advantageous to our business) to enable us to make distributions to our stockholders that will be sufficient to enable us to meet the annual distribution requirement. If we are unable to obtain cash from other sources to meet the Annual Distribution Requirement, we may fail to qualify for the U.S. federal income tax benefits allowable to RICs and, thus, become subject to a corporate-level U.S. federal income tax (and any applicable U.S. state and local taxes). For additional discussion regarding the tax implications of a RIC, See “Item 1(c). Description of Business—Certain U.S. Federal Income Tax Consequences.”

Beneficial owners of our equity securities may be subject to certain regulatory requirements and filing requirements based on their ownership percentages.

A beneficial owner, either directly or indirectly, of more than 25% of our voting securities is presumed to control us under the Investment Company Act. Control of us would also arise under the Investment Company Act if a person has the power to exercise a controlling influence over our management or policies, unless that power is solely the result of an official position with us. Certain events beyond an investor’s control may result in an increase in the percentage of such investor’s beneficial ownership of our shares, including the repurchase by us of shares from other stockholders. In the event you are or become a person that controls us, you and certain of your affiliated persons will be subject to, among other things, prohibitions or restrictions on engaging in certain transactions with us and certain of our affiliated persons.

A beneficial owner of a large number of our equity securities may also become subject to public reporting obligations when we become a public reporting company under the Exchange Act. When our common stock becomes registered under the Exchange Act, ownership information for any person that beneficially owns more than 5% of our common stock will have to be disclosed in a Schedule 13G or other filings with the SEC. Beneficial ownership for these purposes is determined in accordance with the rules of the SEC, and includes having voting or investment power over the securities. Although we will provide you with [quarterly] statements that state the amount of outstanding stock you own, the responsibility for determining the filing obligation and preparing the filing remains with the investor.

You may be subject to the short-swing profits rules under the Exchange Act as a result of your investment in us.

When our common stock becomes registered under the Exchange Act, persons with the right to appoint a director or who beneficially own more than 10% of our common stock may be subject to Section 16(b) of the Exchange Act, which recaptures for our benefit profits from the purchase and sale of registered stock within a six-month period.

Our stockholders may receive shares of our common stock as dividends, which could result in adverse tax consequences to them.

In order to satisfy the annual distribution requirement applicable to RICs, we will have the ability to declare a large portion of a dividend in shares of our common stock instead of in cash. As long as a portion of such dividend is paid in cash and certain requirements are met, the entire distribution will generally be treated as a dividend for U.S. federal income tax purposes. In such case, for U.S. federal income tax purposes, the amount of the dividend paid in our common stock will generally be equal to the amount of cash that could have been received instead of our stock, even though most of the dividend was paid in shares of our common stock.  We currently do not intend to pay dividends in shares of our common stock.

If we are not treated as a “publicly offered regulated investment company,” as defined in the Code, U.S. stockholders that are individuals, trusts or estates will be taxed as though they received a distribution of some of our expenses.

We will be treated as a “publicly offered regulated investment company” (within the meaning of Section 67 of the Code) if either (i) shares of our common stock and our preferred stock collectively are held by at least 500 persons at all times during a taxable year, (ii) shares of our common stock are treated as regularly traded on an established securities market or (iii) shares of our common stock are continuously offered pursuant to a public offering (within the meaning of section 4 of the Securities Act.  We cannot assure you that we will be treated as a publicly offered regulated investment company for all taxable years.  If we are not treated as a publicly offered regulated investment company for any calendar year, each U.S. stockholder that is an individual, trust or estate will be treated as having received a dividend from us in the amount of such U.S. stockholder’s allocable share of the management and incentive fees paid to our investment adviser and certain of our other expenses for the calendar year, and these fees and expenses will be treated as miscellaneous itemized deductions of such U.S. stockholder.  Miscellaneous itemized deductions generally are deductible by a U.S. stockholder that is an individual, trust or estate only to the extent that the aggregate of such U.S. stockholder’s miscellaneous itemized deductions exceeds 2% of such U.S. stockholder’s adjusted gross income for U.S. federal income tax purposes, are not deductible for purposes of the alternative minimum tax and are subject to the overall limitation on itemized deductions under the Code.  See “Item 1(c). Description of Business—Certain U.S. Federal Income Tax Consequences.”

Non-U.S. stockholders may be subject to withholding of U.S. federal income tax on dividends we pay.

Distributions of our “investment company taxable income” to a non-U.S. stockholder that are not effectively connected with the non-U.S. stockholder’s conduct of a trade or business within the United States will be subject to withholding of U.S. federal income tax at a 30% rate (or lower rate provided by an applicable income tax treaty) to the extent of our current or accumulated earnings and profits.

For taxable years of RICs beginning before January 1, 2015, certain properly designated dividends were generally exempt from withholding of U.S. federal income tax where they were paid in respect of a RIC’s (i) “qualified net interest income” (generally, its U.S.-source interest income, other than certain contingent interest and interest from obligations of a corporation or partnership in which the RIC or the non-U.S. stockholder are at least a 10% shareholder, reduced by expenses that are allocable to such income) or (ii) “qualified short-term capital gains” (generally, the excess of the RIC’s net short-term capital gain over our long-term capital loss for such taxable year), and certain other requirements were satisfied.

THIS PROVISION EXPIRED ON DECEMBER 31, 2014 AND, AS A RESULT, THIS EXEMPTION FROM WITHHOLDING OF U.S. FEDERAL INCOME TAX DOES NOT APPLY FOR ANY TAXABLE YEAR BEGINNING ON OR AFTER JANUARY 1, 2015  NO ASSURANCE CAN BE GIVEN THAT THIS PROVISION WILL BE REINSTATED AND, IF THIS PROVISION IS REINSTATED, THE FORM OR EFFECTIVE DATE OF ANY SUCH REINSTATEMENT.

In addition, even if this provision is reinstated, no assurance can be given as to whether any of our distributions will be eligible for this exemption from withholding of U.S. federal income tax or, if eligible, will be designated as such by us.  In the case of common stock held through an intermediary, the intermediary may have withheld U.S. federal income tax even if the RIC designated the payment as a dividend derived from qualified net interest income or qualified short-term capital gain.  See “Item 1(c). Description of Business—Certain U.S. Federal Income Tax Consequences—Taxation of Non-U.S. Stockholders”.  Also, because our common stock will be subject to significant transfer restrictions, and an investment in our common stock will generally be illiquid, non-U.S. stockholders whose distributions on our common stock are subject to withholding of U.S. federal income tax may not be able to transfer their shares of our common stock easily or quickly or at all.

Item 2. Financial Information

Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Overview

We were incorporated under the laws of the State of Delaware on September 24, 2015. We intend to file an election to be treated as a business development company under the Investment Company Act, and as a regulated investment company for federal income tax purposes. As such, we will be required to comply with various regulatory requirements, such as the requirement to invest at least 70% of our assets in “qualifying assets,” source of income limitations, asset diversification requirements, and the requirement to distribute annually at least 90% of our taxable income and tax-exempt interest. See “Item 1(c). Description of Business—Regulation as a Public Business Development Company” and “Item 1(c). Description of Business—Certain U.S. Federal Income Tax Consequences—Regulated Investment Company Classification.”

We are currently in the development stage and have not commenced commercial operations.  To date, our efforts have been limited to organizational and initial operating activities.  We expect that the proceeds from the Initial Closing, Private Offerings and any debt financing arrangements will provide us the necessary seed capital to commence operations.  Thereafter, we anticipate raising additional equity capital for investment purposes through additional closings under subsequent offerings.  We expect to seek to consummate an IPO of our common stock and/or a listing at some point in the future under the Securities Act.  However, there can be no assurances as to when or whether an IPO or a listing may occur.

Revenues

We plan to generate revenues in the form of interest income from the debt securities we hold and dividends and capital appreciation on either direct equity investments or equity interests obtained in connection with originating loans, such as options, warrants or conversion rights. We expect most of the debt securities we will hold will be floating rate in nature. The debt we invest in will typically not be rated by any rating agency, but if it were, it is likely that such debt would be below investment grade. We intend to structure our debt investments with interest payable quarterly, semi-annually or annually, but we may structure certain investments with terms to provide for longer interest payment periods or to allow interest to be paid by adding amounts due to the principal balance of the loan, resulting in deferred cash receipts. In addition, we may also generate revenue in the form of commitment, loan origination, structuring or diligence fees, fees for providing managerial assistance to our portfolio companies, and possibly consulting fees. Certain of these fees may be capitalized and amortized as additional interest income over the life of the related loan.

Expenses

Once we commence commercial operations, our primary operating expenses will include those related to:

•	our initial organization costs and operating costs incurred prior to the commencement of our operations, subject to limitations included in the Investment Management Agreement;

•	calculating individual asset values and our net asset value (including the cost and expenses of any independent valuation firms);

•
following a listing of our common stock, out-of-pocket expenses, including travel expense, incurred by our investment adviser, or members of Muzinich, or payable to third parties, performing due diligence on prospective portfolio companies and, if necessary, enforcing our rights;

•	following a listing of our common stock , the costs of the offerings of common shares and other securities, if any;

•	the Management Fee and any Incentive Fee;

•	certain costs and expenses relating to distributions paid on our shares;

•	administration fees payable under our Administration Agreement;

•	debt service and other costs of borrowings or other financing arrangements;

•	following a listing of our common stock, the allocated costs incurred by our investment adviser in providing managerial assistance to those portfolio companies that request it;

•	amounts payable to third parties relating to, or associated with, making or holding investments;

•	transfer agent and custodial fees;

•	costs of hedging;

•	commissions and other compensation payable to brokers or dealers;

•	taxes;

•	Independent Director fees and expenses;

•
costs of preparing financial statements and maintaining books and records and filing reports or other documents with the SEC (or other regulatory bodies) and other reporting and compliance costs, including registration and listing fees, and the compensation of professionals responsible for the preparation of the foregoing ;

•
the costs of any reports, proxy statements or other notices to our stockholders (including printing and mailing costs), the costs of any stockholders’ meetings and the compensation of investor relations personnel responsible for the preparation of the foregoing and related matters;

•	our fidelity bond (as described more fully under “Item 1(c). Description of Business—Regulation as a Public Business Development Company,” below);

•	directors and officers/errors and omissions liability insurance, and any other insurance premiums;

•	indemnification payments;

•	direct costs and expenses of administration, including audit, accounting, consulting and legal costs; and

•	all other expenses reasonably incurred by us in connection with making investments and administering our business.

From time to time, our investment adviser may pay amounts owed by us to third-party providers of goods or services. We will subsequently reimburse our investment adviser for such amounts paid on our behalf. Other than with respect to our initial organization and operating costs, as described above, there is no contractual cap on the amount of reasonable costs and expenses for which our investment adviser will be reimbursed. Following a listing of our common stock only, we will reimburse our investment adviser for the allocable portion of the compensation paid by our investment adviser (or its affiliates) to the Company’s chief compliance officer and chief financial officer (based on the percentage of time such individuals devote, on an estimated basis, to the business and affairs of the Company).

We may also enter into a credit facility or other debt arrangements to partially fund our operations, and could incur costs and expenses including commitment, origination, or structuring fees and the related interest costs associated with any amounts borrowed.

We have had no operating history and therefore this statement concerning additional expenses is necessarily an estimate and may not match our actual results of operations in the future.

Hedging

We may, but are not required to, enter into interest rate, foreign exchange or other derivative agreements to hedge interest rate, currency, credit or other risks, but we do not generally intend to enter into any such derivative agreements for speculative purposes. Any derivative agreements entered into for speculative purposes are not expected to be material to the Company’s business or results of operations. These hedging activities, which will be in compliance with applicable legal and regulatory requirements, may include the use of futures, options and forward contracts. We will bear the costs incurred in connection with entering into, administering and settling any such derivative contracts. There can be no assurance any hedging strategy we employ will be successful.

Financial Condition, Liquidity and Capital Resources

As we have not yet commenced commercial activities, we do not have any transactions to date. We expect to generate cash from (1) future offerings of our common or preferred stock, (2) cash flows from operations and (3) borrowings from banks or other lenders. We will seek to enter into any bank debt, credit facility or other financing arrangements on at least customary market terms; however, we cannot assure you we will be able to do so.

Our primary use of cash will be for (1) investments in portfolio companies and other investments to comply with certain portfolio diversification requirements, (2) the cost of operations (including paying Muzinich), (3) debt service of any borrowings and (4) cash distributions to the holders of our stock.

Current Economic Environment

The U.S. capital markets have recently experienced extreme volatility and disruption, and we believe that the U.S. economy has not fully emerged from a period of recession. Disruptions in the capital markets have increased the spread between the yields realized on risk-free and higher risk securities, resulting in illiquidity in parts of the capital markets. We believe these conditions may continue for a prolonged period of time or worsen in the future. A prolonged period of market illiquidity may have an adverse effect on our business, financial condition and results of operations. Unfavorable economic conditions could also increase our portfolio companies’ funding costs, limit their access to the capital markets or result in a decision by lenders not to extend credit to them. These events could limit our investment originations, limit their ability to grow, negatively impact our operating results, and delay or prevent us from launching our common stock.

Quantitative and Qualitative Disclosures about Market Risk

We are subject to financial market risks, including changes in interest rates. We plan to invest primarily in illiquid debt and equity securities of private companies. Most of our investments will not have a readily available market price, and we will value these investments at fair value as determined in good faith by the Board in accordance with our valuation policy. There is no single standard for determining fair value in good faith. As a result, determining fair value requires that judgment be applied to the specific facts and circumstances of each portfolio investment while employing a consistently applied valuation process for the types of investments we make.

In addition, any investments we make that are denominated in a foreign currency will be subject to risks associated with changes in currency exchange rates. These risks include the possibility of significant fluctuations in the foreign currency markets, the imposition or modification of foreign exchange controls and potential illiquidity in the secondary market. These risks will vary depending upon the currency or currencies involved.  See “Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters—Valuation of Portfolio Securities.”

Item 3. Properties

We do not own any real estate or other properties materially important to our operations. Our principal executive offices are located at 450 Park Avenue, New York, New York 10022. We believe that our office facilities are suitable and adequate for our business as it is contemplated to be conducted.

Item 4. Security Ownership of Certain Beneficial Owners and Management

  [In conjunction with our initial incorporation, Muzinich & Co., Inc. purchased [    ] shares of common stock of the Company at a price of $[  ] per share as our initial capital. ]

Item 5. Directors and Executive Officers

Holders of our common stock will vote for the election of directors. Under our Certificate of Incorporation, our Board of Directors will be divided into three classes. Each class of directors will generally hold office for a three-year term. However, the initial members of the three classes will have initial terms of one, two, and three years, respectively. As a result, only one class of directors will be up for election at each annual meeting. At each annual meeting of our stockholders following our adoption of a classified board, the successors to the class of directors whose terms expire at such meeting will be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

Each director will hold office for the term to which he or she is elected or appointed and until his or her successor is duly elected and qualifies, or until his or her earlier death, resignation, removal or disqualification.

Directors

The following information regarding our anticipated initial Board of Directors is as of [   ]:

Name	Age	Position(s)	Expiration of Term
Independent Directors:

Interested Directors:

Officers

The following information regarding our officers is as of [  ]:

Name	Age	Position(s)

Biographical Information

Directors

Our Board of Directors will be divided into two groups–interested directors and the Independent Directors. Interested directors are interested persons as defined in Section 2(a)(19) of the Investment Company Act.

Interested Directors

[Note: To come.]

Independent Directors

[Note: To come.]

Officers

Eric A. Green. Mr. Green is expected to be appointed as our [     ] in [  ], 2016 . Mr. Green is the Co-head of Muzinich’s Middle Market Capital group. He has over 30 years of experience investing debt and equity in middle-market companies in the United States and Europe. Before joining Muzinich, he was a Managing Director of Cyrus Capital Partners. Previously, Mr. Green held a number of senior positions in middle-market investing, including Senior Partner and Portfolio Manager of FriedbergMilstein. He was also a Partner and Managing Director of JP Morgan Partners where he was Co-head of its $1 billion mezzanine debt business. Prior to his role at JP Morgan Partners, he served as Managing Director of the Merchant Banking Group at BNP Paribas. He started his career at GE Company/GE Capital. He graduated from Wabash College with a B.A. in Economics and received an M.B.A. from the Stern School of Business at New York University

Mark S. O’Keeffe. Mr. O’Keeffe is expected to be appointed as our [   ] in [  ], 2016 . Mr. O’Keeffe is the Co-head of Muzinich’s Middle Market Capital group. He has over 35 years of experience investing in corporate and municipal securities. Prior to joining Muzinich, he was a Partner at York Street Capital. Before York Street, he was the Chief Credit Officer of CIT’s Sponsor Finance Group from 2005 to 2007 and Group Head from 2002 to 2005 where he helped build the group from 4 to 18 professionals and grow assets from approximately $200 million to over $1 billion. Over his leveraged finance career he has been involved with closing over 250 transactions for $3.2 billion of funded senior and junior debt. He graduated from Hamilton College with a B.A. in Economics and History and received a CFA designation.

Committees of the Board of Directors

Audit Committee

The members of the Audit Committee are expected to be [            ], each of whom meets the current independence and experience requirements of Rule 10A-3 of the Exchange Act and none of whom would be an “interested person” of the Company as defined in Section 2(a)(19) of the Investment Company Act. [  ] is expected to serve as Chairman of the Audit Committee. [Our Board of Directors is expected to determine that [  ] is an “audit committee financial expert” as defined under Item 407 of Regulation S-K of the Securities Exchange Act of 1934.] The Audit Committee will be responsible for overseeing matters relating to the appointment and activities of our auditors, audit plans and procedures, various accounting and financial reporting issues and changes in accounting policies, and reviewing the results and scope of the audit and other services provided by our independent public accountants. The Audit Committee will also be responsible for aiding our Board of Directors in fair value pricing debt and equity securities that are not publicly traded or for which current market values are not readily available.

Governance and Nominating Committee

The Governance and Nominating Committee members are expected to be [     ], none of whom would be an “interested person” as defined in Section 2(a)(19) of the Investment Company Act. [  ] is expected to serve as the Chairman of the Governance and Nominating Committee. The Governance and Nominating Committee will be responsible for identifying, researching and nominating directors for election by our stockholders, selecting nominees to fill vacancies on our Board of Directors or a committee of the Board of Directors, developing and recommending to the Board of Directors a set of corporate governance principles and overseeing the evaluation of the Board of Directors and our management. The Governance and Nominating Committee will consider nominees properly recommended by our stockholders.

Code of Ethics

We have adopted a code of ethics pursuant to Rule 17j-1 under the Investment Company Act and we have also approved our  investment adviser’s code of ethics that it adopted in accordance with Rule 17j-1 and Rule 204A-1 under the Advisers Act. These codes of ethics establish, among other things, procedures for personal investments and restrict certain personal securities transactions, including transactions in securities that are held by us. Personnel subject to each code may invest in securities for their personal investment accounts, so long as such investments are made in accordance with the code’s requirements.

Item 6. Executive Compensation.

(a)	Compensation of Executive Officers

We do not currently have any employees and do not expect to have any employees but we do have officers and directors . Services necessary for our business will be provided by individuals who are employees of Muzinich or its affiliates, pursuant to the terms of our Investment Management and Administration Agreements. Each of our executive officers will be an employee of Muzinich or its affiliates. Our day-to-day investment operations will be managed by Muzinich. Most of the services necessary for the origination and administration of our investment portfolio will be provided by investment professionals employed by Muzinich or its affiliates.

[None of our executive officers will receive direct compensation from us. We will reimburse Muzinich the allocable portion of the compensation paid by Muzinich (or its affiliates) to the Company’s chief compliance officer and chief financial officer (based on the percentage of time such individuals devote, on an estimated basis, to the business and affairs of the Company). Certain of our executive officers and other members of our Investment Team, through their ownership interest in or management positions with Muzinich, may be entitled to a portion of any profits earned by Muzinich, which includes any fees payable to Muzinich under the terms of our Investment Management Agreement, less expenses incurred by Muzinich in performing its services under our Investment Management Agreement. Muzinich may pay additional salaries, bonuses, and individual performance awards and/or individual performance bonuses to our executive officers in addition to their ownership interest.]

(b)	Compensation of Independent Directors

Each Independent Director will be compensated with a [unitary] annual fee for his or her services as one of our directors and as a member of the Audit Committee and Governance and Nominating Committee. The Chairman and Committee Chairs may receive additional compensation for their services. The Independent Directors of the Board of Directors and each committee will also be reimbursed for travel and other expenses incurred in connection with attending meetings. We may also pay the incidental costs of a director to attend training or other types of conferences relating to the BDC industry.

Item 7. Certain Relationships and Related Transactions, and Director Independence

Potential Conflicts of Interest

The following are descriptions of certain conflicts and potential conflicts that may be associated with the financial or other interests that the investment adviser may have in transactions effected by, with and on behalf of the Company. They are not, and are not intended to be, a complete enumeration or explanation of all of the potential conflicts of interest that may arise. Additional information about potential conflicts of interest regarding Muzinich is set forth in its Form ADV, which prospective stockholders should review prior to purchasing our common stock. A copy of Part 1 and Part 2 of the investment adviser’s Form ADV is available on the SEC’s website (www.adviserinfo.sec.gov). A copy of Part 2 of the investment adviser’s Form ADV will be provided to stockholders or prospective stockholders upon request.

Muzinich or its subsidiaries and affiliates and their respective directors, members, officers, partners and employees (collectively, the “Parties”), including those involved in the investment management of the Company, are or may be involved in other financial, investment and professional activities which may on occasion cause a conflict of interest with the management of the Company and/or their respective roles with respect to the Company. In particular, Muzinich and its subsidiaries and affiliates may have proprietary interests in, or manage and advise, other accounts or funds which have investment objectives similar or dissimilar to those of the Company and/or which engage in transactions in the same types of securities or other instruments as the Company. Muzinich is not obligated to buy or sell for the Company any security or other investment that it may buy, sell or recommend for any other client or for its own account. As a result of conflicts of interest that may arise on account of the provision of investment advisory and other services to clients other than the Company, Muzinich may have differing economic interests in respect of such activities and may have conflicts of interest in allocating investment opportunities and time between the Company and other accounts.

Each of the Parties will use reasonable efforts to ensure that the performance of its respective duties will not be impaired by any such involvement it may have and that any conflicts which may arise will be resolved fairly.

From time to time, certain investment opportunities for the Company (including opportunities to sell investments) may come to the attention of Muzinich by virtue of the fact that Muzinich, or one of its clients or affiliated persons, is willing to sell or purchase such investment. In some circumstances, a potential conflict of interest may arise because Muzinich may be acting for one or more clients, including the Company, and for itself or on behalf of another client. Muzinich has adopted and implemented policies and procedures, to which Muzinich is subject, including brokerage and trade allocation policies and procedures which it believes address the conflicts associated with managing multiple accounts of different types with similar and dissimilar investment objectives and guidelines. It is the policy of Muzinich that investment decisions for the Company be made based on a consideration of its investment objective, policies, and strategies, and that investment transactions be fairly allocated among its clients, including the Company.

Muzinich expects to put in place a conflict resolution policy that addresses the co-investment restrictions set forth under the Investment Company Act. Muzinich will seek to ensure an equitable allocation of investment opportunities when we are able to invest alongside other accounts managed by the Muzinich and its affiliates. When we invest alongside such other accounts as permitted, such investments will be made consistent with the Investment Company Act, the related guidance of the SEC staff and any allocation policies adopted by Muzinich. It is our policy to base our determinations as to the amount of capital available for investment on such factors as the amount of cash on hand, existing commitments and reserves, if any, the targeted leverage level, the targeted asset mix and diversification requirements and other investment policies and restrictions to be set by our Board of Directors , or imposed by applicable laws, rules, regulations or interpretations. We expect that these determinations will be made similarly for other accounts. In situations where co-investment with other entities sponsored or managed by Muzinich or its affiliates is not permitted or appropriate, such as when there is an opportunity to invest in different securities of the same issuer, Muzinich will need to decide whether we or such other entity or entities will proceed with the investment. Muzinich will make these determinations based on its policies and procedures, which will generally require that such opportunities be offered to eligible accounts on a basis that is fair and equitable over time, including, for example, through rotational methods. The Company and Muzinich have submitted an exemptive application to the SEC to permit greater flexibility to negotiate the terms of co-investments if our Board of Directors determines that it would be advantageous for us to co-invest with other accounts managed by our investment adviser or its affiliates in a manner consistent with our investment objective, positions, policies, strategies and restrictions as well as regulatory requirements and other pertinent limitations .   Any such order, if issued, would be subject to certain terms and conditions and there can be no assurance that any such order will be granted by the SEC.

Muzinich has adopted a Code of Ethics, which is designed to identify and address certain conflicts of interest between personal investment activities and the interests of investment advisory clients. The Code of Ethics permits employees of Muzinich and its affiliates to engage in personal securities transactions, including with respect to securities held by the Company, subject to certain requirements and restrictions. Among other things, the Code of Ethics prohibits certain types of transactions absent prior approval and requires the quarterly and annual reporting of securities transactions and annual reporting of holdings. Exceptions to certain provisions of the Code of Ethics may be granted in particular circumstances after review by appropriate officers or compliance personnel.

Muzinich or its subsidiaries and affiliates may compensate one or more broker-dealers, investment advisers, or other financial intermediaries for placing common stock of the Company, or for referrals and client servicing including both one-time fees and ongoing fees based on a percentage of assets.

In the event of a conflict between the interests of the Company and the interests of Muzinich or an affiliated person of Muzinich, the chief compliance officer of Muzinich, in consultation with Muzinich, shall make a determination in the best interests of the Company.

Prospective investors should understand that (i) the relationships among the Company, the other accounts managed by Muzinich, and Muzinich and its subsidiaries and affiliates are complex and dynamic and (ii) as Muzinich’s and the Company’s businesses change over time, Muzinich and its subsidiaries and affiliates may be subject, and the Company may be exposed, to new or additional conflicts of interest. There can be no assurance that this Registration Statement addresses or anticipates every possible current or future conflict of interest that may arise or that is or may be detrimental to the Company. Prospective investors should consult with their own advisors regarding the impact that the conflicts of interest described in this Registration Statement may have on their investment in the Company.

Lack of Exclusivity

The personnel of Muzinich will devote as much of their time to the activities of the Company as they deem necessary and appropriate. Muzinich, its subsidiaries and affiliates and their personnel are not restricted from forming additional investment funds, entering into other investment advisory relationships or engaging in other business activities, even if such activities may be in competition with the Company and/or may involve substantial time and resources of Muzinich, its affiliates or their personnel. These activities could be viewed as creating a conflict of interest in that the time and effort of Muzinich (including its investment team) and its affiliates or their personnel will not be devoted exclusively to the business of the Company but will be allocated among the Company and the other advisees of Muzinich.

Cross Trades

When permitted by applicable law and Muzinich’s and the Company’s policies, Muzinich, acting on the Company’s behalf, may enter into transactions in securities and other instruments with or through other accounts managed by Muzinich, and may cause the Company to engage in transactions with which Muzinich advises both sides of a transaction (each such transfer, a “Cross Trade”). Munizich may execute a Cross Trade for a variety of reasons, including, without limitation, tax purposes, liquidity purposes, to rebalance the portfolios of the accounts or to reduce transaction costs that may arise in an open market transaction. Before engaging in a Cross Trade,

Muzinich must first determine that the trade is in the best interests of both of the accounts involved and take steps to ensure that the transaction is consistent with the duty to obtain best execution for each such account.   There may be potential conflicts of interest or regulatory restrictions relating to these transactions which could limit Muzinich’s ability to engage in these transactions for the Company.

Selection of Broker-Dealers

Muzinich has the authority to determine the broker-dealers to be used in any securities transaction and has no obligation to deal with any particular broker-dealer in the execution of transactions in portfolio securities. In placing orders for purchase and sale of securities and selecting brokers to effect these transactions, Muzinich seeks prompt execution of orders at the most favorable prices reasonably obtainable and in doing so will consider a number of factors, including, without limitation, the overall direct net economic result to the client (including commission or spreads which may not be the lowest available but which ordinarily will not be higher than the generally prevailing competitive range), the financial strength, reputation and stability of the broker, the efficiency with which the transaction is effected, the ability to effect the transaction at all where a large block is involved, the availability of the broker to stand ready to execute possibly difficult transactions in the future and other matters involved in the receipt of brokerage and research services.

Section 28(e) of the Exchange Act is a “safe harbor” that permits an investment adviser to use commissions or “soft dollars” to obtain research and brokerage services that provide lawful and appropriate assistance in the investment decision-making process. Muzinich does not intend to use “soft dollars." If in the future Muzinich chooses to use “soft dollars,” it will limit the use of “soft dollars” to obtain research and brokerage services to services that constitute research and brokerage within the meaning of Section 28(e). Under Section 28(e), Muzinich may pay a brokerage commission in excess of that which another broker-dealer might have charged for the same transaction in recognition of research and brokerage-related services provided by the broker. Research services within Section 28(e) may include, but are not limited to, research reports (including market research); certain financial newsletters and trade journals; software providing analysis of securities portfolios; corporate governance research and rating services; attendance at certain seminars and conferences; discussions with research analysts; meetings with corporate executives; consultants’ advice on portfolio strategy; data services (including services providing market data, company financial data and economic data); advice from brokers on order execution; and certain proxy services. Brokerage services within Section 28(e) may include, but are not limited to, services related to the execution, clearing and settlement of securities transactions and functions incidental thereto (i.e., connectivity services between an investment adviser and a broker-dealer and other relevant parties such as custodians); trading software operated by a broker-dealer to route orders; software that provides trade analytics and trading strategies; software used to transmit orders; clearance and settlement in connection with a trade; electronic communication of allocation instructions; routing settlement instructions; post trade matching of trade information; and services required by the SEC or a self regulatory organization such as comparison services, electronic confirms or trade affirmations.

Research and brokerage services obtained by the use of commissions arising from the Company’s portfolio transactions may be used by Muzinich in its other investment activities and thus, the Company may not necessarily, in any particular instance, be the direct or indirect beneficiary of the research or brokerage services provided.

Aggregation (Bunching) of Trades

When appropriate, and subject to applicable law, Muzinich may, but is not required to, aggregate client orders to achieve more efficient execution or to provide for equitable treatment among accounts. When orders are aggregated (bunched), Muzinich generally seeks to allocate securities or other instruments pro-rata subject to rounding the nearest round lot and tempered by available cash. When a limited supply of bonds may be available, opportunities may be allocated to participating accounts on a rotational basis. In addition to considerations of equity, bunching avoids placing competing orders, improves order management, and may, because of larger order size, permit some degree of price improvement or consistency relative to a series of individually placed orders.

Service Providers

The service providers to the Company may from time to time act as director, manager, investment manager, prime broker, broker, custodian, registrar, administrator or dealer in relation to, or otherwise be involved in, other investment funds that have similar objectives or investments as those held by the Company. It is therefore possible that such service providers or their affiliated persons may, in the course of business, have potential conflicts of interest with the Company. Muzinich will endeavor to ensure that such conflicts are resolved fairly. Muzinich will use its best efforts to provide common stockholders with prior notice of any change to the Custodian and Administrator.

Co-Investment Opportunities

We expect to co-invest on a concurrent basis with certain of our affiliates, unless doing so is impermissible under existing regulatory guidance, applicable regulations and our allocation procedures.   In certain circumstances , negotiated co-investments may be made only if we receive an order from the SEC permitting us to do so. We and our investment adviser have submitted an exemptive application to the SEC to permit greater flexibility to negotiate the terms of co-investments if our Board of Directors determines that it would be advantageous for us to co-invest with other accounts managed by our investment adviser or its affiliates in a manner consistent with our investment objective, positions, policies, strategies and restrictions as well as regulatory requirements and other pertinent limitations .   Any such order, if issued, would be subject to certain terms and conditions and there can be no assurance that any such order will be granted by the SEC. Our fees payable to third parties relating to, or associated with, making investments and valuing potential investments, including fees and expenses associated with performing due diligence reviews of prospective investments, that are not consummated by us and our affiliates will be allocated between us and the affiliates on an equitable, proportional basis based on the potential size of total investment.

Material Non-Public Information

Our senior management and other investment professionals from our investment adviser may serve as directors of, or in a similar capacity with, companies in which we invest or in which we are considering making an investment. Through these and other relationships with a company, these individuals may obtain material, non-public information that might restrict our ability to buy or sell securities of such company under the policies of the company or applicable law.

Investment Management Agreement

We are party to an Investment Management Agreement with our investment adviser pursuant to which we will pay our investment adviser a fee for investment management services consisting of a base management fee and an incentive fee. This fee structure may create an incentive for our investment adviser to invest in certain types of securities. Additionally, we rely on investment professionals from our investment adviser to assist our Board of Directors with the valuation of our portfolio investments.

The management fee and incentive fee paid to our investment adviser are based on the value of our investments and there may be a conflict of interest when personnel of our investment adviser are involved in the valuation process for our portfolio investments. See also “Item 1(c). Description of Business—General—Investment Management Agreement; Administration Agreement.”

Placement Agent Agreement

[We are party to a Placement Agent Agreement with the Placement Agent pursuant to which we will pay the Placement Agent a fee for the services it provides in connection with the offering. The fee charged by the Placement Agent may be waived from time to time for certain investors.]

Transfer Agency Agreement

[Note: To come.]

Item 8. Legal Proceedings

We are not currently subject to any material legal proceedings, although we may, from time to time, be involved in litigation arising out of operations in the normal course of business or otherwise.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Market Information

Our common stock offered in Private Offerings hereby has not been registered under the Securities Act or the securities laws of any other jurisdiction. Accordingly, we and the Placement Agent are offering our common stock only (1) to

“accredited investors” (as defined in Rule 501 under the Securities Act) and (2) outside the United States in compliance with Regulation S, in reliance upon exemptions from the registration requirements of the Securities Act.

Each purchaser of our common stock will be required to complete and deliver to the Placement Agent and us, prior to the acceptance of any order, a subscription agreement substantiating the purchaser’s investor status and including other limitations on resales and transfers of our common stock.

We expect to seek to consummate an IPO of our common stock and/or a listing at some point in the future. However, there can be no assurances as to when or whether an IPO or a listing may occur. Purchasers of shares of our common stock prior to an IPO (including purchasers in this offering) will not be permitted to transfer their shares without our prior written consent until a date to be established by us, which may be up to [  ] days after the consummation of our IPO. If an IPO does not occur, our common stockholders will be prohibited from transferring their shares without our prior written consent. While we expect not to unreasonably withhold our prior written consent to transfers by our common stockholders, we may withhold our consent if any such transfer would have adverse tax, regulatory or other consequences. Additionally, to the extent we approve any transfers or the foregoing restriction lapses, investors will be subject to restrictions on resale and transfer associated with securities sold pursuant to Regulation D, Regulation S and other exemptions from registration under the Securities Act. Until such time as a transfer of our common stock is registered under the Securities Act, it may be transferred only in transactions that are exempt from registration under the Securities Act and the applicable securities laws of other jurisdictions.

Any transfers of shares of our common stock in violation of the foregoing provisions will be void, and any intended recipient of our common stock will acquire no rights in such shares and will not be treated as our stockholder for any purpose.

Holders

[Note: To come.]

Valuation of Portfolio Securities

In accordance with the procedures adopted by our Board of Directors, the NAV per share of our outstanding shares of common stock is determined quarterly by dividing the value of total assets minus liabilities by the total number of shares outstanding.

As a BDC, we generally invest in illiquid securities including debt and equity investments of middle-market companies. Under procedures adopted by our Board of Directors market quotations are generally used to assess the value of our investments for which market quotations are readily available. We obtain these market values from independent pricing services or at the bid prices obtained from at least two broker/dealers if available, otherwise by a principal market maker or a primary market dealer. If the Board of Directors or its delegate has a bona fide reason to believe any such market quote does not reflect the fair value of an investment, it may independently value such investments by using the valuation procedure that it uses with respect to assets for which market quotations are not readily available.

We expect that there will not be readily available market values for most, if not all, of the investments which are or will be in our portfolio, and we will value such investments at fair value as determined in good faith by or under the direction of our Board of Directors using a documented valuation policy, described below, and a consistently applied valuation process. The factors that may be taken into account in pricing our investments at fair value include, as relevant, the nature and realizable value of any collateral, the portfolio company’s ability to make payments and its earnings and discounted cash flow, the markets in which the portfolio company does business, comparison to publicly traded securities and other relevant factors. When an external event such as a purchase transaction, public offering or subsequent equity sale occurs, we consider the pricing indicated by the external event to corroborate or revise our valuation. Under current auditing standards, the notes to our financial statements refer to the uncertainty with respect to the possible effect of such valuations, and any change in such valuations, on our financial statements.

[With respect to investments for which market quotations are not readily available, or for which market quotations are deemed not reflective of the fair value, the valuation procedures adopted by our Board of Directors contemplates a multi-step valuation process each quarter (or more frequently, as appropriate) , as described below:

(1)	Our valuation process begins with each portfolio company or investment being initially valued by the investment professionals of our investment adviser responsible for the portfolio investment;

(2)	Preliminary valuation conclusions are then documented and discussed with the management of our investment adviser;

(3)
Our Board of Directors also engages independent valuation firms to conduct independent appraisals of our investments for which market quotations are not readily available or are readily available but deemed not reflective of the fair value of an investment. The independent valuation firms review management’s preliminary valuations in light of its own independent assessment and also in light of any market quotations obtained from an independent pricing service, broker, dealer or market maker. At least a portion of our portfolio will be reviewed on a quarterly basis by third-party valuation firms and our entire portfolio will be reviewed at least annually by third-party valuation firms;

(4)
The Audit Committee of our Board of Directors reviews the preliminary valuations of the investment adviser and that of the independent valuation firms and responds and supplements the valuation recommendations of the independent valuation firms to reflect any comments; and

(5)
Our Board of Directors discusses the valuations and determines the fair value of each of our investments in good faith, based on the input of our investment adviser, the independent valuation firms and the Audit Committee.]

Fair value, as defined under ASC Topic 820, is the price that we would receive upon selling an investment or pay to transfer a liability in an orderly transaction to a market participant in the principal or most advantageous market for the investment or liability. ASC Topic 820 emphasizes that valuation techniques maximize the use of observable market inputs and minimize the use of unobservable inputs. Inputs refer broadly to the assumptions that market participants would use in pricing an asset or liability, including assumptions about risk. Inputs may be observable or unobservable. Observable inputs reflect the assumptions market participants would use in pricing an asset or liability based on market data obtained from sources independent of our investment adviser. Unobservable inputs reflect the assumptions market participants would use in pricing an asset or liability based on the best information available to us at the reporting period date.

Dividends

We intend to pay quarterly distributions to our stockholders out of assets legally available for distribution, beginning with the calendar quarter ending [     ]. The quarterly distributions, if any, will be determined by our Board of Directors. The amount of any such distribution will be proportionately reduced to reflect the number of days remaining in the quarter after the completion of the initial offering. All dividends and distributions will be subject to lawfully available funds therefor, and no assurance can be given that we will be able to declare such an initial distribution or distributions in future periods.

We intend to elect to be treated, and intend to qualify annually, to be subject to tax as a RIC under Subchapter M of the Code. To obtain and maintain our ability to be subject to tax as a RIC, we must, among other things, timely distribute to our stockholders at least 90% of our investment company taxable income for each taxable year. We intend to timely distribute to our stockholders substantially all of our annual taxable income for each taxable year, except that we may retain certain net capital gains (i.e., realized net long-term capital gains in excess of realized net short-term capital losses) for reinvestment and, depending upon the level of taxable income earned in a taxable year, we may choose to carry forward taxable income for distribution in the following taxable year and pay any applicable U.S. federal excise tax. We generally will be required to pay such U.S. federal excise tax if our distributions in respect of a calendar year do not exceed the sum of (1) 98% of our net ordinary income (taking into account certain deferrals and elections) for the calendar year, (2) 98.2% of our capital gains in excess of capital losses (adjusted for certain ordinary losses) for the one-year period ending on October 31 of the calendar year and (3) any net ordinary income and capital gains in excess of capital losses for preceding calendar years that were not distributed during such calendar years and on which we did not pay any U.S. federal income tax. If we retain net capital gains, we may treat such amounts as deemed distributions to our stockholders. In that case, you will be treated as if you had received an actual distribution of the capital gains we retained and then you reinvested the net after-tax proceeds in our common stock. In general, you also will be eligible to claim a tax credit (or, in certain circumstances, obtain a tax refund) equal to your allocable share of the tax we paid on the capital gains deemed distributed to you. The distributions we pay to our stockholders in a taxable year may exceed our taxable income for that taxable year and, accordingly, a portion of such distributions may constitute a return of capital for U.S. federal income tax purposes. The specific tax characteristics of our distributions will be reported to stockholders after the end of the calendar year. Please refer to “U.S. Federal Income Tax Considerations” for further information regarding the tax treatment of our distributions and the tax consequences of our retention of net capital gains.

Reports to Stockholders

We plan to furnish our stockholders with an annual report for each fiscal year ending [December 31] containing financial statements audited by our independent registered public accounting firm. Additionally, we intend to continue to comply with the periodic reporting requirements of the Exchange Act.

Item 10. Recent Sales of Unregistered Securities

[None.]

Item 11. Description of Registrant’s Securities to be Registered

General.

Under the terms of our Certificate of Incorporation that was in effect from our formation until [  ], 2015 our authorized stock consisted of 1,000 shares of common stock, par value $0.001 per share.

Under the terms of our Amended and Restated Certificate of Incorporation, which was adopted on [  ], 2015 our authorized stock now consists solely of [  ] shares of common stock, par value $0.001 per share, of which [  ] shares remain outstanding as of the date of this Registration Statement, and [  ] shares of preferred stock, par value $0.001 per share, of which no shares are outstanding as of the date of this Registration Statement. There is currently no market for our common stock, and we can offer no assurances that a market for our shares of common stock will develop in the future. There are no outstanding options or warrants to purchase our stock. No stock has been authorized for issuance under any equity compensation plans. Under Delaware law, our stockholders generally are not personally liable for our debts or obligations.

Common Stock.

All shares of our common stock have equal rights as to earnings, assets, dividends and voting and, when they are issued, will be duly authorized, validly issued, fully paid and non-assessable. Distributions may be paid to the holders of our common stock if, as and when authorized by our Board and declared by us out of funds legally available therefor. Shares of our common stock have no preemptive, exchange, conversion or redemption rights and are freely transferable, except when their transfer is restricted by the Certificate of Incorporation, federal and state securities laws or by contract. In the event of our liquidation, dissolution or winding up, each share of our common stock would be entitled to share ratably in all of our assets that are legally available for distribution after we pay all debts and other liabilities and subject to any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time. Each share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess exclusive voting power. There is no cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of common stock can elect all of our directors, and holders of less than a majority of such shares will not be able to elect any directors.

Preferred Stock.

Our Certificate of Incorporation authorizes our Board to classify and reclassify any unissued shares of preferred stock into other classes or series of preferred stock. Prior to issuance of shares of each class or series, the Board is required by Delaware law and by our Certificate of Incorporation, as amended, to set the powers, preferences and relative, participation, optional and other special rights, and the qualifications, limitations or restrictions thereof, for each class or series. Thus, the Board could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest. Stockholders should note, however, that any issuance of preferred stock will be required to comply with the requirements of the Investment Company Act. The Investment Company Act requires that (1) immediately after issuance and before any dividend or other distribution is made with respect to our common stock and before any purchase of common stock is made, such preferred stock together with all other senior securities must not exceed an amount equal to 50% of our total assets after deducting the amount of such dividend, distribution or purchase price, as the case may be, and (2) the holders of shares of preferred stock, if any are issued, must be entitled as a class to elect two directors at all times and to elect a majority of the directors if dividends on such preferred stock are in arrears by two years or more. Some matters under the Investment Company Act require the separate vote of the holders of any issued and outstanding preferred stock. For example, holders of preferred stock would be entitled to vote separately from the holders of common stock on a proposal to cease operations as a BDC. We believe that the availability for issuance of preferred stock will provide us with increased flexibility in structuring future financings and acquisitions. The Company does not currently intend to issue preferred stock. The issuance of preferred stock with dividend or conversion rights, liquidation preferences or other economic terms favorable to the holders of preferred stock could adversely affect our common stock by making an investment in the common stock less attractive.

Transferability of Shares

Unless and until an IPO occurs, our common stock will not be registered under the Securities Act. The common stock are exempt from registration requirements pursuant to Section 4(a)(2) of, and Regulation D under, the Securities Act.

Because our common stock will be acquired by investors in one or more transactions “not involving a public offering,” they will be “restricted securities” and may be required to be held indefinitely. Our common stock may not be sold, transferred, assigned, pledged or otherwise disposed of unless (i) our consent is granted, and (ii) shares of our common stock are registered under applicable securities laws or specifically exempted from registration (in which case the stockholder may, at our option, be required to provide us with a legal opinion, in form and substance satisfactory to us, that registration is not required). Accordingly, an investor must be willing to bear the economic risk of investment in the common stock until we are liquidated. No sale, transfer, assignment, pledge or other disposition, whether voluntary or involuntary, of the common stock may be made except by registration of the transfer on our books. Each transferee will be required to execute an instrument agreeing to be bound by these restrictions and the other restrictions imposed on the common stock and to execute such other instruments or certifications as are reasonably required by us.

Dissolution of the Company

Prior to an IPO of the common stock that may occur, if the Company’s Board determines that there has been a significant adverse change in the regulatory or tax treatment of the Company or its stockholders that in its judgment makes it inadvisable for the Company to continue in its present form, then the Board will endeavor to restructure or change the form of the Company to preserve (insofar as possible) the overall benefits previously enjoyed by stockholders as a whole or, if the Board determines it appropriate (and subject to any necessary stockholder approvals and applicable requirements of the Investment Company Act), (i) cause the Company to change its form and/or jurisdiction of organization or (ii) wind down and/or liquidate and dissolve the Company.

If we have not consummated a listing within eight years following the Initial Closing, our Board of Directors (to the extent consistent with its fiduciary duties and subject to any necessary stockholder approvals and applicable requirements of the Investment Company Act) is expected to use its best efforts to wind down and/or liquidate and dissolve us. Upon our termination and dissolution, our common stockholders would receive any remaining net assets only after payment or provision or payment of our debts and other liabilities and subject to the prior rights of any outstanding preferred stock.  Beginning [one year] before such date, we may begin liquidating all or a portion of our portfolio. During the wind-down period we may deviate from our investment strategy of investing in secured debt, including first lien, second lien and unitranche debt, unsecured debt, including mezzanine debt and, to a lesser extent, in private equity investments. It is expected that stockholders will receive cash in any liquidating distribution.  However, if on the date of termination and dissolution, we own instruments for which no market exists or instruments are trading at depressed prices, such instruments may be placed in a liquidating trust. The liquidation process could also be extended by our Board of Directors depending on market conditions at that time.  Stockholders generally will realize capital gain or loss in an amount equal to the difference between the amount of cash or other property received (including any property deemed received by reason of its being placed in a liquidated trust) and the stockholder’s adjusted tax basis in our common stock for U.S. federal income tax purposes.

Delaware Anti-takeover Law

The General Corporation Law of the State of Delaware (the “DGCL”) contains provisions that could make it more difficult for a potential acquirer to acquire us by means of a tender offer, proxy contest or otherwise. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with our Board. These measures may delay, defer or prevent a transaction or a change in control that might otherwise be in the best interests of our stockholders.

We believe, however, that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because the negotiation of such proposals may improve their terms.

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, these provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	prior to such time, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•
at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at a meeting of stockholders, by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•
any sale, transfer, pledge or other disposition (in one transaction or a series of transactions) of 10% or more of either the aggregate market value of all the assets of the corporation or the aggregate market value of all the outstanding stock of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Our Board will adopt a resolution exempting from Section 203 of the DGCL any business combination between us and any other person, subject to prior approval of such business combination by our Board, including approval by a majority of our directors who are not “interested persons.”

 Classified Board of Directors

Under our Certificate of Incorporation, our Board of Directors will be divided into three classes. Each class of directors will generally hold office for a three-year term. However, the initial members of the three classes will have initial terms of one, two, and three years, respectively. As a result, only one class of directors will be up for election at each annual meeting. At each annual meeting of our stockholders following our adoption of a classified board, the successors to the class of directors whose terms expire at such meeting will be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. A classified board may render a change in control of us or removal of our incumbent management more difficult. We believe, however, that the longer time required to elect a majority of a classified Board of Directors will help to ensure the continuity and stability of our management and policies.

Election of Directors

Our Certificate of Incorporation and bylaws, provide that the affirmative vote of the holders of a majority of the votes cast by stockholders present in person or by proxy at an annual or special meeting of stockholders and entitled to vote at such meeting is required to elect a director. Under our Certificate of Incorporation, our Board may amend the bylaws to alter the vote required to elect directors.

Number of Directors; Vacancies; Removal

Our Certificate of Incorporation provides that the number of directors is set only by the Board in accordance with our bylaws. Our bylaws provide that a majority of our entire Board may at any time increase or decrease the number of directors. However, unless our bylaws are amended, the number of directors may never be less than [  ] nor more than [  ]. Under the DGCL, unless the Certificate of Incorporation provides otherwise (which our Certificate of Incorporation does not), directors on a classified board such as our Board may be removed only for cause. Under our Certificate of Incorporation and bylaws, any vacancy on the Board, including a vacancy resulting from an enlargement of the Board, may be filled only by vote of a majority of the directors then in office. The limitations on the ability of our stockholders to remove directors and fill vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of us.

Action by Stockholders

Our Certificate of Incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders or by unanimous written consent in lieu of a meeting. This may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to the Board and the proposal of business to be considered by stockholders may be made only (1) by or at the direction of the Board, (2) pursuant to our notice of meeting or (3) by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws. Nominations of persons for election to the Board at a special meeting may be made only by or at the direction of the Board, and provided that the Board has determined that directors will be elected at the meeting, by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.

The purpose of requiring stockholders to give us advance notice of nominations and other business is to afford our Board a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our Board, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although our bylaws do not give our Board any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.

Stockholder Meetings

Our Certificate of Incorporation provides that any action required or permitted to be taken by stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting. In addition, in lieu of such a meeting, any such action may be taken by the unanimous written consent of our stockholders. Our Certificate of Incorporation also provides that, except as otherwise required by law, special meetings of the stockholders can only be called by the Chairman of the Board, the Chief Executive Officer or the Board. In addition, our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to the Board. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board, or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to the secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities.

Calling of Special Meetings of Stockholders

Our Certificate of Incorporation provides that special meetings of stockholders may be called by our Board, the Chairman of the Board and our Chief Executive Officer.

Potential Conflicts between the DCGL and the Investment Company Act

Our bylaws provide that, if and to the extent that any provision of the DGCL or any provision of our Certificate of Incorporation or bylaws conflicts with any provision of the Investment Company Act, the applicable provision of the Investment Company Act will control.

Exclusive Forum

Our Certificate of Incorporation and bylaws provide that, to the fullest extent permitted by law, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Certificate of Incorporation or bylaws or the securities, antifraud, unfair trade practices or similar laws of any international, national, state, provincial, territorial, local or other governmental or regulatory authority, including, in each case, the applicable rules and regulations promulgated thereunder, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a federal or state court located in the state of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed, to the fullest extent permitted by law, to have notice of and consented to these exclusive forum provisions and to have irrevocably submitted to, and waived any objection to, the exclusive jurisdiction of such courts in connection with any such action or proceeding and consented to process being served in any such action or proceeding, without limitation, by United States mail addressed to the stockholder at the stockholder’s address as it appears on the records of the Company, with postage thereon prepaid.

Item 12. Indemnification of Directors and Officers

[Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors, and any corporate agents in terms sufficiently broad to indemnify such person under certain circumstances for liabilities, including reimbursement for expenses, incurred arising under the Securities Act. Our Certificate of Incorporation and Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent authorized or permitted by law and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Company and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Company is not obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board. The right to indemnification conferred includes the right to be paid by the Company the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

So long as we are regulated under the Investment Company Act, the above indemnification is limited by the Investment Company Act or by any valid rule, regulation or order of the SEC thereunder. The Investment Company Act provides, among other things, that a company may not indemnify any director or officer against liability to it or its security holders to which he or she might otherwise be subject by reason of his or her willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office unless a determination is made by final decision of a court, by vote of a majority of a quorum of directors who are disinterested, non-party directors or by independent legal counsel that the liability for which indemnification is sought did not arise out of the foregoing conduct.

In addition, the Company intends to enter into indemnification agreements with its directors and officers that will provide for a contractual right to indemnification to the fullest extent permitted by the Delaware General Corporation Law. A form of the indemnification agreement has been filed as an Exhibit to this Registration Statement.

The Company may, to the extent authorized from time to time by the Board, provide rights to indemnification and to the advancement of expenses to employees and agents of the Company similar to those conferred to directors and officers of the Company. The rights to indemnification and to the advance of expenses are subject to the requirements of the Investment Company Act to the extent applicable. Any repeal or modification of our Certificate of Incorporation by the stockholders of the Company will not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Company existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

Under the Investment Management Agreement, the Company may, to the extent permitted by applicable law, in the discretion of the Board, indemnify Muzinich and certain of its affiliates, as described under “Item 1(c). Description of Business—General—Investment Management Agreement; Administration Agreement.”]

Item 13. Financial Statements and Supplementary Data

We set forth below a list of our audited financial statements included in this Registration Statement.

Statement	Page

Index to Financial Statements	[ ]
Report of Independent Registered Public Accounting Firm	[ ]
Balance Sheet as of [ ]	[ ]
Notes to Balance Sheet	[ ]

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

[There are not and have not been any disagreements between the Company and its accountant on any matter of accounting principles, practices, or financial statement disclosure.]

Item 15. Financial Statements and Exhibits.

(a)	List separately all financial statements filed

The financial statements included in this Registration Statement are listed in Item 13 and commence on page [  ].

(b)	Exhibits

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Muzinich Capital, Inc.

	By:	/s/ Kurt Alfrey
	Name:	Kurt Alfrey
	Title:	Vice President and Secretary
Date: December 29 , 2015